Exhibit 10.1

THIRD AMENDED AND RESTATED

BUSINESS LOAN AND SECURITY AGREEMENT

dated as of March 14, 2012

by and among

ICF INTERNATIONAL, INC.,

ICF CONSULTING GROUP, INC. and other

“Borrower” parties hereto from time to time, as Borrowers,

CITIZENS BANK OF PENNSYLVANIA,

and certain other “Lender” parties hereto from time to time, as Lenders,

CITIZENS BANK OF PENNSYLVANIA,

as Administrative Agent

PNC BANK, NATIONAL ASSOCIATION

as Syndication Agent

and

RBS CITIZENS, N.A. and PNC CAPITAL MARKETS LLC,

as Joint Lead Arrangers and Joint Book Running Managers

Section 5.17	Leases and Real Property	39
Section 5.18	Labor Relations	39
Section 5.19	Assignment of Contracts	40
Section 5.20	Contribution Agreement	40
Section 5.21	Registered Names	40
Section 5.22	Ownership of the Loan Parties	40
Section 5.23	Solvency	40
Section 5.24	Foreign Assets Control Regulations, Etc.	40
Section 5.25	Federal Reserve Regulations	40
Section 5.26	Commercial Tort Claims	40
Section 5.27	Letter of Credit Rights	41
Section 5.28	Intercompany Debt	41
Section 5.29	Survival of Representations and Warranties	41
ARTICLE 6	AFFIRMATIVE COVENANTS	41
Section 6.1	Payment of Loan Obligations	41
Section 6.2	Payment of Taxes	41
Section 6.3	Delivery of Financial and Other Statements	41
Section 6.4	Maintenance of Records; Review by the Administrative Agent	42
Section 6.5	Maintenance of Insurance Coverage	42
Section 6.6	Maintenance of Property/Collateral; Performance of Contracts	42
Section 6.7	Maintenance of Existence	43
Section 6.8	Maintenance of Certain Deposit Accounts with the Administrative Agent	43
Section 6.9	Maintenance of Management	43
Section 6.10	Disclosure of Defaults, Etc.	43
Section 6.11	Security Perfection; Assignment of Claims Act; Payment of Costs	44
Section 6.12	Defense of Title to Collateral	44
Section 6.13	Compliance with Law	44
Section 6.14	Other Collateral Covenants	45
Section 6.15	Financial Covenants of the Borrowers	46
Section 6.16	[Reserved]	46
Section 6.17	Landlord Waivers; Subordination	46
Section 6.18	Substitute Notes	46
ARTICLE 7	NEGATIVE COVENANTS	47
Section 7.1	Change of Control; Disposition of Assets; Merger	47
Section 7.2	Margin Stocks	49
Section 7.3	Change of Operations	49
Section 7.4	Judgments; Attachments	49
Section 7.5	Fiscal Year; Accounting Method	49
Section 7.6	Material Adverse Effect	49
Section 7.7	Indebtedness; Granting of Security Interests	49
Section 7.8	Dividends; Loans; Advances; Investments and Similar Events	50
Section 7.9	Sale and Leaseback	52
Section 7.10	[Reserved]	52
Section 7.11	Lockbox Deposits	52
Section 7.12	[Reserved]	52
Section 7.13	[Reserved]	52
Section 7.14	Anti-Terrorism Laws	52
ARTICLE 8	COLLATERAL ACCOUNT	52
ARTICLE 9	DEFAULT AND REMEDIES	53
Section 9.1	Events of Default	53
Section 9.2	Remedies	55
ARTICLE 10	THE ADMINISTRATIVE AGENT; AGENCY	56
Section 10.1	Appointment	57
Section 10.2	General Nature of Administrative Agent’s Duties	56
Section 10.3	Exercise of Powers	57
Section 10.4	General Exculpatory Provisions	58

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EXHIBITS

Exhibit 1	Request for Advance and Certification
Exhibit 1(a)	Request for Swing Line Loan Advance
Exhibit 2	LIBOR Election Form and Certification
Exhibit 3	LIBOR Interest Election Procedure and Requirements
Exhibit 4	[Reserved]
Exhibit 5	Quarterly Covenant Compliance/Non-Default Certificate
Exhibit 6	Form of Joinder Agreement
Exhibit 7	Pricing Grid
Exhibit 8	Form of Assignment and Acceptance Agreement
Exhibit 9	Joinder Waivers, Non-Borrower Affiliates & Foreign Borrower Exclusion Requirements and Procedures
Exhibit 10	Incremental Revolving Facility Assumption Agreement
Exhibit 11	Lender Authorization

SCHEDULES

Schedule A	Borrowers
Schedule A-1	Foreign Borrowers
Schedule A-2	Non-Borrower Affiliates
Schedule B	Permitted Foreign Bank Accounts

Schedule 1	Lender Commitments/Percentages
Schedule 2	Principal Places of Business/Books and Records Location(s)
Schedule 5.2	Conflicts
Schedule 5.3	Financial Statements
Schedule 5.6(a)	Government Contracts Constituting Material Contracts
Schedule 5.6(b)	Government Contract Compliance with Regulatory Requirements; Government Contract Defaults
Schedule 5.6(d)	Government Contract Terminations for Default
Schedule 5.6(e)	Government Contract Suspensions, Debarments, Etc.
Schedule 5.6(f)	Government Contract Investigations, Audits, Etc.
Schedule 5.9	Litigation and Proceedings
Schedule 5.11	Primary U.S. Business Locations
Schedule 5.13(a)	Under Funded Pension Plans
Schedule 5.13(b)	Non-Exempt ERISA Transactions
Schedule 5.13(c)	Terminated Pension Plans
Schedule 5.15(a)	Intellectual Property
Schedule 5.15(b)	Intellectual Property Royalty Payments
Schedule 5.18	Labor Agreements
Schedule 5.22	Minority Shareholders
Schedule 5.26	Commercial Tort Claims
Schedule 5.27	Letter of Credit Rights
Schedule 5.28	Intercompany Debt
Schedule 7.7(a)	Existing Unsecured Indebtedness
Schedule 7.7(b)	Liens Securing Existing Indebtedness
Schedule 7.8(c)	Existing Loans, Advances and/or Investments (including those to non-Borrower Affiliates and Foreign Borrowers)

THIRD AMENDED AND RESTATED BUSINESS LOAN AND SECURITY AGREEMENT

THIS THIRD AMENDED AND RESTATED BUSINESS LOAN AND SECURITY AGREEMENT is executed as of March 14, 2012, and is by and among (i) CITIZENS BANK OF PENNSYLVANIA, a Pennsylvania state chartered bank, acting in the capacity of a Lender, the Swing Line Lender and as the Administrative Agent for the Lenders; (ii) certain other “Lender” parties to this Third Amended and Restated Business Loan and Security Agreement from time to time; (iii) ICF INTERNATIONAL, INC., a Delaware corporation, ICF CONSULTING GROUP, INC., a Delaware corporation and certain other “Borrower” parties to this Third Amended and Restated Business Loan and Security Agreement from time to time; and (iv) RBS CITIZENS, N.A. and PNC CAPITAL MARKETS LLC, acting in the capacity of joint lead arrangers and joint book running managers.

W I T N E S S E T H  T H A T:

WHEREAS, pursuant to a certain Second Amended and Restated Business Loan and Security Agreement dated as of February 20, 2008 (as heretofore amended, modified or restated from time to time, the “Existing Loan Agreement”) by and among certain of the Borrowers, the Administrative Agent and certain of the Lenders, certain of the Borrowers obtained loans and certain other financial accommodations (collectively, the “Existing Loan”) from certain of the Lenders in the aggregate maximum principal amount of Two Hundred Seventy-five Million and No/100 Dollars ($275,000,000.00); and

WHEREAS, the Borrowers, the Administrative Agent and the Lenders have agreed to amend and restate the Existing Loan Agreement, in its entirety, to, among other things, increase the maximum aggregate principal amount of the Existing Loan from Two Hundred Seventy-five Million and No/100 Dollars ($275,000,000.00) to Four Hundred Million and No/100 ($400,000,000.00), which amount is subject to further increases as provided herein, as hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, represent and warrant as follows:

CERTAIN DEFINITIONS

For the purposes of this Third Amended and Restated Business Loan and Security Agreement, the terms set forth below shall have the following definitions:

“Account Debtor” shall mean any Person who is indebted to one (1) or more of the Borrowers for the payment of any Receivable.

“Accounts” shall have the meaning attributed to such term by the UCC, and shall include any and all of the following, whether now or hereafter existing: (a) all accounts receivable, other receivables, book debts and other forms of obligations (including any such obligations that may be characterized as an account or contract right under the UCC, but excluding forms of obligations evidenced by Chattel Paper, or Instruments), (b) all rights in, to and under all purchase orders or receipts for goods or services, (c) all rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered in connection with any other transaction (whether or not yet earned by performance), (e) all “health care insurance receivables”, as such term is defined in the UCC and (f) all collateral security of any kind, given by any Person with respect to any of the foregoing.

“ADA” shall have the meaning attributed to such term in Section 5.14(a) of this Agreement.

“Additional Base Rate Interest Margin” shall have the meaning attributed to such term in Section 1.4(b) of this Agreement and in Exhibit 7 attached to this Agreement.

“Additional Equity Stock” shall mean the shares of either treasury stock or newly issued preferred stock, common stock or other equity interests (including options, warrants or rights to purchase) of any Loan Party issued to any Person on or after the Restatement Date.

“Additional Libor Interest Margin” shall have the meaning attributed to such term in Section 1.4(b) of this Agreement and in Exhibit 7 attached to this Agreement.

“Administrative Agent” shall mean Citizens Bank or any of its affiliates, acting in its capacity as administrative agent for the Lenders, or any successor administrative agent appointed pursuant to Section 10.10 of this Agreement.

“Administrative Agent’s Commitment” shall have the meaning attributed to such term in Section 10.8(b) of this Agreement.

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person, or which owns, directly or indirectly, five percent (5%) or more of the outstanding equity interests of any Person.

“Affirmative Covenant” shall mean any affirmative or similar covenant made by the Borrowers set forth in this Agreement or in any other Loan Document.

“Agreement” or “Loan Agreement” shall mean this Third Amended and Restated Business Loan and Security Agreement, together with the schedules and exhibits attached hereto and any and all amendments or modifications of this Third Amended and Restated Business Loan and Security Agreement or the schedules and exhibits attached hereto.

“Alternative Currency” means Euro, Sterling (the lawful currency of the United Kingdom) and each other currency (other than Dollars) that is approved in accordance with The Interpretive Provisions Section of this Agreement.

“Americans with Disabilities Act” shall have the meaning attributed to such term in Section 5.14(a) of this Agreement.

“Anti-Terrorism Law” shall mean any Applicable Law related to money laundering or financing terrorism, including without limitation, the Patriot Act, the Bank Secrecy Act and the Trading with the Enemy Act.

“Applicable Interest Rate” shall mean, as applicable and as of any particular date of determination, (a) the LIBOR Lending Rate, plus the applicable Additional Libor Interest Margin, (b) the Base Rate, plus the applicable Additional Base Rate Interest Margin or (c) the Swing Line Rate, plus the applicable Additional Libor Interest Margin, as more particularly set forth in Section 1.4 of this Agreement and in Exhibit 7 attached to this Agreement. However, if at any time, the interest rate payable pursuant to this Agreement shall exceed the maximum rate of interest that may be charged under Applicable Law, then such interest rate payable hereunder shall equal the maximum rate of interest that may be charged under Applicable Law.

“Applicable Laws” shall mean any and all federal, state or local laws, ordinances, statutes, rules or regulations to which any Loan Party or the property of any Loan Party is subject, whether domestic or international.

“Approved ESOP” shall have the meaning attributed to such term in Section 7.1(b) of this Agreement.

“Approved ESPP” shall have the meaning attributed to such term in Section 7.1(b) of this Agreement.

“Bank Secrecy Act” shall mean The Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), as amended.

“Base Rate” shall mean the highest of the (a) Federal Funds Rate, plus one-half of one percent (0.50%), (b) Prime Rate, or (c) the sum of the LIBOR Lending Rate, plus one percent (1%).

“Blocked Person” shall mean any Person that (i) is described in Section 1 of the Anti-Terrorism Order (Executive Order No. 13224), (ii) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the Office of Foreign Assets Control of the US Department of the Treasury (“OFAC”), (iii) resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo programs and/or (iv) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act (50 U.S.C. Sections 1701 et seq.), as amended, the Trading With the Enemy Act or any other Applicable Law.

“Board” shall mean the Board of Governors of the Federal Reserve System.

“Borrower” and “Borrowers” shall mean, individually or collectively, as the context may require, one or more of the following entities: the Parent Company, the Primary Operating Company, the entities listed on Schedule A and Schedule A-1 attached to this Agreement, and each other entity which, as of any date of determination, is a “Borrower” party to this Agreement and/or the other Loan Documents.

“Business Day” shall mean (a) any day which is neither a Saturday or Sunday nor a legal holiday or a day on which commercial banks are authorized or required to be closed in the Commonwealth of Virginia or New York City; (b) when such term is used to describe a day on which a borrowing, payment, prepaying, or repaying is to be made in respect of any LIBOR Rate Loan, any day which is: (i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City, and (ii) a London Banking Day; and (c) when such term is used to describe a day on which an interest rate determination is to be made in respect of any LIBOR Rate Loan, any day which is a London Banking Day.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.).

“Change of Control” means an event or series of events by which: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) or more of the equity securities of any Loan Party entitled to vote for members of the board of directors or equivalent governing body of such Loan Party on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); (b) during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Loan Party cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); (c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of any Loan Party, or control over the equity securities of any Loan Party entitled to vote for members of the board of directors or equivalent governing body of such Loan Party on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing thirty-five percent (35%) or more of the combined voting power of such securities; or (d) the Parent Company shall cease to own and hold, legally and beneficially, one hundred percent (100%) of all of the issued and outstanding capital stock of the Primary Operating Company (other than as a result of an Approved ESOP or Approved ESPP).

“Chattel Paper” shall have the meaning attributed to such term by the UCC, and shall include “electronic chattel paper” and “tangible chattel paper”, as such terms are defined in the UCC, whether now or hereafter existing.

“Citizens Bank” shall mean Citizens Bank of Pennsylvania, a Pennsylvania state chartered bank, acting individually, together with its successors and assigns.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall have the meaning attributed to such term in Section 3.1 of this Agreement.

“Collateral Account” shall have the meaning attributed to such term in Article 8 of this Agreement.

“Commercial Contract” shall mean any written contract to which a Borrower is a party (other than a Government Contract or Government Subcontract) which gives rise or may give rise to Receivables.

“Commercial Tort Claims” shall have the meaning attributed to such term by the UCC, and shall include any and all claims now existing or hereafter arising in tort with respect to which (a) the claimant is an organization, or (b) the claimant is an individual and the claim (i) arose in the course of the claimant’s business or profession, and (ii) does not include damages arising out of personal injury to or death of any individual.

“Commitment Amount” shall mean Four Hundred Million and No/100 Dollars ($400,000,000.00); provided, however, that for purposes of making any calculation under this Agreement, the term “Commitment Amount” shall mean, as of any date of determination, an amount equal to the sum of the Revolving Commitment Amount, plus the aggregate amount of all Incremental Revolving Facility Commitments established prior to and remaining in effect as of such date of determination.

“Contribution Agreement” shall mean that certain Third Amended and Restated Contribution Agreement of even date herewith, by and among the Borrowers, and delivered by the Borrowers to the Administrative Agent prior to or simultaneously with their execution and delivery of this Agreement or a Joinder Agreement (as the case may be), together with any and all Administrative Agent-approved amendments and modifications thereof.

“Controlled Foreign Corporation(s)” shall mean, individually or collectively (as the context may require), any and all of the Foreign Borrowers designated as such on Schedule A-1 attached to this Agreement, together with any other Foreign Borrower designated as such by the Borrowers from time to time upon written notice thereof provided by the Borrowers to the Administrative Agent.

“Defaulting Lender” shall mean any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three (3) Business Days of the date required to be funded by it hereunder, other than with respect to a good faith dispute as to whether a condition precedent therefor has been satisfied; (b) has notified the Borrowers and the Administrative Agent that it does not intend or expect to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, other than with respect to a good faith dispute as to whether a condition precedent therefor has been satisfied; (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, other than with respect to a good faith dispute as to whether a condition precedent therefor has been satisfied; or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Applicable Law for the relief of debtors, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority.

“Default Rate” shall mean, as of any date of determination, a per annum interest rate equal to the sum of the Applicable Interest Rate, plus two percent (2.00%).

“Defense Contract Audit Agency” shall have the meaning attributed to such term in Section 5.6(f) of this Agreement.

“Deposit Accounts” shall have the meaning attributed to such term by the UCC, and shall include any and all demand, time, savings, passbook or similar account(s) from time to time established and maintained with a bank.

“Documents” shall have the meaning attributed to such term by the UCC, and shall include any and all documents of any type and nature, whether now or hereafter existing.

“Dollar”, “Dollars” and “$” shall mean the lawful money of the United States, and as the context may require in accordance with this Agreement, shall also mean the Dollar Equivalent of any Alternative Currency.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in U.S. Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the LC Issuer, as the case may be, at such time on the basis of the Spot Rates (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“e-mail” shall have the meaning attributed to such term in Section 12.3 of this Agreement.

“EBITDA” shall mean, with respect to the Loan Parties for any period of determination, the sum of Net Income, plus Interest Expense, plus federal, state and local income taxes, plus depreciation expense, plus amortization expense, plus any and all Administrative Agent-approved non-cash, non-recurring charges against income, plus any and all non-cash charges related to stock and stock-option compensation, minus any non-cash gain (to the extent included in determining net income), plus Administrative Agent-approved transaction expenses incurred by any Borrower during such period, and plus net loss from Hedging Obligations, all as determined on a consolidated basis in accordance with GAAP. Additionally, EBITDA shall be adjusted on a pro forma basis, in a manner reasonably acceptable to the Administrative Agent, to include, as of the first day of any applicable period, any acquisitions and dispositions of assets permitted hereunder or pursuant hereto, including, without limitation, adjustments reflecting any and all non-recurring costs and extraordinary expenses of any such permitted acquisitions and asset dispositions consummated during such period, calculated on a basis consistent with GAAP and Regulations S-X of the SEC Act, or as approved by the Administrative Agent.

“Electronic Transfer Act” shall have the meaning attributed to such term in Section 12.24(f) of this Agreement.

“Eligible Assignee” shall mean any Lender, an Affiliate of any Lender, a Federal Reserve Bank or any other “Qualified Institutional Buyer”, as such term is defined under Rule 144(A), promulgated under the Securities Act of 1933, as amended.

“Equalization Payments” shall have the meaning attributed to such term in Section 10.13(a) of this Agreement.

“Equipment” shall have the meaning attributed to such term by the UCC, and shall include any and all of the following, whether now or hereafter existing: machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“ERISA” shall have the meaning attributed to such term in Section 5.13(a) of this Agreement.

“ERISA Affiliate” shall mean with respect to any Borrower, any Person which, together with such Borrower, is under common control, constitutes a member of such Borrower’s controlled group, constitutes a member of such Borrower’s affiliated service group and/or is otherwise required to be treated as a single employer with such Borrower pursuant to Sections 4001(a)(14) and/or (b) of ERISA and/or Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended.

“Event of Default” shall have the meaning attributed to such term in Section 9.1 of this Agreement.

“Existing Loan” shall have the meaning attributed to such term in the recitals to this Agreement.

“Existing Loan Agreement” shall have the meaning attributed to such term in the recitals to this Agreement.

“Euro” means the lawful currency of the participating member states introduced in accordance with the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Facility” or “Facilities” shall mean the Revolving Facility and/or the Swing Line Facility, individually or collectively, as the context may require.

“FAR” shall have the meaning attributed to such term in Section 5.6(b) of this Agreement.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upward to the nearest 1/8 of 1%) determined by the Administrative Agent to be the rate per annum announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal Funds transactions arranged by Federal Funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Rate for the last day on which such rate was announced.

“Financial Product Provider” shall mean any Lender party to this Agreement or an Affiliate thereof (or any Person that was a Lender or an Affiliate of a Lender at the time such obligation was incurred or such agreement was entered into) who, as of any applicable date of determination, is owed Permitted Financial Product Obligations.

“Fiscal Quarter” shall mean any quarterly period designated by the Borrowers as a fiscal quarter for financial accounting purposes.

“Fiscal Year” shall mean any annual period designated by the Borrowers as a fiscal year for financial accounting purposes.

“Fixed Charge Coverage Ratio” shall have the meaning attributed to such term in Section 6.15(a) of this Agreement.

“Foreign Borrower” and “Foreign Borrowers” shall mean, as of any date of determination and individually or collectively (as the context may require), each and all of the Borrowers listed on Schedule A-1 attached to this Agreement, and any other Borrower not incorporated, formed or organized within the United States.

“GAAP” shall mean generally accepted accounting principles in effect in the United States of America set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“General Intangibles” shall have the meaning attributed to such term by the UCC, and shall include any and all of the following, whether now or hereafter existing: all right, title and interest in, to or under any contract, all “payment intangibles”, as such term is defined by the UCC, customer lists, licenses, copyrights, trademarks, patents, and all applications therefor and reissues, extensions or renewals thereof, rights in intellectual property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any trademark or trademark license), all rights and claims in, to or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged stock and investment property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents.

“GHK” shall mean GHK Holdings Ltd., a company organized under the laws of the United Kingdom.

“GHK Consent Letter” shall mean that certain consent letter dated December 12, 2011 issued by the Administrative Agent, acting at the direction of the Required Lenders, to the Borrowers, pursuant to which the Required Lenders consented to the acquisition by ICF Consulting Limited of one hundred percent (100%) of the issued and outstanding capital stock of GHK, subject to the terms and conditions set forth therein.

“Goods” shall have the meaning attributed to such term by the UCC, and shall include any and all Goods whether now or hereafter existing.

“Government” shall mean the United States government, any state government, any local government, any department, instrumentality or any agency of the United States government, any state government or any local government.

“Government Contract” and “Government Contracts” shall mean, individually or collectively as the context may require, (i) written contracts between any Borrower and the Government; and (ii) written subcontracts between any Borrower and a Prime Contractor who is providing goods or services to the Government pursuant to a written contract with the Government (a “Government Subcontract”), provided that the subcontract relates only to goods or services being provided to the Government pursuant to the Government Subcontract.

“Government Contract Assignments” shall have the meaning attributed to such term in Section 6.11 of this Agreement.

“Government Subcontract” shall have the meaning attributed to such term under the definition of “Government Contract”.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances, pollutants or contaminants as defined in CERCLA, HMTA, RCRA or any other applicable environmental law, rule, order or regulation.

“Hazardous Wastes” shall mean, without limitation, all waste materials subject to regulation under CERCLA, RCRA or analogous state law, and/or any other applicable Federal and/or state law now in force or hereafter enacted relating to hazardous waste treatment or disposal.

“Hedging Contracts” shall mean interest rate swap agreements (as defined in 11 U.S.C. Section 101), interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between any Borrower and the Administrative Agent or a Lender from time to time and designed to protect such Borrower against fluctuations in interest rates or currency exchange rates.

“Hedging Obligations” shall mean all present and future liabilities, repayment obligations and other obligations of any and all of the Borrowers to the Administrative Agent or a Lender under Hedging Contracts.

“HMTA” shall mean the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801 et seq.).

“ICF China” shall mean ICF Consulting (Beijing) Company, Ltd., a corporation organized under the laws of China.

“ICF India” shall mean ICF Consulting India Private, Ltd., a corporation organized under the laws of India and a wholly owned Subsidiary of the Primary Operating Company.

“Incremental Revolving Facility Assumption Agreement” shall mean an Incremental Revolving Facility Assumption Agreement in the form and substance attached as Exhibit 10 to this Agreement.

“Incremental Revolving Facility Commitment” shall mean the commitment of any Lender, established pursuant to Section 1.8 of this Agreement, to make additional Revolving Loans available to the Borrowers.

“Incremental Revolving Facility Commitment Amount” shall mean, as of any date of determination, (a) with respect to any Incremental Revolving Facility Lender, the aggregate maximum amount of all Incremental Revolving Facility Commitments of such Incremental Revolving Facility Lender then in effect, and (b) with respect to all Incremental Revolving Facility Lenders, the aggregate maximum amount of all Incremental Revolving Facility Commitments of such Incremental Revolving Facility Lenders then in effect.

“Incremental Revolving Facility Lender” shall mean, as of any date of determination, a Lender with an Incremental Revolving Facility Commitment then in effect.

“Incremental Revolving Facility Upfront Fee” shall have the meaning attributed to such term in Section 1.7(a) of this Agreement.

“Indebtedness” shall mean, without duplication, and as of the date on which Indebtedness is to be determined, (a) all obligations of the Loan Parties in respect of money borrowed; (b) all obligations of the Loan Parties (other than trade debt incurred in the ordinary course of the Loan Parties’ business), whether or not for borrowed money, (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) Capital Lease Obligations of the Loan Parties; (d) all obligations of the Loan Parties to purchase, redeem, retire, defease or otherwise make any payment in respect of any mandatorily redeemable stock issued by the Loan Parties, valued at the greater of such stock’s voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (e) the Loan Parties’ pro rata share of the Indebtedness of any unconsolidated Affiliate of the Loan Parties (including Indebtedness of any partnership or joint venture in which a Loan Party is a general partner or joint venturer to the extent of such Loan Parties pro rata share of the ownership of such partnership or joint venture); (f) all obligations of the Loan Parties with respect to guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any other Person or otherwise to assure a creditor against loss; (g) reimbursement obligations in connection with letters of credit issued for the benefit of a Loan Party; (h) all obligations of the Loan Parties under any foreign exchange contract, currency swap or other similar agreements or arrangements designed to protect that Person against fluctuations in currency values; and (i) the Obligations. Unless otherwise specified hereinabove, “Indebtedness” shall not include the obligation of a Loan Party to make payments after the closing of an acquisition or merger that are based on financial or performance metrics of the acquisition or merger target or for consulting, noncompetition or nonsolicitation agreements, unless required to be reflected as a liability of the such Loan Party on such Loan Parties’ balance sheet in accordance with GAAP.

“Instrument” shall have the meaning attributed to such term by the UCC, and shall include any and all of the following, whether now or hereafter existing: all certificates of deposit, and all “promissory notes”, as such term is defined by the UCC, and other evidences of indebtedness (other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper).

“Interest Expense” shall mean, as of the date of any determination, the Loan Parties’ aggregate cash interest expense for borrowed money (including, without limitation, premiums and interest expense arising from or relating to Hedging Contracts and original issue discounts), plus the amount of all other interest due (whether paid or not paid) on any Indebtedness of each Loan Party for the applicable measurement period, all as determined on a consolidated basis in accordance with GAAP.

“Interest Payment Date” shall mean, relative to any LIBOR Rate Loan having an Interest Period of three (3) months or less, the last Business Day of such Interest Period, and as to any LIBOR Rate Loan having an Interest Period longer than three (3) months, each Business Day which is three (3) months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

“Interest Period” shall mean, relative to any LIBOR Rate Loans (other than Swing Line Loans), (a) initially, the period beginning on (and including) the date on which such LIBOR Rate Loan is made or continued as, or converted into, a LIBOR Rate Loan pursuant to this Agreement (including, without limitation, Exhibit 3 attached to this Agreement) and ending on (but excluding) the day which numerically corresponds to such date one (1), three (3), or six (6) months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as the Borrower may select in its notice pursuant to this Agreement (including, without limitation, Exhibit 3 attached to this Agreement); and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Rate Loan and ending one (1), three (3) or six (6) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three (3) Business Days prior to the last day of the then current Interest Period with respect thereto.

“Inventory” shall have the meaning attributed to such term by the UCC, and shall include any and all of the following, whether now or hereafter existing: all inventory, merchandise, goods and other personal property for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment Property” shall have the meaning attributed to such term by the UCC, and shall include any and all of the following, whether now or hereafter existing: (a) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, United States Treasury obligations, certificates of deposit, and mutual fund shares; (b) all Security Entitlements, including the rights to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (c) all securities accounts; (d) all commodity contracts; and (e) all commodity accounts.

“Joinder Agreement” shall have the meaning attributed to such term in Section 1.10 of this Agreement.

“Jones & Stokes Joint Venture Entities” shall mean any or all of the following entities of which ICF Jones & Stokes Associates, Inc. is a member: (i) ICF Bayview Transportation Consultants, LLC, (ii) HDR/Jester Seattle Joint Venture, (iii) Irvington Partners JV, LLC and (iv) JSR Venture, LLC.

“LC Issuer” shall mean, for any Letter of Credit issued for the benefit of a Person situated in the United States, Citizens Bank, and for any other Letter of Credit, either Citizens Bank and/or HSBC Bank USA, N.A. (as applicable).

“Lead Arranger” shall mean RBS Citizens, N.A. and PNC Capital Markets LLC, as joint lead arrangers and joint book running managers.

“Lender” and “Lenders” shall mean, respectively, each and all of the entities which, as of any date of determination, qualify as an Eligible Assignee and have (a) extended credit or agreed to extend credit to the Borrowers pursuant to this Agreement, and/or (b) agreed in writing to be bound by the terms and provisions of this Agreement. With respect to any security interest granted by any Borrower to the Administrative Agent for the benefit of the Lenders, the term “Lender” or “Lenders” shall also include any Affiliate of a Lender that is, as of any applicable date of determination, a counterparty with a Borrower under a Hedging Contract.

“Lender Authorization” shall mean a written authorization in the form attached as Exhibit 11 to this Agreement.

“Letter of Credit” and “Letters of Credit” shall mean, respectively, each and all of the standby letters of credit issued pursuant to this Agreement.

“Letter of Credit Application” shall have the meaning attributed to such term in Section 2.1 of this Agreement.

“Letter of Credit Administration Fee” shall have the meaning attributed to such term in Section 2.3 of this Agreement.

“Letter of Credit Exposure” shall mean, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“Letter of Credit Fee” shall have the meaning attributed to such term in Section 2.3 of this Agreement.

“Letter of Credit Rights” shall have the meaning attributed to such term by the UCC, and shall include any and all of the following, whether now or hereafter existing: any right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance, but specifically excludes any right of a beneficiary to demand payment or performance under a letter of credit.

“Leverage Ratio” shall have the meaning attributed to such term in Section 6.15(b) of this Agreement.

“LIBOR” or “LIBOR Rate” shall mean relative to any Interest Period for LIBOR Rate Loans and, subject to the terms and provisions of Exhibit 3 attached to this Agreement, the offered rate for deposits of Dollars in an amount approximately equal to the amount of the requested LIBOR Rate Loan for a term coextensive with the designated Interest Period which the British Bankers’ Association fixes and that is published by Reuters (or by another commercially available source providing quotations of British Bankers’ Association LIBOR as selected by the Administrative Agent from time to time), as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such Interest Period.

“LIBOR Election Form and Certification” shall mean the form attached as Exhibit 2 to this Agreement.

“LIBOR Lending Rate” shall mean, relative to any LIBOR Rate Loan to be made, continued or maintained as, or converted into, a LIBOR Rate Loan for any Interest Period, a rate per annum determined pursuant to the following formula:

LIBOR Lending Rate	=	LIBOR Rate
(1.00 -LIBOR Reserve Percentage)

“LIBOR Rate Loan” shall mean any loan or advance, the rate of interest applicable to which is based upon the LIBOR Rate.

“LIBOR Reserve Percentage” shall mean, relative to any day of any Interest Period for LIBOR Rate Loans, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such Interest Period.

“Loan” and “Loans” shall mean, individually or collectively as the context may require, the loan and loans made by the Lenders to the Borrowers in the aggregate maximum principal amount equal to the Commitment Amount, or so much thereof as shall be advanced or readvanced from time to time, which are represented by the Facilities, and which are evidenced by, bear interest and are payable in accordance with the terms and provisions set forth in this Agreement.

“Loan Document” and “Loan Documents” shall mean, respectively, each and all of this Agreement, the Notes, the Stock Security Agreement, the Membership Interest Assignment, the Mandate/Fee Letter and each other document, instrument, agreement or certificate heretofore, now or hereafter executed and delivered by any Loan Party in connection with the Loan or this Agreement.

“Loan Party” and “Loan Parties” shall mean, individually or collectively as the context may require, the Borrowers (including the Foreign Borrowers), and the Non-Borrower Affiliates.

“London Banking Day” shall mean a day on which dealings in Dollar deposits are transacted in the London interbank market.

“Losses” shall have the meaning attributed to such term in Section 12.20 of this Agreement.

“Mandate/Fee Letter” shall mean that certain mandate/fee letter dated January 20, 2012, from the Administrative Agent to the Primary Operating Company relating to the Loan, including the term sheet and schedules annexed thereto, which shall specifically survive and not be superseded by the execution and delivery of this Agreement.

“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent), financial condition or prospects of the Loan Parties taken as a whole, (b) a material impairment of the ability of any Material Loan Party to perform its obligations under any Loan Document to which it is a party, or (c) a material adverse effect on the rights or remedies of the Administrative Agent or any Lender under any Loan Document or with respect to all or a substantial portion of the Collateral.

“Material Contract” and “Material Contracts” shall mean, as of any date of determination and individually or collectively as the context may require, any or all of the following: (a) any Government Contract or other contract or agreement of any Loan Party, pursuant to which, after giving effect to any and all applicable options, renewals, extensions and other similar rights of such Loan Party to extend the term and/or increase the value of such Government Contract or other contract or agreement, only if and when such right has actually been exercised pursuant to its terms and has been funded or appropriated, such Loan Party would be entitled to receive payments and/or other compensation having an aggregate remaining value in excess of Twenty-five Million and No/100 Dollars ($25,000,000.00), and (b) any Government Contract or other contract or agreement of any Loan Party pursuant to which, after giving effect to any and all applicable funded or appropriated options, renewals, extensions and other similar rights to extend the term and/or increase the value of such Government Contract or other contract or agreement, only if and when such right has actually been exercised pursuant to its terms and has been funded or appropriated, any Loan Party is obligated to make payments or have any other obligation or liability thereunder (direct or contingent) in excess of Twenty-five Million and No/100 Dollars ($25,000,000.00), in the aggregate, or which, as a result of any reasonably anticipated act, event, circumstance or condition arising thereunder, relating thereto or contemplated thereby, could reasonably be expected to have a Material Adverse Effect.

“Material Loan Party” shall mean, as of any date of determination, any Loan Party which owns more than five percent (5%) of the consolidated assets of the Loan Parties, taken as a whole, or generates more than five percent (5%) of the consolidated revenues of the Loan Parties, taken as a whole.

“Maturity Date” shall mean (a) the earlier of March 14, 2017, or the date that all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise, or (b) such other date as may be agreed to by the Administrative Agent, the Lenders and the Borrowers in writing.

“Membership Interest Assignment” shall mean that certain Third Amended and Restated Collateral Assignment of Membership Interests dated as of the Restatement Date, entered into by certain “Borrower” parties thereto in favor of the Administrative Agent for the benefit of the Lenders ratably, as the same may be modified or amended from time to time.

“Negative Covenants” shall mean any negative or similar restrictive covenant made by the Loan Parties set forth in this Agreement or in any other Loan Document.

“Net Income” shall mean with respect to the Loan Parties for any period of determination, the aggregate sum of all Loan Parties’ gross revenues minus total expenses, as determined in accordance with GAAP.

“Non-Borrower Affiliate” and “Non-Borrower Affiliates” shall mean, individually or collectively as the context may require, (a) the entities listed on Schedule A-2 attached to this Agreement, (b) the entities not required to be joined as “Borrower” parties to this Agreement and the other Loan Documents pursuant to Section 1.10(a) of this Agreement, and/or (c) any other entities designated in writing by the Administrative Agent from time to time which need not become a “Borrower” party to this Agreement as of any applicable date of determination, and shall include, without limitation, ICF India, ICF China, the Jones & Stokes Joint Venture Entities and, until legally dissolved or joined as “Borrower” parties pursuant to Section 1.10 (c) of this Agreement, GHK, GHK Consulting Ltd., GHK (Hong Kong) Ltd., GHK International (Canada) Ltd., GHK Development Consultants India Private Ltd., GHK Polska Szoo, GHK International Ltd., C3Mgt & Economic Consulting Ltd., GHK International Inc., GHK Pakistan Ltd., GHK Research & Training Ltd. and Brockman TYM International Ltd.

“Note” and “Notes” shall mean, respectively, each and all of the Revolver Notes, Swing Line Note and other promissory notes executed, issued and delivered pursuant to this Agreement, together with all extensions, renewals, modifications, replacements, increases and substitutions thereof and therefor.

“Obligation” and “Obligations” shall mean, respectively, any and all obligations or liabilities of any Loan Party to any Lender or the Administrative Agent in connection with the Loan or this Agreement, whether now existing or hereafter created or arising, direct or indirect, matured or unmatured, and whether absolute or contingent, joint, several or joint and several, and no matter how the same may be evidenced or shall arise (including, without limitation, any and all Hedging Obligations and/or Hedging Contracts). Without limiting the foregoing, the term “Obligations” shall also include any and all Permitted Financial Product Obligations owing to any Financial Product Provider as of any applicable date of determination.

“Ordinary Course Payments” shall mean (a) transfer pricing payments made directly by a Borrower to any other Loan Party, and (b) payments made directly by a Borrower to any other Loan Party; provided that any such payments are made (i) in the ordinary course of such Borrower’s business, (ii) for products actually delivered or services actually performed, and (iii) pursuant to an “arm’s length” transaction (i.e., a transaction that would otherwise be made with an unrelated and unaffiliated third party).

“O.S.H.A.” shall have the meaning attributed to such term in Section 5.14(a) of this Agreement.

“Parent Company” shall mean ICF International, Inc., a Delaware corporation, and its successors and assigns.

“Participant” shall have the meaning attributed to such term in Section 12.11(e) of this Agreement.

“Patriot Act” shall mean the U.S.A. Patriot Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)), as amended.

“Pension Plan” or “Pension Plans” shall have the meaning attributed to such term in Section 5.13(a) of this Agreement.

“Percentage” shall mean, as of any date of determination and with respect to each Lender, the percentage(s) corresponding to such Lender’s name on Schedule 1 attached to this Agreement in respect of the Revolving Facility Commitment Amount and/or the Swing Line Commitment Amount (as the context may require), as the same may be modified or amended from time to time.

“Permitted Acquisition” shall mean any merger or acquisition which is (a) expressly permitted pursuant to Section 7.1(d)(ii) of this Agreement, or (b) consummated pursuant to and in strict accordance with all of the terms and provisions set forth in any modification or amendment to this Agreement or in a consent letter specifically issued by the Administrative Agent, acting at the direction of the Required Lenders, for such merger or acquisition.

“Permitted Disposition” shall mean (a) transfers of assets from a Loan Party to a Borrower and/or between Borrowers, in each case in which the Administrative Agent continues to have a perfected first priority security interest in and to all such assets constituting Collateral (after giving effect to such transfer), subject, however, to Permitted Liens, (b) subleasing of any premises which is not necessary for a Borrower’s business operations, (c) dispositions in the ordinary course of business and at fair market value of (i) obsolete or worn out property, whether now owned or hereafter acquired, or (ii) inventory, (d) dispositions in the ordinary course of business and at fair market value of equipment or real property, (e) dispositions in the ordinary course of business in the form of non-exclusive licenses of intellectual property rights for terms not exceeding five (5) years, (f) dispositions of Government Contracts that are required by law or by any Government authority or agency to be sold as a result of an organizational conflict of interest, (g) any disposition expressly permitted pursuant to Section 7.1 of this Agreement, and (h) any other asset dispositions (including, without limitation, any sale, lease, transfer or assignment of capital stock or other equity interests) to non-Borrowers, provided that the fair market value of any and all such other asset dispositions does not exceed Five Million and No/100 Dollars ($5,000,000.00), in the aggregate, during any twelve (12) consecutive month period.

“Permitted Financial Product Obligations” shall mean, as of any applicable date of determination, any and all debts, liabilities and obligations owing by any and all Loan Parties to any and all Financial Product Providers in connection with any and all cash management services, credit card facilities (including, without limitation, the P-Card Program provided by PNC Bank, National Association) or other bank products in an aggregate amount not to exceed Ten Million and No/100 Dollars ($10,000,000.00) outstanding at any time; it being understood and agreed that (i) Hedging Obligations owing to the Administrative Agent or any Lender, (ii) ACH exposure owing to the Administrative Agent or any Lender, and (iii) debts, liabilities and obligations with respect to cash management services provided by the Administrative Agent, shall not be included in the foregoing calculation.

“Permitted Foreign Bank Accounts” shall mean any and all of the bank accounts described on Schedule B attached to this Agreement, together with any and all other foreign bank accounts from time to time designated by the Borrowers to the Administrative Agent in writing pursuant to Section 6.3(b) of this Agreement; provided that each such bank account (a) has been established by and in the name of a Loan Party, (b) is located outside of the United States of America, (c) is used solely for the collection of Receivables, payment of Ordinary Course Payments and other general operating purposes, (d) is not subject to any lien, claim, charge or encumbrance (other than (i) the security interests granted to the Administrative Agent under this Agreement or any other Loan Document, and (ii) normal and customary rights of set off or similar rights (of the financial institution maintaining such account), but only if such rights may be exercised solely for past due fees, charges and expenses arising from the general administration of such bank account, (e) if required by the Administrative Agent, is subject to a control agreement or blocked account agreement, in form and substance reasonably satisfactory to the Administrative Agent, and (f) if not subject to a control agreement or blocked account agreement, in form and substance reasonably satisfactory to the Administrative Agent, does not, for thirty (30) or more consecutive days, contain funds and/or other items of value which, in the aggregate, exceed the Dollar Equivalent of Fifteen Million and No/100 Dollars ($15,000,000.00) as of any applicable date of determination; it being understood and agreed, however, that the amount of funds held in a depository account maintained by any Lender shall not be included in any calculation of the foregoing amount.

“Permitted Investments” shall mean: (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one (1) year from the date of acquisition thereof; (b) commercial paper having the highest rating, at the time of acquisition thereof, of Standard and Poor’s or Moody’s Investors Services, Inc. and in either case maturing within six (6) months from the date of acquisition thereof; (c) certificates of deposit, bankers’ acceptances and time deposits maturing within one hundred eighty (180) days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than Five Hundred Million and No/100 Dollars ($500,000,000.00); (d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; (e) mutual funds investing solely in any one or more of the Permitted Investments described in clauses (a) through (d) above; and (f) other short term liquid investments approved in writing by the Administrative Agent from time to time.

“Permitted Liens” shall mean, with respect to any Loan Party: (a) liens for taxes (other than liens imposed under ERISA) not yet due and payable or which are being contested in good faith and by appropriate proceedings, which (i) such Loan Party has the financial ability to pay, including penalties and interest, and (ii) the non-payment thereof will not result in the execution of any such tax lien or otherwise jeopardize the interests of the Administrative Agent and/or the Lenders in, on or to any Collateral; (b) deposits or pledges to secure obligations under workers’ compensation, social security or similar laws, incurred in the ordinary course of business (other than liens imposed under ERISA); (c) liens securing secured indebtedness of the Loan Parties, but only to the extent and Dollar amount such secured indebtedness is permitted pursuant to Section 7.7(a) of this Agreement; (d) cash deposits pledged to secure the performance of bids, tenders, contracts (other than Indebtedness), leases, statutory obligations, surety and appeal bonds and other obligations of like nature made in the ordinary course of business; (e) mechanics’, workmen’s, repairmen’s, warehousemen’s, vendors’, lessors’ or carriers’ liens or other similar liens; provided that such liens arise in the ordinary course of the Loan Party’s business and secure sums which are not past due for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person, or which are separately secured by cash deposits or pledges in an amount adequate to obtain the release of such liens; (f) except as otherwise provided in this Agreement, statutory or contractual landlord’s liens on the Loan Party’s tangible personal property located in such Loan Party’s demised premises; (g) zoning or other similar and customary land use restrictions, which do not materially impair the use or value of any Collateral or property of any Loan Party; (h) judgment liens which are not prohibited by Section 7.4 of this Agreement; (i) liens in favor of the Administrative Agent and/or any Lender with respect to the Loan Documents; and (j) liens existing as of the Restatement Date listed on Schedule 7.7(b) attached to this Agreement.

“Person” shall mean an individual, partnership, corporation, trust, limited liability company, limited liability partnership, unincorporated association or organization, joint venture or any other entity.

“Primary Operating Company” shall mean ICF Consulting Group, Inc., a Delaware corporation.

“Prime Contractor” shall mean any Person (other than a Loan Party) which is a party to any Government Subcontract.

“Prime Rate” shall mean the rate of interest from time to time established and publicly announced by Citizens Bank as its prime rate, in Citizens Bank’s sole discretion, which rate of interest may be greater or less than other interest rates charged by Citizens Bank to other borrowers and is not solely based or dependent upon the interest rate which Citizens Bank may charge any particular borrower or class of borrowers.

“Proceeds” shall have the meaning attributed to that term by the UCC or under other Applicable Law, and, in any event, shall include, but shall not be limited to, any and all of the following, whether now owned or hereafter acquired: (a) any and all proceeds of, or amounts (in any form whatsoever, whether cash, securities, property or other assets) received under or with respect to, any insurance, indemnity, warranty or guaranty payable from time to time, and claims for insurance, indemnity, warranty or guaranty effected or held with respect to any of the Collateral, (b) any and all payments (in any form whatsoever, whether cash, securities, property or other assets) made or due and payable from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any person acting under color of governmental authority), (c) any claim against third parties (i) for past, present or future infringement of any patent or patent license, or (ii) for past, present or future infringement or dilution of any copyright, copyright license, trademark or trademark license, or for injury to the goodwill associated with any trademark or trademark license, (d) any recoveries against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged stock, and (f) any and all other amounts (in any form whatsoever, whether cash, securities, property or other assets) from time to time paid or payable under or in connection with any of the Collateral (whether or not in connection with the sale, lease, license, exchange or other disposition of the Collateral).

“Qualifying Person” shall have the meaning attributed to such term in Section 10.10 of this Agreement.

“Quarterly Covenant Compliance Certificate” shall have the meaning attributed to such term in Section 6.3(b) of this Agreement.

“RCRA” shall mean the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901 et. seq.).

“Receivable” and “Receivables” shall mean, individually or collectively as the context may require, any and all of the Borrowers’ present and future accounts, contracts, contract rights, chattel paper, general intangibles, notes, drafts, acceptances, chattel mortgages, conditional sale contracts, bailment leases, security agreements, contribution rights and other forms of obligations now or hereafter arising out of or acquired in the course of or in connection with any business the Borrowers conduct, together with all liens, guaranties, securities, rights, remedies and privileges pertaining to any of the foregoing, whether now existing or hereafter created or arising, and all rights with respect to returned and repossessed items of inventory.

“Register” shall have the meaning attributed to such term in Section 12.11(d) of this Agreement.

“Releases” shall have the meaning attributed to such term in Section 5.14(c) of this Agreement.

“Report” and “Reports” shall have the meaning attributed to such term in Section 10.15 of this Agreement.

“Request for Advance and Certification” shall mean any Request for Advance and Certification in the form attached as Exhibit 1 to this Agreement.

“Required Information” shall mean any information required to be reported and/or delivered by the Borrowers to the Administrative Agent and/or the Lenders pursuant to this Agreement and/or any other Loan Document.

“Required Lenders” shall mean all of the Lenders who, as of any applicable date of determination, are not Defaulting Lenders, and who hold Notes representing, in the aggregate, at least fifty-one percent (51%) of the aggregate Commitment Amount (excluding the Swing Line Commitment Amount).

“Restatement” shall mean the settlement of the transactions contemplated by this Agreement.

“Restatement Date” shall mean the date on which the Restatement shall occur, such date being also the date of this Agreement.

“Revaluation Date” shall have the meaning attributed to such term in The Interpretive Provisions Section of this Agreement.

“Revolver Notes” shall mean each and all of the promissory notes executed, issued and delivered pursuant to this Agreement in connection with the Revolving Facility, together with all extensions, renewals, modifications, replacements and substitutions thereof and therefor.

“Revolving Facility” shall mean the revolving credit facility being extended pursuant to this Agreement, in the original maximum principal amount of the Revolving Facility Commitment Amount, with a sub-limit of Twenty Million and No/100 Dollars ($20,000,000.00) for Letters of Credit and a sub-limit of Twenty-five Million and No/100 Dollars ($25,000,000.00) for Swing Line Loans; it being understood and agreed that the maximum principal amount of the Revolving Facility shall be subject to increase pursuant to Section 1.8 of this Agreement.

“Revolving Facility Commitment Amount” shall mean an amount equal to the sum of Four Hundred Million and No/100 Dollars ($400,000,000.00), plus the aggregate amount of any and all Incremental Revolving Facility Commitments existing as of such date of determination.

“Revolving Facility Commitment Fee” shall have the meaning attributed to such term in Section 1.7(b) of this Agreement.

“SEC” shall mean the Securities and Exchange Commission of the United States of America.

“SEC Act” shall mean The Securities Exchange Act of 1934, 15 U.S.C.A. §78, as amended.

“Security Entitlements” shall have the meaning attributed to such term by the UCC, and shall include any and all Security Entitlements whether now or hereafter existing.

“Spot Rates” shall have the meaning attributed to such term in The Interpretive Provisions Section of this Agreement.

“Stock Security Agreement” shall mean that certain Third Amended and Restated Stock Security Agreement dated as of the Restatement Date, entered into by certain “Borrower” parties thereto in favor of the Administrative Agent for the benefit of the Lenders ratably, as the same may be modified or amended from time to time.

“Supporting Obligations” shall have the meaning attributed to such term by the UCC, and shall include any and all of the following, whether now or hereafter existing: any and all letter of credit rights or secondary obligations that support the payment or performance of an Account, Chattel Paper, Document, General Intangible, Instrument or Investment Property.

“Swing Line Commitment” shall mean the Swing Line Lender’s obligation to make Swing Line Loans to the Borrowers in an aggregate principal amount not to exceed the Swing Line Commitment Amount.

“Swing Line Commitment Amount” shall mean Twenty-five Million and No/100 Dollars ($25,000,000.00).

“Swing Line Commitment Period” shall mean the period commencing on the Restatement Date and ending on the Swing Line Termination Date.

“Swing Line Facility” shall mean the swing line credit facility being extended pursuant to this Agreement, in the original maximum principal amount equal to the Swing Line Commitment Amount.

“Swing Line Lender” shall mean Citizens Bank.

“Swing Line Loan” or “Swing Line Loans” shall have the meaning attributed to such term in Section 1.1(b) of this Agreement.

“Swing Line Note” shall mean that certain Third Amended and Restated Swing Line Promissory Note of even date herewith, made by the Borrowers and payable to the order of the Swing Line Lender, in the maximum principal amount of the Swing Line Commitment Amount, or so much thereof as shall be advanced or readvanced, together with all extensions, renewals, modifications, increases, replacements and substitutions thereof or therefor.

“Swing Line Outstandings” shall mean, as of any date of determination, the aggregate principal amount of all Swing Line Loans then outstanding.

“Swing Line Rate” shall mean with respect to the Swing Line Facility, relative to any Swing Line Interest Period (hereafter defined), the offered rate for delivery in two (2) London Banking Days of deposits of

Dollars for a term coextensive with the designated Swing Line Interest Period which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day on which the Swing Line Interest Period commences. If the first day of any Swing Line Interest Period is not a day which is both (a) a Business Day, and (b) a London Banking Day, the Swing Line Rate shall be determined by reference to the next preceding day which is both a Business Day and a London Banking Day. If for any reason the Swing Line Rate is unavailable and/or the Administrative Agent is unable to determine the Swing Line Rate for any Swing Line Interest Period, the Swing Line Rate shall be deemed to be equal to the Prime Rate. For purposes of this definition, the term “Swing Line Interest Period” means (i) initially, the period beginning on (and including) the date on which such Swing Line Loan is made or continued as a Swing Line Rate Loan pursuant to this Agreement and the Swing Line Note and ending on (but excluding) the day which numerically corresponds to such date one (1) month thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month); and (ii) thereafter, each period commencing on the last day of the next preceding Swing Line Interest Period applicable to such Swing Line Loan and ending one (1) month thereafter.

“Swing Line Termination Date” shall mean the fifth (5th) Business Day prior to the Maturity Date, or such earlier date on which the Swing Line Lender shall have elected, in its sole and absolute discretion, to terminate the Swing Line Facility.

“Target” shall have the meaning attributed to such term in Section 7.1(d) of this Agreement.

“Taxes” shall have the meaning attributed to such term in Section 12.19 of this Agreement.

“Total Funded Debt” shall mean, as of any date of determination, the sum of all Indebtedness shown as such on the consolidated Loan Parties’ balance sheet, as determined in accordance with GAAP, plus any and all Letter of Credit Exposure.

“Trading with the Enemy Act” shall mean The Trading With the Enemy Act (50 U.S.C. Section 1 et seq.), as amended, and Executive Order 13224 (effective September 24, 2001), as amended.

“Transitional Deposit Account” shall have the meaning attributed to such term in Article 8 of this Agreement.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the Commonwealth of Virginia; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Administrative Agent’s lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the Commonwealth of Virginia, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Uncommitted Incremental Revolving Facility Commitment Amount” shall mean, as of any date of determination, an amount equal to the sum of One Hundred Million and No/100 Dollars ($100,000,000.00), minus the aggregate Dollar amount of any and all Incremental Revolving Facility Commitments established prior to such date of determination and then remaining in effect.

“United States” and “U.S.” mean the United States of America.

INTERPRETIVE PROVISIONS

(a) Certain Interpretive Provisions.

(i) Unless otherwise expressly provided herein, (a) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document, and (b) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(ii) The article, section and paragraph headings of this Agreement are for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

(iii) This Agreement and the other Loan Documents are the result of negotiations among all parties hereto, and have been reviewed by counsel to the Administrative Agent, the Borrowers and the Lenders, and are the products of all parties. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Administrative Agent or the Lenders merely because of the Administrative Agent’s or the Lenders’ involvement in their preparation.

(iv) Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement and not to any particular provision of this Agreement; and (d) the terms “Article,” “Section,” “Subsection,” “Schedule” and “Exhibit” without any reference to a specified document refer to the specified Article, Section, Subsection, Schedule and Exhibit, respectively, of this Agreement.

(v) The words “including,” “include” and “includes” are not exclusive and shall be deemed to be followed by the words “without limitation”; if exclusion is intended, the word “comprising” is used instead.

(vi) The word “or” shall be construed to mean “and/or” unless the context clearly prohibits that construction.

(vii) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(viii) The word “extent” in the phrase “to the extent” as used in this Agreement means the degree to which a subject or other thing extends and such phrase does not simply mean “if.”

(ix) No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or to omit to take any action, to the extent such action or omission would violate Applicable Laws.

(b) Accounting Terms.

(i) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(ii) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the

Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Exchange Rates; Currency Equivalents.

(i) The Administrative Agent or the LC Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of any outstanding Loans denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrowers hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the LC Issuer, as applicable. For purposes hereof, the term “Spot Rates” means, for a currency, the rate determined by the Administrative Agent or the LC Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the LC Issuer, as applicable, may obtain such spot rate from another financial institution designated by the Administrative Agent or the LC Issuer, as applicable, if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the LC Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency; it being understood and agreed that the Administrative Agent or the LC Issuer, as applicable, shall endeavor to obtain the most favorable spot buying rate, but it shall have no obligation or liability for its failure to do so; and the term “Revaluation Date” means, with respect to any Letter of Credit, each of the following: (a) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (b) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (c) each date of any payment by the LC Issuer under any Letter of Credit denominated in an Alternative Currency, (d) in the case of the existing Letters of Credit, such additional dates as the existing LC Issuer shall determine, and (e) such additional dates as the Administrative Agent or the LC Issuer shall determine.

(ii) Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the LC Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

(d) Additional Alternative Currencies.

(i) The Borrowers may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the LC Issuer.

(ii) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., ten (10) Business Days prior to the date of the desired Letter of Credit issuance (or such other time or date as may be agreed by the Administrative Agent and the LC Issuer, in their sole discretion). In each case, the Administrative Agent shall promptly notify the LC Issuer thereof. The LC Issuer shall notify the Administrative Agent, not later than 11:00 a.m., five (5) Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit, as the case may be, in such requested currency.

(iii) Any failure by the LC Issuer to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by the LC Issuer to permit Letters of Credit to be issued in such requested currency. If the Administrative Agent and the LC Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrowers and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency required hereunder, the Administrative Agent shall promptly so notify the Borrowers.

(e) Change of Currency.

(i) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the legislative measures of the European Council). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Letter of Credit in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Letter of Credit upon the earliest date on which each Letter of Credit is renewed, extended or expired.

(ii) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(iii) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

ARTICLE 1

COMMITMENT

1.1 Maximum Loan Amount.

(a) Subject to the terms and conditions of this Agreement, (i) each Lender severally agrees to make the Loans to the Borrowers (except for the Swing Line Loan, which shall be extended only by the Swing Line Lender), with the maximum amount of each Lender’s obligation being equal to such Lender’s Percentage of the Commitment Amount; and (ii) as set forth more fully in Section 1.1(b) below, the Swing Line Lender will make the Swing Line Loan to the Borrowers. The Loans, including the Swing Line Loan, shall bear interest and be payable in accordance with the terms and provisions of this Agreement and the Notes. The Notes shall be executed and delivered to each respective Lender on the Restatement Date and thereafter, from time to time, as and when requested by the Administrative Agent.

(b) Subject to the terms and conditions of this Agreement, the Swing Line Lender shall make swing line loans (each, a “Swing Line Loan” and collectively, the “Swing Line Loans”) to the Borrowers from time to time during the Swing Line Commitment Period, in the aggregate principal amount at any one time outstanding not to exceed the Swing Line Commitment Amount; provided, however, that at no time may the aggregate outstanding principal amount of the Swing Line Loans, plus the aggregate outstanding principal amount of the Revolving Facility (including the aggregate face amount of all Letters of Credit outstanding), exceed the Revolving Facility Commitment Amount. During the Swing Line Commitment Period, the Borrowers may use the Swing Line Commitment by borrowing, repaying Swing Line Loans in whole or in part, and reborrowing, all in accordance with the terms of this Agreement. At the request of the Swing Line Lender, the Administrative Agent may, at any time, on behalf of the Borrowers (which hereby irrevocably direct the Administrative Agent to act on their behalf) request each Lender having a Percentage of the Revolving Facility, including the Lender then acting as the Swing Line Lender, to make, and each such Lender, including the Lender then acting as the Swing Line Lender, shall make an advance under the Revolving Facility, in an amount equal to such Lender’s Percentage of the Revolving Facility, of the amount of the Swing Line Outstandings as of the date such request is made. In such event, each such Lender shall make the requested proceeds available to the Administrative Agent for the account of the Swing Line Lender in accordance with the funding provisions set forth in this Agreement. The proceeds of the Revolving Facility advanced pursuant to this Section 1.1(b) shall be immediately applied to repay the Swing Line Outstandings.

1.2 Use of Proceeds. The Loan shall be used by the Borrowers only for the following purposes: (a) to refinance certain existing indebtedness of the Borrowers; (b) to finance any Permitted Acquisition (including, the purchase price of a Permitted Acquisition, together with customary transaction costs and expenses payable to unrelated and unaffiliated third parties relating thereto); and (c) for working capital, letters of credit and general corporate needs. Each Borrower agrees that it will not use or permit the Loan proceeds to be used for any other purpose without the prior written consent of the Administrative Agent.

1.3 [Reserved].

1.4 Advances; Payments.

(a) Agreement to Advance and Readvance; Procedure. So long as no Event of Default shall have occurred and be continuing, and no act, event or condition shall have occurred and be continuing which with notice or the lapse of time, or both, shall constitute an Event of Default, and subject to the terms and provisions of this Agreement, the Lenders (and the Swing Line Lender, as the case may be) shall advance and readvance the proceeds of the Revolving Facility and the proceeds of the Swing Line Facility (as applicable) from time to time in accordance with the terms of this Agreement to the Borrowers upon the Borrowers’ execution and delivery of this Agreement and all other documents, instruments and agreements required by the Administrative Agent and the Lenders in connection herewith. In addition to any and all other conditions to advances set forth in this Agreement, on the date of each request for an advance and as of the date of advance, the Borrowers shall be deemed to have remade and redated each and all of the representations and warranties set forth in this Agreement, and with respect to those representations and warranties qualified by “materiality”, such representations and warranties shall be true and correct in all respects, and with respect to those representations and warranties not qualified by “materiality”, such representations and warranties shall be true and correct in all material respects in each case as of such date, unless such representation or warranty specifically refers to an earlier date or the Borrowers are unable to remake and redate any such representation or warranty, in which case the Borrowers shall have previously disclosed the same to the Administrative Agent and the Lenders in writing, and such inability does not constitute or give rise to an Event of Default. Requests for advances with respect to the Revolving Facility shall be in the form attached as Exhibit 1 to this Agreement, and requests for advances with respect to the Swing Line Facility shall be in the form attached as Exhibit 1(a) to this Agreement. Requests for advances of Loan proceeds with respect to the Revolving Facility and the Swing Line Facility may be made via facsimile on any given Business Day if the Borrowers provide the Administrative Agent, in advance, with a written list of the names of the specific officers authorized to request disbursements by facsimile. Upon request by the Administrative Agent, the Borrowers shall confirm, in an original writing, each facsimile request for advance made by any Borrower. Notwithstanding the foregoing, (i) the Lenders shall have no obligation to make any advance with respect to the Revolving Facility after the Maturity Date; and (ii) the Swing Line Lender shall have no obligation to make any advance with respect to the Swing Line Facility after the Swing Line Termination Date. Notwithstanding anything set forth in this Agreement to the contrary, each Borrower party to this Agreement, the Notes and the other Loan Documents acknowledges and agrees that unless the Administrative Agent shall have otherwise agreed in writing with respect to a borrowing or other financial accommodation requested for a domestic Borrower and the Required Lenders otherwise agree in writing with respect to a borrowing or other financial accommodation requested for a Foreign Borrower, all borrowings and other financial accommodations hereunder shall only be requested by and provided to the Primary Operating Company, all Loan proceeds shall only be deposited into the main operating account of the Primary Operating Company maintained with the Administrative Agent within the United States, and notwithstanding the foregoing, it is receiving direct and/or indirect benefits of the Facilities, including, without limitation, as a result of funds of the Primary Operating Company that may, from time to time, be loaned, contributed or otherwise provided by the Primary Operating Company to any other Loan Party, subject, however, to any applicable limitations and restrictions set forth in this Agreement.

(b) Interest Rate Election; Certain Advance Procedures and Limits. Amounts advanced in connection with the Loans shall bear interest at the Applicable Interest Rate, which shall either be on a Base Rate basis or LIBOR basis, as more fully set forth below and in the exhibits attached to this Agreement, except that Swing Line Loans shall only be made available to the Borrowers on a Swing Line Rate basis. Advances bearing interest on a Base Rate basis shall be in minimum and incremental amounts of One Hundred Thousand and No/100 Dollars ($100,000.00), and shall be made available on a same-day basis, if requested by 12:00 Noon, Washington, D.C. time, on any Business Day. Advances bearing interest on a LIBOR basis shall also be in minimum and incremental amounts of One Hundred Thousand and No/100 Dollars ($100,000.00), and shall be made available not less than three (3) Business Days, nor more than five (5) Business Days, if requested by 12:00 Noon, Washington, D.C. time. The Borrowers’ right to request LIBOR based interest, as well as certain additional terms, conditions and requirements relating thereto, are set forth below and in the exhibits attached to this Agreement, and each Borrower expressly acknowledges and consents to such additional terms and provisions. During the period from the Restatement Date until the first day of the first full calendar month after no less than fifteen (15) days have elapsed since the Administrative Agent’s receipt of the Quarterly Covenant Compliance Certificate and quarterly financial statements for the calendar quarter ending June 30, 2012, the Additional Base Rate Interest Margin shall be one quarter of one percent (.25%), and the Additional Libor Interest Margin shall be one and one half of one percent (1.50%). Thereafter, the applicable Additional Base Rate Interest Margin and the applicable Additional Libor Interest Margin shall be (i) based on the Borrowers’ Total Funded Debt to EBITDA Ratio, calculated in accordance with Section 6.15 of this Agreement, and (ii) determined according to Exhibit 7 attached to this Agreement. Interest rate adjustments shall be applicable hereunder on a prospective basis. The Additional Base Rate Interest Margin and Additional Libor Interest Margin shall be calculated by and become effective on the first day of the first full calendar month after no less than ten (10) days have elapsed since the Administrative Agent’s receipt of the Quarterly Covenant Compliance Certificate and quarterly financial statements required by this Agreement; it being understood, however, that in the event the Quarterly Covenant Compliance Certificate and quarterly financial statements are not submitted when due, the Borrowers, after written notice and failure to cure within two (2) days of such notice, shall not be entitled to any reduction in the Additional Base Rate Interest Margin and/or the Additional Libor Interest Margin for the ensuing period, and at the option of the Administrative Agent, all amounts outstanding shall bear interest on a Base Rate basis or LIBOR basis (as the case may be), plus the highest applicable Additional Base Rate Interest Margin or Additional Libor Interest Margin (as applicable) set forth in Exhibit 7 attached to this Agreement. At any time an Event of Default exists, if requested by the Administrative Agent or the Required Lenders, the Administrative Agent may impose the Default Rate in addition to (and not in lieu of) the Additional Base Rate Interest Margin and/or the Additional Libor Interest Margin effective as of the date upon which such Event of Default first occurred or such later date approved by the Required Lenders in writing; provided, that any such increase may thereafter be rescinded by the Required Lenders.

(c) Repayment; Interest; Automatic Advances/Payments. All sums advanced in connection with the Loans shall be repaid in accordance with the terms set forth below and in the other Loan Documents:

(i) Repayment of Loan. Unless sooner accelerated pursuant to the terms of this Agreement, the Borrowers shall repay on the Maturity Date the aggregate principal amount of the Revolving Facility and the Swing Line Facility outstanding on such date.

(ii) Interest.

A. So long as no Event of Default or any act, event or condition which with notice or the passage of time, or both, would constitute an Event of Default, has occurred and is continuing, the Borrowers shall have the right to elect that specified amounts advanced under the Revolving Facility bear interest at either (1) the LIBOR Lending Rate, plus the applicable Additional Libor Interest Margin in effect at the commencement of the particular Interest Period, or (2) the Base Rate, plus the applicable Additional Base Rate

Interest Margin in effect at the commencement of the particular Interest Period. Such election shall be made in accordance with the specific procedures set forth in this Agreement, including, without limitation, Exhibit 3 attached to this Agreement, and shall be subject to the conditions, requirements and other terms of this Agreement and the other Loan Documents. The Borrowers may not revoke any election without the Administrative Agent’s written consent (not to be unreasonably withheld or delayed). Upon the expiration of an applicable Interest Period, if the Administrative Agent has not received a LIBOR Election Form and Certification from the Borrowers or other written direction from the Borrowers with respect to rolling over LIBOR elections generally, the rate of interest applicable to any amounts for which such existing interest rate is expiring shall, from and after the end of the applicable expiring Interest Period, bear interest at the Base Rate, plus the applicable Additional Base Rate Interest Margin (unless the Default Rate is imposed by the Administrative Agent in accordance with this Agreement); it being understood and agreed, however, that such amount may, at any time thereafter, bear interest at the LIBOR Lending Rate, plus the applicable Additional Libor Interest Margin, provided that (i) no Event of Default has occurred and is continuing, and (ii) the Administrative Agent has received an appropriate LIBOR Election Form and Certification from the Borrowers.

B. Interest accrued on a Base Rate basis shall be payable in quarterly installments, commencing on March 31, 2012, and continuing on the last Business Day of each and every calendar quarter thereafter until the Maturity Date. Base Rate interest shall be calculated on a 360-day year basis and the actual number of days elapsed.

C. Interest accrued on a LIBOR Lending Rate shall be due and payable on the last Business Day of the applicable Interest Period (whether such last day shall occur by reason of acceleration, declaration, extension or otherwise), and if such applicable Interest Period is longer than three (3) months, also on each Business Day which is three (3) months, or a multiple thereof, after the first day of such applicable Interest Period and the last day of such applicable Interest Period. LIBOR interest shall be calculated on a 360-day basis and the actual number of days elapsed.

(iii) Automatic Advances/Payments. The Borrowers hereby authorize the Administrative Agent, on any Business Day, to transfer funds from the Collateral Account or any other designated account of the Borrowers to pay down the Obligations and to make Loans or Swing Line Loans available to the Borrowers to cover shortages or overdrafts in the Collateral Account or such other designated account of the Borrowers. All such transfers are subject to the availability of Loan proceeds under the Revolving Facility (with respect to advances) and the availability of funds in the Collateral Account or such other designated account of the Borrowers (with respect to paydowns). The Administrative Agent may, in its discretion, make such transfers (or direct any Lender maintaining a Deposit Account of a Borrower to wire transfer to the Administrative Agent any funds on deposit thereon to facilitate any such transfer by the Administrative Agent), but neither the Administrative Agent nor such Lender shall have any liability for their failure to do so. Subject to the terms of any cash management agreement between the Borrowers and any Lender, the Borrowers may, at any time, terminate the authority granted by the Borrowers to the Administrative Agent herein upon not less than two (2) Business Days prior written notice to the Administrative Agent.

(d) Application of Payments. All payments made or to be made upon any Obligations shall be payable in Dollars and in immediately available funds. Except as otherwise expressly provided in this Agreement, the Notes or any other Loan Document, if at any time insufficient funds are received by and available to the Administrative Agent to pay in full all amounts of principal, interest and fees then due pursuant to this Agreement or the Notes (as the case may be), such funds shall be applied as follows:

(i) first, to expenses and costs of collection, if any, incurred by the Administrative Agent in connection with the Loans, including, but not limited to, all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of the Borrowers and any other reasonable costs or expenses incurred by the Administrative Agent in connection with the exercise of any right or remedy hereunder, until paid in full;

(ii) second, to fees and late charges owing to the Administrative Agent pursuant to this Agreement or any other Loan Document, and then to fees and late charges owing to the Lenders (ratably in accordance with the Lenders’ Percentage) pursuant to this Agreement or any other Loan Document, until paid in full;

(iii) third, to accrued and unpaid interest (applied first to the Swing Line Facility and then pro rata (ratably in accordance with the Lenders’ Percentages) to the Revolving Facility) owing to the Lenders, until paid in full;

(iv) fourth, to the outstanding principal amount of the Obligations (applied first to Swing Line Outstandings (if any), then pro rata (ratably in accordance with the Lenders’ Percentages) to the unpaid and outstanding principal amount of the Revolving Facility and all Hedging Obligations, and then pro rata to Permitted Financial Product Obligations) owing to the Lenders until paid in full; and

(v) fifth, to any Person lawfully entitled thereto.

(e) Adjustments. If, as a result of any restatement of or other adjustment to the financial statements (other than as a result of changes in GAAP) of the Borrowers or for any other reason, the Borrowers or the Administrative Agent shall determine that (i) the Leverage Ratio, as calculated by the Borrowers as of any applicable date, was inaccurate, and (ii) a proper calculation of the Leverage Ratio would have resulted in a higher Additional Libor Interest Margin, Additional Base Rate Interest Margin, Revolving Facility Commitment Fee and/or Letter of Credit Fee for the applicable period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of each Lender (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent), an amount equal to the excess of the amount of interest and fees that should have been paid for such period (after netting out, during the same relevant period only, any payments of interest and fees paid during such period which have been determined to have been in excess of what was owed by the Borrowers as a result of a proper calculation of the Leverage Ratio that would have resulted in lower pricing for such period) over the amount of interest and fees actually paid for such period. If, during any applicable period, the Borrowers shall have paid interest and/or fees in excess of what was actually owed by the Borrowers as a result of a proper calculation of the Leverage Ratio (that would have resulted in lower pricing for such period), then such excess shall be credited against the next payment of interest and/or fees due and payable by the Borrowers pursuant to this Agreement. This paragraph shall not otherwise limit the rights of the Administrative Agent or any Lender hereunder. The Borrowers’ obligations under this paragraph shall survive the termination of this Agreement and the repayment of all Obligations hereunder.

1.5 [Reserved].

1.6 Field Audits. The Administrative Agent has the right at any time and in its discretion to conduct field audits with respect to the Collateral and each Borrower’s Receivables, inventory, business and operations. All field audits shall be at the cost and expense of the Borrowers; it being understood and agreed that, in the absence of an Event of Default, the Borrowers’ maximum liability for field audit costs and expenses shall be limited to the reasonable costs and expenses of only one (1) field audit conducted during any twenty-four (24) month period (unless the Administrative Agent shall conduct a field audit pursuant to Section 1.10 of this Agreement in connection with the joinder of a new “Borrower” hereunder, in which event the Borrowers shall be liable for the costs and expenses of such field audit as well). Any and all field audits conducted following an Event of Default shall be at the Borrowers’ cost and expense, with the foregoing limitation on maximum costs and expense being inapplicable.

1.7 Certain Fees. In addition to principal, interest and other sums payable under the Notes and pursuant to this Agreement, the Borrowers shall pay the following fees:

(a) Upfront Fee. The Borrowers shall pay to the Administrative Agent, for the account of each Lender party to this Agreement as of the Restatement Date, an upfront fee in the amounts set forth in, and pursuant to the terms of the Mandate/Fee Letter. Additionally, the Borrowers shall pay to the Administrative Agent for the account of each Incremental Revolving Facility Lender, an upfront fee (an “Incremental Revolving Facility Upfront Fee”), for the Incremental Revolving Facility Commitment made by such Incremental Revolving Facility Lender pursuant to this Agreement in an amount to be determined at the time such Incremental Revolving Facility Commitment is accepted by the Borrowers. The Incremental Revolving Facility Upfront Fee shall be due and payable in full on the effective date of such Incremental Revolving Facility Commitment.

(b) Commitment Fee. So long as any amounts remain outstanding in connection with the Revolving Facility, or the Lenders have any obligation to make any advance in connection therewith, the Borrowers agree to pay to the Administrative Agent for the benefit of the Lenders ratably, a quarterly commitment fee (the “Revolving Facility Commitment Fee”), at an annual rate corresponding to the Borrowers’ Leverage Ratio for the immediately preceding Fiscal Quarter, as set forth on Exhibit 7 attached to this Agreement, calculated on the difference between (i) the Revolving Facility Commitment Amount (including any increases thereto pursuant to Section 1.8 hereof), and (ii) without duplication, the sum of the average daily outstanding principal balance of the Revolving Facility and Swing Line Outstandings during the applicable three (3) month period, plus the aggregate face amount of all Letters of Credit outstanding at any time during the applicable three (3) month period. The Revolving Facility Commitment Fee shall be calculated on the basis of the actual number of days elapsed and a three hundred sixty (360) day year, shall be due for any three (3) month period during which the Lenders shall have any obligation in connection with the Facility, and shall be payable in arrears, commencing on March 31, 2012, and continuing on the last Business Day of every third (3rd) calendar month thereafter for so long as this Agreement remains in effect, and on the date on which the Obligations have been paid and satisfied in full. During the period from the Restatement Date until the first day of the first full calendar month after no less than ten (10) days have elapsed since the Administrative Agent’s receipt of the Quarterly Covenant Compliance Certificate and quarterly financial statements for the calendar quarter ending June 30, 2012, the Revolving Facility Commitment Fee shall be one quarter of one percent (.25%).

(c) Other Fees. The Borrowers shall pay such other fees in the amounts set forth in, and pursuant to, the terms of the Mandate/Fee Letter.

(d) Letter of Credit Fees. The Borrowers shall pay any and all Letter of Credit fees as and when such fees become due and payable pursuant to this Agreement and the Mandate/Fee Letter.

(e) Out-of-Pocket Fees and Expenses. The Borrowers shall be liable for and shall timely pay all out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses of counsel for the Administrative Agent, and of other special and local counsel and other experts, if any, engaged by the Administrative Agent) from time to time incurred by the Administrative Agent and/or the Lead Arranger in connection with (i) the syndication of the Loan and/or (ii) the drafting of, administration of, preservation of rights in and enforcement of this Agreement, the other Loan Documents and the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Borrowers shall be liable for all of the Administrative Agent’s out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses of counsel for the Administrative Agent) associated with any and all amendments, waivers and/or consents prepared, negotiated, executed, issued and/or delivered in connection with this Agreement.

1.8 Increases to the Revolving Facility Commitment Amount.

(a) The Borrowers may, by written notice to the Administrative Agent from time to time after the Restatement Date, request Incremental Revolving Facility Commitments in an amount not to exceed the Uncommitted Incremental Revolving Facility Commitment Amount from one or more Incremental Revolving Facility Lenders, which, in the first instance, shall only include existing Lenders; it being understood and agreed that (i) no Lender shall have any obligation to become an Incremental Revolving Facility Lender, and (ii) if the full amount of the Incremental Revolving Facility Commitments being requested are not subscribed for by existing Lenders within ten (10) days of the delivery of such written notice, the Borrowers may offer such remaining Incremental Revolving Facility Commitments to other non-Lender financial institutions; provided that each Incremental Revolving Facility Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent. Each such notice shall set forth (i) the amount of the Incremental Revolving Facility Commitments being requested (which shall be in minimum increments of Ten Million and No/100 Dollars

($10,000,000.00) and a minimum amount of Twenty Million and No/100 Dollars ($20,000,000.00), or equal to the Uncommitted Incremental Revolving Facility Commitment Amount), and (ii) the date on which such Incremental Revolving Facility Commitments are requested to become effective (which shall not be less than ten (10) Business Days nor more than thirty (30) days after the date of such notice). Any Loan made or to be made pursuant to an Incremental Revolving Facility Commitment shall (A) constitute a Loan made pursuant to this Agreement, (B) be deemed advanced under the Revolving Facility, (C) bear interest and be repaid in accordance with the terms and provisions of this Agreement applicable to advances made under the Revolving Facility, without preference or priority, (D) be secured by the Collateral on a pari passu basis, and (E) be subject to all other terms and provisions of this Agreement applicable to Loans and advances thereof.

(b) The Borrowers and each Incremental Revolving Facility Lender shall execute and deliver to the Administrative Agent an Incremental Revolving Facility Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Revolving Facility Commitment of such Incremental Revolving Facility Lender. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Revolving Facility Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Revolving Facility Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Revolving Facility Commitment evidenced thereby.

(c) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all actions as may be reasonably necessary to ensure that, after giving effect to any Incremental Revolving Facility Commitment pursuant to this Section 1.8, the outstanding Loans under the Revolving Facility (if any) are held by the Lenders in accordance with their new pro rata Percentages. This may be accomplished at the discretion of the Administrative Agent (i) by requiring the outstanding Loans to be prepaid with the proceeds of a new Revolving Facility borrowing, (ii) by causing the existing Lenders to assign portions of their outstanding Loans to Incremental Revolving Facility Lenders, (iii) by permitting the Revolving Facility borrowings outstanding at the time of any increase in the Revolving Facility Commitment Amount pursuant to this Section 1.8 to remain outstanding until the last days of the respective Interest Periods therefor, even though the Lenders would hold such Revolving Facility borrowings other than in accordance with their new pro rata Percentages, or (iv) by any combination of the foregoing. Any prepayment or assignment described in this subparagraph (c) shall be subject to indemnification by the Borrowers pursuant to this Agreement, but otherwise be without premium or penalty.

(d) Notwithstanding the foregoing, no Incremental Revolving Facility Commitment shall become effective, unless on the date of such effectiveness, (i) no Event of Default shall have occurred and be continuing, and no act, event or condition shall have occurred or exist which with notice of the lapse of time, or both, would constitute an Event of Default, and (ii) the Administrative Agent shall have received (A) a certificate dated such date and executed by the Chief Financial Officer or other duly authorized officer of the Borrowers, certifying that all of the representations and warranties set forth in Article 5 of this Agreement and in each of the other Loan Documents are, if qualified by “materiality”, true and correct in all respects, and if not qualified by “materiality”, true and correct in all material respects, on and as of the date of the certificate with the same effect as though made on and as of such date (except to the extent that a representation and warranty relates to an earlier date); (B) one (1) or more duly executed Notes (or allonges to certain existing Notes), in form and substance acceptable to the Administrative Agent, which shall evidence the Loans to be made pursuant to the Incremental Revolving Facility Commitment; (C) UCC, judgment, bankruptcy, pending litigation and tax lien search results for the Borrowers, confirming that no intervening lien, claim or encumbrance (other than Permitted Liens) on any Collateral exists that would affect the legality, validity or priority of the liens in favor of or for the ratable benefit of the Lenders with respect to such Collateral; (D) the applicable Incremental Revolving Facility Assumption Agreement, duly executed by the parties thereto, together with such other documents, instruments and/or agreements reasonably requested by the Administrative Agent; and (E) the applicable Incremental Revolving Facility Upfront Fee payable by the Borrowers to and for the account of each Incremental Revolving Facility Lender.

1.9 Appointment of the Primary Operating Company. Each Borrower acknowledges that (a) the Lenders have agreed to extend credit to each of the Borrowers on an integrated basis for the purposes herein set forth; (b) it is receiving direct and/or indirect benefits from each such extension of credit; and (c) the obligations of the “Borrower” or “Borrowers” under this Agreement are the joint and several obligations of each Borrower. To facilitate the administration of the Loan, each Borrower hereby irrevocably appoints the Primary Operating Company as its true and lawful agent and attorney-in-fact with full power and authority to execute, deliver and acknowledge on such Borrower’s behalf, each Request for Advance and Certification and all other Loan Documents or other materials provided or to be provided to the Administrative Agent or any Lender pursuant to this Agreement or in connection with the Loan. This power-of-attorney is coupled with an interest and cannot be revoked, modified or amended without the prior written consent of the Administrative Agent. Upon request of the Administrative Agent, each Borrower shall execute, acknowledge and deliver to the Administrative Agent a Power of Attorney, in form and substance reasonably satisfactory to the Administrative Agent, confirming and restating the power-of-attorney granted herein.

1.10 Joinder of New Subsidiaries and Affiliates; Release of Certain Borrowers.

(a) Unless waived in writing by the Administrative Agent, acting at the direction of the Required Lenders, in their sole and absolute discretion, any present or future Borrower Affiliate which has assets valued, in the aggregate, in excess of Two Million and No/100 Dollars ($2,000,000.00) and which greater than fifty percent (50%) of all of the issued and outstanding equity interest is now or hereafter owned, directly or indirectly by a Borrower, shall execute and deliver to the Administrative Agent (i) within forty-five (45) days of the date of formation or acquisition (as applicable) of any domestic entity, and (ii) ninety (90) days of the date of formation or acquisition (as applicable) of any foreign entity (x) a Joinder Agreement in the form attached as Exhibit 6 to this Agreement (a “Joinder Agreement”), pursuant to which such Affiliate shall (A) join in and become a party to this Agreement and the other Loan Documents; (B) agree to comply with and be bound by the terms and conditions of this Agreement and all of the other Loan Documents; and (C) become a “Borrower” and thereafter be jointly and severally liable for the performance of all the past, present and future obligations and liabilities of the Borrowers hereunder and under the Loan Documents; and (y) such other documents, instruments and agreements as may be reasonably required by the Administrative Agent in connection therewith (including, without limitation, an opinion of counsel), in form and substance acceptable to the Administrative Agent and its counsel in all respects. The Borrowers acknowledge and agree that the Administrative Agent shall have the right, at the Borrowers’ cost and expense, to perform a field audit of the Receivables, inventory, business and operations of any present or future Affiliate proposed to be joined as a “Borrower” hereunder;

(b) Notwithstanding anything to the contrary contained in clause (a) above, but except as provided in clause (c) below, no Non-Borrower Affiliate shall be required to become a Borrower or execute and deliver Loan Documents, and the Borrowers shall not be required to undertake any procedures to perfect any security interest (or make a representation or warranty with respect to any such security interest) which the Administrative Agent may now or hereafter obtain in and to the capital stock and other equity interests in any Non-Borrower Affiliate. Furthermore, subject to the terms and provisions set forth in Exhibit 9 attached to this Agreement, the Administrative Agent agrees that it shall not unreasonably withhold, delay or condition (i) its waiver of any or all of the joinder requirements set forth in clause (a) above, (ii) its consent to any Foreign Borrower entering into other financing arrangements with any Person, whether secured or unsecured, and/or (iii) in connection with any such financing arrangement(s), its release of any Foreign Borrower from such Foreign Borrower’s Obligations, including any security interest of the Administrative Agent in such Foreign Borrower’s assets granted in connection herewith; and

(c) Pursuant to the GHK Consent Letter, one hundred percent (100%) of the issued and outstanding capital stock of GHK was acquired by ICF Consulting Limited on February 29, 2012. The Borrowers hereby agree (i) to join GHK, GHK Consulting Ltd., and GHK (Hong Kong) Ltd. as “Borrower” parties to this Agreement on or before May 29, 2012 in accordance with the joinder requirements set forth in this Section 1.10 above, (ii) subject to Section 3.1 of this Agreement, to cause ICF Consulting Limited, GHK and GHK Consulting Ltd. to execute and deliver to the Administrative Agent and its counsel, on or before May 29, 2012, such documents, instruments and agreements that the Administrative Agent may reasonably require to confirm and perfect the security interest and pledge granted by ICF Consulting Limited, GHK and GHK Consulting Ltd. to the Administrative Agent, for the ratable benefit of the Lenders, in and to all of the issued and outstanding equity interests in GHK, GHK Consulting Ltd., GHK Development Consultants India Private Ltd., GHK Polska Szoo, GHK International Inc. and GHK Pakistan Ltd. and (iii) to legally dissolve each of the following entities and provide reasonably satisfactory evidence of such dissolution to the Administrative Agent and its counsel on or before December 31, 2012: GHK International (Canada) Ltd., GHK International Ltd., C3Mgt & Economic Consulting Ltd., GHK Research & Training Ltd. and Brockman TYM International Ltd.

(d) Pursuant to the GHK Consent Letter, GHK Development Consultants India Private Ltd., GHK Polska Szoo, GHK International Inc. and GHK Pakistan Ltd. shall not be required to be joined as “Borrower” parties to this Agreement and the other Loan Documents, but shall remain designated as “Non-Borrower Affiliates” hereunder and thereunder.

ARTICLE 2

LETTERS OF CREDIT

2.1 Issuance. The Borrowers and the Lenders acknowledge that from time to time the Borrowers may request that an LC Issuer issue or amend Letter(s) of Credit. Subject to the terms and conditions of this Agreement, and any other requirements for letters of credit normally and customarily imposed by an LC Issuer, each LC Issuer agrees to issue Letters of Credit or amendments therefor, provided that on the date of each request for a Letter of Credit or amendment to a Letter of Credit and as of the date of issuance thereof, (i) no Event of Default has occurred and is continuing, (ii) no act, event or condition has occurred or exists which with notice or the passage of time, or both, would constitute an Event of Default, and (iii) the Borrowers shall be deemed to have remade and redated each and all of the representations and warranties set forth in this Agreement, and with respect to those representations and warranties qualified by “materiality”, such representations and warranties shall be true and correct in all respects, and with respect to those representations and warranties not qualified by “materiality”, such representations and warranties shall be true and correct in all material respects in each case as of such date, unless such representation or warranty specifically refers to an earlier date or the Borrowers are unable to remake and redate any such representation or warranty, in which case the Borrowers shall have previously disclosed the same to the Administrative Agent and the Lenders in writing, and such inability does not constitute or give rise to an Event of Default. If any such Letter(s) of Credit are issued by an LC Issuer, each of the Lenders shall purchase from such LC Issuer a risk participation with respect to such Letter(s) of Credit in an amount equal to such Lender’s Percentage of the Revolving Facility Commitment Amount. With respect to Letters of Credit issued or renewed (in accordance with the terms set forth below) with an expiration date that extends beyond the Maturity Date, the LC Issuer shall require, on or immediately prior to the Maturity Date, cash security for the period of exposure from and after the Maturity Date, in an amount equal to one hundred percent (100%) of the undrawn amount of such Letter of Credit. Any request for a Letter of Credit shall be made by a Borrower submitting to the LC Issuer (with a copy to the Administrative Agent) an Application and Agreement for Letter of Credit or Amendment to Letter of Credit (each being herein referred to as a “Letter of Credit Application”) on an LC Issuer’s standard form, at least three (3) Business Days prior to the date on which the issuance or amendment of the Letter of Credit shall be required, which Letter of Credit Application shall be executed by a duly authorized officer of a Borrower, and be accompanied by such other supporting documentation and information as the Administrative Agent or LC Issuer may from time to time reasonably request. Each Letter of Credit Application shall be deemed to govern the terms of issuance of the subject Letter of Credit, except to the extent inconsistent with the terms of this Agreement. It is understood and agreed that Letters of Credit shall not be issued for durations of longer than one (1) year. Any outstanding Letter of Credit may be renewed from time to time; provided that (a) at least sixty (60) days’ prior written notice thereof shall have been given by the Borrowers to the Administrative Agent and the LC Issuer; (b) no Event of Default exists under the terms and provisions of the particular Letter of Credit or this Agreement, (c) no act, event or condition has occurred or exists which with notice or the passage of time, or both, would constitute an Event of Default under the terms and provisions of the particular Letter of Credit or this Agreement and (d) the Borrowers shall be deemed to have remade and redated each and all of the representations and warranties set forth in this Agreement, and with respect to those representations and warranties qualified by “materiality”, such representations and warranties shall be true and correct in all respects, and with respect to those representations and warranties not qualified by “materiality”, such representations and warranties shall be true and correct in all material respects in each case as of such date, unless such representation or warranty specifically refers to an earlier date or the Borrowers are unable to remake and redate any such representation or warranty, in which case the Borrowers shall have previously disclosed the same to the Administrative Agent and the Lenders in writing, and such inability does not constitute or give rise to an Event of Default.

2.2 Amounts Advanced Pursuant to Letters of Credit. Upon the issuance of any Letter(s) of Credit (a) any amounts drawn pursuant thereto shall be deemed advanced ratably under the Revolver Notes, shall bear interest and be payable in accordance with the terms of the Revolver Notes and shall be secured by the Collateral (in the same manner as all other sums advanced under the Revolver Notes); and (b) each Lender shall purchase from the LC Issuer such risk participations in the Letter(s) of Credit as shall be necessary to cause each Lender to share the funding obligations with respect thereto ratably in accordance with such Lender’s Percentage. It is expressly understood and agreed that all obligations and liabilities of the Borrowers to an LC Issuer in connection with any such Letter(s) of Credit shall be deemed to be “Obligations,” and the Administrative Agent shall not be required to release its security interest in the Collateral until (i) all Notes and all other sums due to the Lenders in connection with the Loan have been paid and satisfied in full, (ii) all Letters of Credit have been canceled, expired or cash collateralized, as provided in Section 2.1 of this Agreement, and (iii) no Lender or LC Issuer has any further obligation or responsibility to make additional Loan advances or issue additional Letters of Credit. Furthermore, in no event whatsoever shall any LC Issuer have any obligation to issue any Letter of Credit which would cause (x) the face amount of all then outstanding Letters of Credit issued for the account of any or all Borrowers to exceed Twenty Million and No/100 Dollars ($20,000,000.00), in the aggregate, or (y) the aggregate outstanding principal amount of the Revolving Facility (including the aggregate face amount of all Letters of Credit outstanding), to exceed the Revolving Facility Commitment Amount.

2.3 Letter of Credit Fees. The Borrowers shall be jointly and severally liable for the payment of: (a) to the Administrative Agent, for the benefit of the Lenders ratably, a quarterly fee (the “Letter of Credit Fee”) at the annual rate equal to the Additional Libor Interest Margin corresponding to the Borrower’s Leverage Ratio reported as of the immediately preceding quarter, as set forth on Exhibit 7 attached to this Agreement, which shall be calculated (i) on the face amount of each Letter of Credit as of the date of issuance (or the anniversary or amendment date, as applicable), and (ii) on the basis of the actual number of days elapsed and a three hundred sixty (360) day year; and (b) to the LC Issuer, an issuance fee in an amount equal to 12.5 basis points of the face amount of the particular Letter of Credit and customary administrative charges (collectively, the “Letter of Credit Administration Fee”). The Letter of Credit Fee shall be due and payable, in advance, on the date the Letter of Credit is issued, amended, extended or renewed and on the same day of every third (3rd) month thereafter during which such Letter of Credit shall remain issued or outstanding. The Letter of Credit Administration Fee shall be due and payable simultaneously with the LC Issuer’s issuance, amendment, extension or renewal of the particular Letter of Credit (as the case may be).

2.4 Documentation. Each Borrower agrees to be bound by the terms of the applicable Letter of Credit Application and the LC Issuer’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Borrower’s own. In the event of a conflict between such Letter of Credit Application and this Agreement, this Agreement shall govern subject to the terms of the International Standby Practices 1998, and any subsequent official revision thereof and the terms of the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any subsequent official revision thereof. Except in the case of gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction, the LC Issuer shall not be liable for any error, negligence or mistakes, whether of omission or commission, in following any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the LC Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

2.5 Liability for Acts and Omissions. As between any Borrower and the LC Issuer, such Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the LC Issuer shall not be responsible for any of the following, including any losses or damages to any Borrower or other Person or property relating therefrom: (a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the particular Letter of Credit Application for such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the LC Issuer shall have been notified thereof); (b) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (c) the failure of the beneficiary of any such Letter of Credit, or any other Person to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any such transferee; (d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (e) errors in interpretation of technical terms; (f) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (g) the misapplication of the proceeds of any drawing under such Letter of Credit by the beneficiary of any such Letter of Credit; or (h) any consequences arising from causes beyond the control of the LC Issuer, including any act or omission of any Government, and none of the above shall affect or impair, or prevent the vesting of, any of the LC Issuer’s rights or powers hereunder. Nothing in the preceding sentence shall relieve the LC Issuer from liability for the LC Issuer’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction, in connection with actions or omissions described in such clauses (a) through (h) of such sentence. In no event shall the LC Issuer be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit. Without limiting the generality of the foregoing, the LC Issuer (i) may rely on any oral or other communication believed in good faith by the LC Issuer to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the LC Issuer; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the LC Issuer in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document and honor any drawing in connection with any Letter of Credit that is the subject to such order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

ARTICLE 3

SECURITY

3.1 Security Generally. As collateral security for the Loan and all other Obligations, each Borrower (other than each Controlled Foreign Corporation) hereby grants and conveys to the Administrative Agent, for the benefit of the Lenders ratably, a security interest in all of its assets, whether now owned or hereafter acquired by such Borrower, including, without limitation, the following (collectively, the “Collateral”):

Receivables. All of such Borrower’s present and future right, title and interest in and to any and all Accounts, contracts, contract rights, Chattel Paper, General Intangibles, notes, drafts, acceptances, chattel mortgages, conditional sale contracts, bailment leases, security agreements and other forms of obligations arising out of or acquired in the course of or in connection with any business such Borrower conducts, together with all liens, guaranties, securities, rights, remedies and privileges pertaining to any of the foregoing, and all rights with respect to returned and repossessed items of Inventory;

Inventory. All of such Borrower’s present and future right, title and interest in and to any and all Inventory and Goods, wherever located, and whether held for sale or lease or furnished or to be furnished under contracts of service, and all raw materials, work in process and materials owned by such Borrower, wherever located, and used or consumed in its business, including all returned and repossessed items; and all other property constituting Inventory;

Other Collateral. All of such Borrower’s present and future right, title and interest in and to any and all cash, cash equivalents, Deposit Accounts, Documents, Instruments, Investment Property, Letter of Credit Rights and Supporting Obligations, together with all of such Borrower’s present and future furniture, fixtures, Equipment, machinery, supplies and other assets (other than stock, as below provided) and personal property of every type or nature whatsoever, including without limitation, all of such Borrower’s present and future inventions, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, registrations, copyrights, licenses, franchises, customer lists, tax refunds, tax refund claims, rights of claims against carriers and shippers, leases and rights to indemnification;

Stock or Other Ownership Interests. All of such Borrower’s present and future right, title and interest in and to any and all of the issued and outstanding capital stock, membership interests and/or other ownership interests in any Person, whether such interests are now or hereafter issued or outstanding, together with all voting, economic and other rights thereof or appurtenant thereto, pursuant to the Stock Security Agreement, Membership Interest Assignment and/or such other documents, instruments or agreements as may be reasonably required by the Administrative Agent;

Leases. All of such Borrower’s present and future right, title and interest in and to any and all leases, occupancy agreements, subleases, contracts, licenses, agreements and other understandings of or relating to the use, enjoyment or occupancy of real property or any improvements thereon; provided, however, that if the terms of any such lease or other contract require such Borrower to notify or obtain the prior written consent of a third party for the grant of a security interest in such lease or other contract, the security interest granted hereby in such lease or other contract shall not be effective until such notification is delivered or such consent is obtained;

Records. All of such Borrower’s present and future right, title and interest in and to any and all records, documents and files, in whatever form, pertaining to the Collateral; and

Proceeds, Etc. Any and all Proceeds of the foregoing, whether cash or non-cash proceeds, and all increases, substitutions, replacements and/or additions to any or all of the foregoing.

It is expressly understood and agreed that the foregoing grant and conveyance of a security interest in the Collateral is in confirmation of (and not replacement of) the grant and conveyance of a security interest in the Collateral which was previously made pursuant to or in accordance with the Existing Loan Agreement and the other Loan Documents; that the liens created by such prior grant and conveyance of a security interest in the Collateral remain in full force and effect; and that the grant of and conveyance of a security interest in the Collateral pursuant hereto shall be supplemental to such prior grant and conveyance.

Notwithstanding the foregoing, the above described grant and conveyance shall not be deemed to include the grant and conveyance of (a) any Government Contract, Government Subcontract or Commercial Contract, which by its terms or applicable law may not be conveyed; it being understood, however, that in any such situation(s), the Administrative Agent’s security interest shall include (i) the entirety of such Borrower’s right, title and interest in and to all Receivables and all other Proceeds directly or indirectly arising from such Government Contract, Government Subcontract or Commercial Contract, and (ii) all other rights and interests which such Borrower may lawfully convey to the Administrative Agent with respect to such Government Contract, Government Subcontract or Commercial Contract (including, without limitation, a conveyance of the applicable Commercial Contract if such prohibition on conveyance is negated by Applicable Law); (b) any asset of any Controlled Foreign Corporation; (c) any stock or other ownership interests of a Controlled Foreign Corporation in excess of sixty-five percent (65%) of all of the issued and outstanding stock or other ownership interests of such Controlled Foreign Corporation; (d) motor vehicles titled in the name of any Borrower; and (e) except as otherwise set forth in Section 3.1 of this Agreement with respect to leases, interests in real property owned by any Borrower.

3.2 No Preference or Priority. It is expressly understood and agreed that each of the Notes shall be secured without preference or priority; it being the intention of the parties that the Notes shall be co-equal and coordinate in right of payment of principal, interest, late charges and other sums due thereunder.

ARTICLE 4

CONDITIONS TO THE LENDERS’ OBLIGATIONS

The initial performance of the Lenders’ obligations under this Agreement shall be subject to the following conditions:

4.1 Compliance with Law and Agreements; Third Party Consents. The Lenders shall be reasonably satisfied that (a) the Loan shall be in full compliance with all legal requirements, (b) all regulatory and third party consents and approvals required to be obtained have been obtained, and (c) the Borrowers shall have performed all agreements theretofore to be performed by the Borrowers.

4.2 Financial Condition. There shall have been no material adverse change in the financial condition of the Loan Parties, in the aggregate, between the date of the most recent financial statement(s) delivered to the Lenders and the Restatement Date.

4.3 Litigation/Bankruptcy. There shall be no pending or threatened litigation by any entity (private or governmental) with respect to the Loan or any documentation executed in connection therewith (except for such litigation disclosed to and not objected to by the Administrative Agent prior to Closing), nor shall there be any litigation, bankruptcy or other proceedings which the Administrative Agent believes, in good faith, could reasonably be expected to have a Material Adverse Effect on a going forward basis.

4.4 Opinion of Counsel. The Administrative Agent shall have received an opinion of Borrowers’ counsel with respect to each Borrower that is incorporated, formed or organized within the United States, in form and substance satisfactory to the Administrative Agent and its counsel in all respects.

4.5 No Default. There shall exist no Event of Default, and no act, event or condition shall have occurred or exist which with notice or the lapse of time, or both, would constitute an Event of Default.

4.6 Documentation. The Administrative Agent shall have received such financial statements, projections, certificates of good standing, corporate resolutions, limited liability company consents, UCC financing statements, opinions, certifications, schedules to be attached to this Agreement and such other documents, instruments and agreements as may be reasonably required by the Lenders or the Administrative Agent, in such form and content and from such parties, as the Administrative Agent shall require (including, without limitation, all documentation and other information required by bank regulatory authorities applicable to “know your customer” and anti-money laundering rules and regulations, including the Patriot Act). All documentation relating to the Loan and all related transactions must be satisfactory in all respects to the Administrative Agent, the Lenders and their respective counsel.

4.7 Restatement Costs and Expenses. The Borrowers shall have paid all fees payable to the Administrative Agent and/or the Lenders, plus all restatement/closing costs and expenses incurred by the Administrative Agent in connection with the transactions contemplated hereby, including, without limitation, all filing fees, recording costs, out-of-pocket syndication costs and expenses and the reasonable attorneys’ fees and expenses of the Administrative Agent’s counsel.

4.8 Restatement Matters. On or before the Restatement Date:

(a) The Administrative Agent shall have received (i) a certificate, dated the Restatement Date and signed by the Chief Financial Officer or other duly authorized officer of the Borrowers, certifying (A) that except as set forth on any schedule attached thereto, the certificate or articles of incorporation or formation (or similar document) of each Borrower previously delivered to the Administrative Agent and its counsel in connection with the Existing Loan Agreement have not been amended since the date of the last amendment thereto shown on the certificate of good standing so furnished, (B) that except as set forth on any schedule attached thereto, the by-laws or operating agreement (or similar document) of each Borrower as in effect and delivered in connection with the Existing Loan Agreement have not been amended, (C) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors or other equivalent body of each Borrower, authorizing the execution, delivery and performance of this Agreement, the Notes and the other Loan Documents by such Borrower, the undertaking by such Borrower of the Obligations, and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the Restatement Date, and (D) as to the incumbency and specimen signature of each officer executing this Agreement, the Notes, or any other Loan Document or any other document delivered in connection therewith on behalf of such Borrower; and (ii) a certificate of another officer as to the incumbency and specimen signature of the Chief Financial Officer or other duly authorized officer executing the certificate pursuant to clause (i) above;

(b) This Agreement, the Notes and all other Loan Documents required to be executed and delivered by any Lender and/or any Borrower shall have been executed and delivered to the Administrative Agent and its counsel in form and substance acceptable to the Administrative Agent, all such documents shall be in full force and effect, and each such document (including each UCC financing statement) required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create or continue in favor of the Administrative Agent for the benefit of the Lenders, ratably a valid, legal and perfected first-priority (except to the extent otherwise provided therein) security interest in and lien on the Collateral (subject to any Permitted Lien) described therein shall have been prepared and delivered to the Administrative Agent and its counsel;

(c) All legal matters incident to this Agreement and the Restatement shall be reasonably satisfactory to the Lenders, the Administrative Agent and their respective counsel; and

(d) After giving effect to the Restatement, all representations and warranties of the Borrowers set forth in this Agreement and the other Loan Documents shall be, with respect to those representations and warranties not qualified by “materiality”, true, accurate and complete in all material respects, and not misleading in any material respect, and with respect to those representations and warranties qualified by “materiality”, true, accurate and complete in all respects and not misleading in any respect.

4.9 Security Interests. The Borrowers shall have executed and delivered all documentation that the Administrative Agent deems necessary or appropriate for the perfection of any Liens granted to the Administrative Agent and/or the Lenders pursuant to this Agreement or any other Loan Document.

4.10 Insurance. The Borrowers shall have delivered to the Administrative Agent for the ratable benefit of the Lenders evidence of compliance with the insurance requirements set forth in this Agreement and the other Loan Documents.

4.11 Due Diligence/Syndication. The Lead Arranger and the Administrative Agent shall have completed, to their satisfaction, a credit analysis, including but not limited to access to management, as well as financial reviews (on a historical and a projected basis), environmental reviews, legal reviews, site visits, customer inquiries, and other due diligence, as deemed necessary or appropriate. Additionally, the Lead Arranger shall have successfully completed the syndication of the Revolving Facility.

4.12 Other Deliveries. The Borrowers shall have provided to the Administrative Agent all other documents, instruments and agreements requested by the Administrative Agent on or prior to the Restatement Date.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and/or make any advances to the Borrowers pursuant to this Agreement, each Borrower jointly and severally represents, warrants, covenants and agrees as follows:

5.1 Existence and Qualification. Each Borrower is a corporation or limited liability company duly organized, validly existing and in good standing (to the extent applicable) under the laws of its jurisdiction of incorporation or organization referenced in the preamble of this Agreement, with all corporate or limited liability company power and authority and all necessary licenses and permits to own, operate and lease its properties and carry on its business as now being conducted, and as it may in the future be conducted, except where the failure to obtain such licenses or permits could not reasonably be expected to have a Material Adverse Effect. Each Borrower has only one jurisdiction of incorporation or organization (as the case may be). Each Borrower is duly qualified and authorized to do business and is in good standing in each jurisdiction in which the nature of its activities or the character of its properties makes qualification necessary, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

5.2 Authority; Noncontravention. Except as set forth in Schedule 5.2 attached to this Agreement, the execution, delivery and performance of the obligations of each Borrower set forth in this Agreement, the Notes and the other Loan Documents (a) have been duly authorized by all necessary corporate, limited liability company, stockholder or member action (as applicable); (b) do not require the consent of any governmental body, agency or authority; (c) will not violate or result in (and with notice or the lapse of time will not violate or result in) the breach of any provision of any Borrower’s Articles/Certificate of Incorporation, Articles/Certificate of Formation, By-laws, Operating Agreement, Material Contracts existing as of the Restatement Date, or any order or regulation of any governmental authority or arbitration board or tribunal; (d) will not violate or result in (and with notice or the lapse of time will not violate or result in) any order or regulation of any governmental authority or arbitration board or tribunal applicable to such Borrower, the effect of which could reasonably be expected to have a Material Adverse Effect; and (e) except as permitted by the terms and provisions of this Agreement, will not result in the creation of a lien, charge or encumbrance of any nature upon any of the properties or assets of any Borrower. When the Loan Documents are executed and delivered, they will constitute legal, valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the rights of creditors generally.

5.3 Financial Position. The financial statements listed on Schedule 5.3 attached to this Agreement, copies of which have been delivered to the Lenders (a) present fairly the financial condition of the Loan Parties as of the date(s) thereof and the results of the Loan Parties’ operations for the periods indicated therein, (b) were prepared in accordance with GAAP, (c) with respect to all historical data, are true and accurate in all material respects, (d) with respect to all projections, are reasonable, and (e) are not misleading in any material respect. All material liabilities, fixed or contingent, are fully shown or provided for on the referenced financial statements or the notes thereto as of the date(s) thereof. There has been no material adverse change in the business, property or condition (financial or otherwise) of the Loan Parties since the date of the most recent financial statements listed on Schedule 5.3 attached to this Agreement. All company filings required by the SEC or pursuant to the SEC Act have been filed as and when required (except to the extent appropriate extensions have been obtained and remain in effect), and no Loan Party has received written notice of any violation of the SEC Act or any other law, rule or regulation of the SEC that has not been disclosed to the Administrative Agent in writing.

5.4 Payment of Taxes. Each Borrower has filed all tax returns and reports required to be filed by it with the United States Government and/or with all state and local governments, and has paid in full or made adequate provision on its books for the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due or claimed to be due on or in respect of such tax returns and reports, except to the extent that the validity or amount thereof is being contested in good faith by appropriate proceedings and the non-payment thereof pending such contest will not result in the execution of any tax lien or otherwise jeopardize the Administrative Agent’s or the Lenders’ interests in any Collateral.

5.5 Accuracy of Submitted Information; Omissions. As of the date furnished, all documents, certificates, information, materials and financial statements furnished or to be furnished to any Lender or the Administrative Agent pursuant to this Agreement or otherwise in connection with the Loan (a) are true and correct in all material respects; (b) do not contain any untrue statement of a material fact; and (c) do not omit any material fact necessary to make the statements contained therein or herein not misleading. No Borrower is aware of any fact which has not been disclosed to the Administrative Agent in writing which could reasonably be expected to have a Material Adverse Effect.

5.6 Government Contracts/Government Subcontracts.

(a) All Government Contracts existing as of the Restatement Date and having (i) a remaining funded contract value of Twenty-five Million and No/100 Dollars ($25,000,000.00) or more, and (ii) a remaining term of twelve (12) months or longer are listed on Schedule 5.6(a) attached to this Agreement.

(b) Except as set forth in Schedule 5.6(b) attached to this Agreement: (i) the Borrowers have complied in all material respects with all statutory and regulatory requirements, including the Service Contract Act, the Contract Disputes Act, the Procurement Integrity Act, the Federal Procurement and Administrative Services Act, the Federal Acquisition Regulations (“FAR”) and related cost principles and the cost accounting standards, where and as applicable to each of the Government Contracts and Government Subcontracts (except for such non-compliance which could not reasonably be expected to have a Material Adverse Effect); (ii) no termination for default, cure notice or show cause notice has been issued and remains unresolved with respect to any Government Contract or Government Subcontract, and to the best of the Borrowers’ knowledge, no event, condition or omission has occurred or exists that would constitute grounds for such action; (iii) no past performance evaluation received by the Borrowers with respect to any such Government Contract or Government Subcontract has set forth a default or other failure to perform thereunder or termination or default thereof which could reasonably be expected to have a Material Adverse Effect; and (iv) no money due to the Borrowers pertaining to any Government Contract or Government Subcontract has been withheld or set-off as a result of any claim(s) made against the Borrowers involving amounts in excess of One Million and No/100 Dollars ($1,000,000.00), individually or in the aggregate.

(c) No Borrower has taken any action or is a party to any litigation that could reasonably be expected to give rise to (i) liability under the False Claims Act, or (ii) a claim for price adjustment under the Truth in Negotiations Act.

(d) Except as set forth in Schedule 5.6(d) attached to this Agreement, no Government Contract or Government Subcontract has been terminated for default in the past ten (10) years.

(e) Except as set forth in Schedule 5.6(e) attached to this Agreement, no Borrower has ever been, and is not now, suspended, debarred or proposed for suspension or debarment from bidding on any Government Contract or Government Subcontract. Except as set forth in Schedule 5.6(e) attached to this Agreement, since February 1, 2002, no notice of suspension, debarment, cure notice, show cause notice or notice of termination for default has been issued by the Government to any Borrower or any of its officers or employees, and no such actions, or any other adverse Government actions or proceedings, with respect to Government Contracts or Government Subcontracts, have been commenced or threatened in writing against any Borrower or any of its officers or employees; it being understood and agreed that, for purposes hereof, normal and customary reviews and audits conducted by the Government in the ordinary course of business shall not be deemed adverse Government action(s) or proceeding(s).

(f) Except as set forth in Schedule 5.6(f) attached to this Agreement, (i) no Borrower has undergone and no Borrower is undergoing any audit, inspection, survey or examination of records by the Government relating to any Government Contract or Government Subcontract and involving fraud, deception, dishonesty, willful misconduct, criminal activity or any allegation thereof, (ii) no Borrower has received written notice of, and no Borrower has undergone, any investigation or review relating to any Government Contract or Government Subcontract and involving fraud, deception, dishonesty, willful misconduct, criminal activity or any allegation thereof, and (iii) no such audit, review, inspection, investigation, survey or examination of records has been threatened in writing. Except as set forth in Schedule 5.6(f) attached to this Agreement, no Borrower has received any official notice that it is or was being specifically audited or investigated by the General Accounting Office, the Defense Contract Audit Agency of the United States Government (the “DCAA”), any state or federal agency Inspector General, the contracting officer with respect to any Government Contract or Government Subcontract, or the Department of Justice (including any United States Attorney).

(g) Neither any Borrower, nor to any Borrower’s knowledge, any of it respective employees, officers or agents of such Borrower, has committed (or taken any action to promote or conceal) any violation of the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1, -2.

(h) The Borrowers are duly registered in the Central Contractor Registration pursuant to applicable FAR.

(i) [Reserved].

(j) No Borrower is a party to an administrative agreement with the Government arising from any suspension, debarment or similar adverse proceeding.

5.7 No Defaults or Liabilities. No Borrower is in default of any obligation, covenant or condition contained in any Material Contract which could reasonably be expected to have a Material Adverse Effect. Additionally, except for the matters disclosed on Schedule 5.9 attached to this Agreement, there is no litigation, legal or administrative proceeding or investigation pending against any Borrower, and no litigation, legal or administrative proceeding or investigation has been threatened against any Borrower, which has not been disclosed to the Administrative Agent in writing and which involves amounts in excess of Five Million and No/100 Dollars ($5,000,000.00) or which could prejudice, in any material respect, the Administrative Agent’s or any Lender’s rights or remedies under any Loan Document, or the priority, perfection or enforceability of the Administrative Agent’s security interest in or lien on any Collateral.

5.8 No Violations of Law. No Borrower is in violation of any Applicable Laws in any material respect; no Borrower has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of its properties or to the conduct of its business, and each Borrower has conducted its business and operations in compliance with all Applicable Laws, except for such non-compliance which could not reasonably be expected to have a Material Adverse Effect.

5.9 Litigation and Proceedings. Except for the matters set forth on Schedule 5.9 attached to this Agreement, as of the Restatement Date, no action, suit or proceeding against or affecting any Borrower is presently pending, or to the knowledge of any Borrower, threatened, in any court, before any governmental agency or department, or before any arbitration board or tribunal, which involves the possibility of any judgment or liability that exceeds all potentially available insurance by more than Five Million and No/100 Dollars ($5,000,000.00). No Borrower is in default with respect to any order, writ, injunction or decree of any court, governmental authority or arbitration board or tribunal.

5.10 Security Interest in the Collateral. Each Borrower is the sole legal and beneficial owner of all assets owned or purported to be owned by it, free and clear of all liens, claims and encumbrances of any nature, except for the Permitted Liens and other liens expressly permitted by the terms and provisions of this Agreement. Except as expressly set forth in this Agreement or unless requirements of any applicable foreign law(s) dictate an alternative or additional method of creating valid and enforceable security interests in the Collateral (or, as the case may be under any applicable foreign law, such foreign jurisdiction’s equivalent of a valid and enforceable security interest in and to such Collateral), the security interests and liens granted by the Borrowers to the Administrative Agent pursuant to this Agreement constitute valid and enforceable security interests in and liens on each item of the Collateral of the type or nature which may be made subject to a security interest under the UCC, subject to no other liens other than Permitted Liens. Upon execution of this Agreement, and subject to (a) the filing of UCC-1 financing statements containing a description of the Collateral and naming the Borrowers as debtors in the appropriate jurisdictions as determined by applicable law, and/or (b) the requirements of any applicable foreign law(s) which dictate an alternative or additional method of perfecting the security interest (or, as the case may be under any applicable foreign law, such foreign jurisdiction’s equivalent of a perfected lien on and security interest) in the Collateral pursuant to this Agreement, the security interests and liens granted by the Borrowers to the Administrative Agent, for the benefit of the Lenders ratably, pursuant to this Agreement (i) constitute perfected security interests in all Collateral of the type or nature in which a security interest may be perfected by filing, recording or registering a financing statement in the United States pursuant to the UCC, (ii) shall be superior to and prior to any other lien on any of such Collateral (but excluding Collateral consisting of capital stock, membership interests or ownership interests in any Foreign Borrower), other than Permitted Liens, and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and liens, other the filing of continuation statements in accordance with Applicable Law, and (iii) in the case of Collateral consisting of capital stock, membership interest(s) or ownership interest(s) in any Borrower or Foreign

Borrower, subject to (A) having control thereof within the meaning of the UCC, and/or (B) satisfaction of any requirements of applicable laws of a foreign jurisdiction which dictate an alternative or additional method of perfection (or, as the case may be under any applicable foreign law, such foreign jurisdiction’s equivalent of a perfected lien on and security interest in and to such Collateral), shall be superior to and prior to any other lien on any of such Collateral, other than Permitted Liens.

5.11 Principal Place of Business; Location of Books and Records. As of the Restatement Date, each Borrower maintains its principal place of business and the office where it keeps its books and records with respect to Receivables at the headquarters location listed on Schedule 2 attached to this Agreement (other than ICF Jones & Stokes Associates, Inc. which keeps its books and records with respect to Receivables at 630 K Street, Suite 400, Sacramento, California 95814). Schedule 5.11 attached to this Agreement sets forth all primary business locations of the Borrowers situated within the United States as of the Restatement Date.

5.12 Fiscal Year. Each Borrower’s Fiscal Year ends on December 31st.

5.13 Pension Plans.

(a) Except for the matters set forth on Schedule 5.13(a) attached to this Agreement, the present value of all benefits vested under all “employee pension benefit plans”, as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 (“ERISA”), from time to time maintained by the Borrowers or any ERISA Affiliate (individually, a “Pension Plan” and collectively, the “Pension Plans”) did not, as of December 31, 2008, exceed the value of the assets of the Pension Plans allocable to such vested benefits;

(b) Except for the matters set forth on Schedule 5.13(b) attached to this Agreement, no Pension Plan, trust created thereunder or other person dealing with any Pension Plan has engaged in a non-exempt transaction proscribed by Section 406 of ERISA or a non-exempt “prohibited transaction”, as such term is defined in Section 4975 of the Internal Revenue Code;

(c) Except for the matters set forth on Schedule 5.13(c) attached to this Agreement, no Pension Plan or trust created thereunder has been terminated within the last three (3) years, and there have been no “reportable events” (as such term is defined in Section 4043 of ERISA and the regulations thereunder) with respect to any pension plan or trust created thereunder after June 30, 1974;

(d) No Pension Plan or trust created thereunder has incurred any “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Internal Revenue Code) as of the end of any plan year, whether or not waived, since the effective date of ERISA; and

(e) None of the Borrowers, or any of their ERISA Affiliates (i) makes, or is obligated to make, contributions to a multiemployer plan (as defined in Section 3(37) of ERISA) or has ever contributed, or been obligated to contribute, to such a plan in the past; (ii) maintains or has ever maintained (A) any plan which has been subject to Title IV of ERISA, or (B) a defined benefit plan (as defined in Section 3(35) of ERISA); or (iii) has any liability or could reasonably be expected to have any liability with respect to any plan identified in the immediately preceding clause (ii) above.

5.14 O.S.H.A., ADA and Environmental Compliance.

(a) Each Borrower has duly complied in all material respects with, and its facilities, business assets, property, leaseholds and equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act (“O.S.H.A.”), the Americans with Disabilities Act (“ADA”), the Environmental Protection Act, RCRA and all other environmental laws which non-compliance with could reasonably be expected to result in a Material Adverse Effect; and there have been no citations, notices, notifications or orders of any such non-compliance issued to any Borrower or relating to its business, assets, property, leaseholds or equipment under any such laws, rules or regulations;

(b) each Borrower has been issued all required federal, state and local licenses, certificates and permits necessary or appropriate in the operation of its facilities, businesses, assets, property, leaseholds and equipment, unless the failure to obtain any such license, certificate or permit would not have a Material Adverse Effect; and

(c) (i) there are no visible signs of releases, spills, discharges, leaks or disposals (collectively referred to herein as “Releases”) of Hazardous Substances at, upon, under or within any real property owned, or to the actual knowledge of any Borrower any premises leased, by any Borrower; (ii) there are no underground storage tanks or polychlorinated biphenyls on any real property owned, or to the actual knowledge of any Borrower any premises leased, by any Borrower; (iii) no real property owned, or to the actual knowledge of any Borrower premises leased, by any Borrower has ever been used by any Borrower (and to the best of each Borrower’s knowledge, any other person) as a treatment, storage or disposal facility for Hazardous Waste; and (iv) no Hazardous Substances are present on any real property owned, or to the actual knowledge of any Borrower any premises leased, by any Borrower, except for such quantities of Hazardous Substances as are handled in all material respects in accordance with all applicable manufacturer’s instructions and governmental regulations, and as are necessary or appropriate for the operation of the business of the Borrowers. Each Borrower, for itself and its successors and assigns, hereby covenants and agrees to indemnify, defend and hold harmless the Administrative Agent and the Lenders from and against any and all liabilities, losses, claims, damages, suits, penalties, costs and expenses of every kind or nature, including, without limitation, reasonable attorneys’ fees arising from or in connection with (i) the presence or alleged presence of any Hazardous Substance or Hazardous Waste on, under or about any property of any Borrower (including, without limitation, any property or premises now or hereafter owned or leased by any Borrower), or which is caused by or results from, directly or indirectly, any act or omission to act by any Borrower; and (ii) any Borrower’s violation of any environmental statute, ordinance, order, rule or regulation of any governmental entity or agency thereof (including, without limitation, any liability arising under CERCLA, RCRA, HMTA or any Applicable Laws).

5.15 Intellectual Property. All patents, patent applications, trademarks, trademark applications, copyrights, copyright applications, trade names, trade secrets and licenses necessary for the conduct of the business of each Borrower are (a) owned or utilized by such Borrower, and (b) valid and, except with respect to licenses, trade secrets and certain copyrights, have been duly registered or filed with all appropriate governmental authorities. Schedule 5.15(a) attached to this Agreement sets forth all patents, patent applications, trademarks, trademark applications, copyrights, copyright applications, trade names, trade secrets and licenses necessary for the conduct of the business of each Borrower as of the Restatement Date, and except as disclosed in Schedule 5.15(a) attached to this Agreement, there is no objection or pending challenge to the validity of any such patent, trademark, copyright, trade name, trade secret or license; no Borrower is aware of any grounds for any such challenge or objection thereto. Except as disclosed in Schedule 5.15(b) attached to this Agreement, as of the Restatement Date, no Borrower pays any royalty to anyone in connection with any patent, trademark, copyright, trade name, trade secret or license; and each Borrower has the right to bring legal action for the infringement of any such patent, trademark, copyright, trade name, trade secret or license.

5.16 Existing or Pending Defaults; Material Contracts. No Borrower is aware of any pending or threatened litigation, or any other legal or administrative proceeding or investigation pending or threatened, against any Borrower arising from or related to any Material Contract which could reasonably be expected to result in any judgment or liability against any Borrower in excess of Five Million and No/100 Dollars ($5,000,000.00).

5.17 Leases and Real Property. No Borrower owns any real property other than fixtures that may relate to various leaseholds. All leases and other agreements under which any Borrower occupies real property are in full force and effect and constitute legal, valid and binding obligations of, and are legally enforceable against, the Borrower party thereto and, to the Borrowers’ best knowledge, are the binding obligations of and legally enforceable against, the other parties thereto. To the Borrowers’ best knowledge, all necessary governmental approvals, if any, have been obtained for each such lease or agreement, and there have been no threatened cancellations thereof or outstanding disputes with respect thereto.

5.18 Labor Relations. There are no strikes, work stoppages, material grievance proceedings, union organization efforts or other controversies pending, or to any Borrower’s knowledge, threatened or reasonably anticipated, between any Borrower and (a) any current or former employee of any Borrower or (b) any union or other collective bargaining unit representing any such employee. Each Borrower has complied and is in compliance with all Applicable Laws relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, withholding, unemployment compensation, employee privacy and right to know, except for such non-compliance which could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.18 attached to this Agreement, as of the Restatement Date, there are no collective bargaining agreements, employment agreements between any Borrower and any of its employees, or professional service agreements not terminable at will relating to the businesses or assets of any Borrower. The consummation of the transactions contemplated hereby will not cause any Borrower to incur or suffer any liability relating to, or obligation to pay, severance, termination or other similar payments to any Person.

5.19 Assignment of Contracts No existing Government Contract, Government Subcontract or other Material Contract of any Borrower (and no present or future interest of any Borrower, in whole or in part, in, to or under any such Government Contract, Government Subcontract or other Material Contract) is currently assigned, pledged, hypothecated or otherwise transferred to any Person (other than in favor of the Administrative Agent for the benefit of the Lenders ratably).

5.20 Contribution Agreement. The Contribution Agreement is in full force and effect, has not been modified, altered or amended in any respect whatsoever (other than to add a new Borrower party thereto from time to time and in connection with this Agreement), and no Borrower is in default thereunder.

5.21 Registered Names. The corporate or company name of each Borrower set forth in this Agreement and the other Loan Documents (including, without limitation, all of the UCC-1 financing statements) is accurate in all respects, and such corporate or company name is identical to the corporate or company name of record with such Borrower’s jurisdiction of incorporation or organization (as applicable).

5.22 Ownership of the Loan Parties. As of the Restatement Date, except as described on Schedule 5.22 attached to this Agreement, all of the issued and outstanding capital stock or other ownership interests of each Loan Party (other than the Parent Company) is owned by either the Parent Company, the Primary Operating Company or another Borrower, free and clear of any and all liens, claims and encumbrances of any type or nature (other than the security interests granted to the Administrative Agent, for the benefit of the Lenders ratably, pursuant to this Agreement).

5.23 Solvency. Both prior to and after giving effect to the transactions contemplated by the terms and provisions of this Agreement, (a) each Borrower owned and owns property (including, without limitation, the Borrower’s rights under the Contribution Agreement) whose fair saleable value is greater than the amount required to pay all of such Borrower’s indebtedness (including contingent debts), (b) each Borrower was and is able to pay all of its indebtedness as such indebtedness matures, and (c) each Borrower had and has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

5.24 Foreign Assets Control Regulations, Etc. No Loan Party is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act. No Loan Party is in violation of (a) the Trading with the Enemy Act, (b) the Bank Secrecy Act, any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Loan Parties (i) is a Blocked Person or (ii) engages in any dealings or transactions or is otherwise associated, with any Blocked Person.

5.25 Federal Reserve Regulations. No director, executive officer or principal shareholder of any Loan Party is a director, executive officer or principal shareholder of any Lender. For the purposes hereof the terms “director” “executive officer” and “principal shareholder” (when used with reference to any Lender), have the respective meanings assigned thereto in Regulations issued by the Board.

5.26 Commercial Tort Claims. No Borrower is a party to any Commercial Tort Claims, except as shown on Schedule 5.26 attached to this Agreement.

5.27 Letter of Credit Rights. No Borrower has any Letter of Credit Rights, except as shown on Schedule 5.27 attached to this Agreement.

5.28 Intercompany Debt. Except as described on Schedule 5.28 attached to this Agreement, as of the Restatement Date, no Borrower has any outstanding Indebtedness owed by or to any Non-Borrower Affiliate or Controlled Foreign Corporation.

5.29 Survival of Representations and Warranties. All representations and warranties made herein shall survive the making of the Loan, and shall be deemed remade and redated as of the date of each request for an advance or readvance of any Loan proceeds or the issuance, amendment, renewal or extension of any Letter of Credit, unless the Borrowers are unable to remake and/or redate any such representation or warranty, discloses the same to the Lenders in writing, and such inability does not constitute or give rise to an Event of Default.

ARTICLE 6

AFFIRMATIVE COVENANTS

So long as any Obligation remains outstanding or this Agreement remains in effect, each Borrower jointly and severally covenants and agrees with the Administrative Agent and the Lenders that:

6.1 Payment of Loan Obligations. Each Borrower will duly and punctually pay all sums to be paid to the Lenders, the Lead Arranger and the Administrative Agent in accordance with the terms and provisions of the Loan Documents, and will comply with, perform and observe all of the terms and provisions thereof.

6.2 Payment of Taxes. Each Borrower will promptly pay and discharge when due all federal, state and other governmental taxes, assessments, fees and charges imposed upon it, or upon any of its properties or assets, except to the extent that the non-payment thereof will not result in the execution of any tax lien or otherwise jeopardize the Administrative Agent’s or the Lenders’ interest in or the value of any Collateral.

6.3 Delivery of Financial and Other Statements. The Borrowers shall deliver to the Administrative Agent financial and other statements, each of which shall, unless otherwise expressly set forth below to the contrary, be prepared in accordance with GAAP consistently applied, as follows:

(a) on or before the ninetieth (90th) day following the close of each Fiscal Year, the Borrowers will submit to the Administrative Agent (i) annual audited and unqualified consolidated financial statements certified by an independent certified public accountant acceptable to the Administrative Agent and including a consolidating and consolidated balance sheet, cash flow statement, income statement and statement of shareholders’ equity, accompanied by related footnotes, reporting the Loan Parties’ current financial position and the results of their operations for the Fiscal Year then ended, which shall be accompanied by management letters (if issued), certified by the Borrowers’ Chief Financial Officer or another duly authorized executive officer of the Borrowers, (iii) a schedule listing each Government Contract which constitutes a Material Contract and has a remaining term of twelve (12) months or longer, and (iv) an annual budget for the then current Fiscal Year, certified by the Borrowers’ Chief Financial Officer or another duly authorized executive officer of the Borrowers, each of which shall be in form and substance satisfactory to the Administrative Agent;

(b) on or before the forty-fifth (45th) day following the close of each fiscal quarter, the Borrowers will submit to the Administrative Agent (i) a consolidated balance sheet and income statement, reporting the Loan Parties’ current financial position and the results of their operations for the Fiscal Quarter then ended and year to date, (ii) internally prepared statements of cash flow and contract/status backlog reports, (iii) a Quarterly Covenant Compliance/Non-Default Certificate in the form attached as Exhibit 5 to this Agreement, (iv) detailed current aged billed accounts receivable reports, and (v) a detailed listing of all deposit accounts designated by the Borrowers as Permitted Foreign Bank Accounts during the Fiscal Quarter then ended, each of which shall be certified by the Borrowers’ Chief Financial Officer or another duly authorized executive officer of the Borrowers and each of which shall be in form and substance satisfactory to the Administrative Agent;

(c) within ten (10) days of issuance, distribution or filing, as applicable, the Borrowers will submit to the Administrative Agent copies of all public filings, disclosure statements and/or registration statements which any Borrower issues to, distributes to or files with the SEC or any state agency or department regulating securities (or any other Person, pursuant to the rules and/or regulations of the SEC or any state agency or department regulating securities);

(d) not less than ten (10) days prior to any change of or addition to any of the locations within the United States where any Collateral (other than Receivables) valued, individually or in the aggregate, in excess of One Million and No/100 Dollars ($1,000,000.00) is or will be located, or any change of or addition to the location(s) of the books and records used to generate any Borrowers’ Receivables, the Borrowers will submit to the Administrative Agent a written notice specifying the new address or location of such Collateral or books and records (as the case may be), and if required pursuant to Section 6.17 of this Agreement, the written notice from the Borrowers shall be accompanied by the landlord lien waiver required thereunder, executed by the landlord for such new location; and

(e) promptly upon the request of the Administrative Agent, the Borrowers will provide to the Administrative Agent such other information and/or reports relating to each Loan Party’s business, operations, properties or prospects as the Administrative Agent may from time to time reasonably request (including, without limitation, all documentation and other information required by bank regulatory authorities from time to time applicable to “know your customer” and anti-money laundering rules and regulations, including the Patriot Act).

It is expressly understood and agreed that the Borrower certifications required under this Section 6.3 shall (i) with respect to historical data, be true and accurate in all material respects, and (ii) with respect to projections, be reasonable.

6.4 Maintenance of Records; Review by the Administrative Agent. Each Borrower will maintain, and cause each other Loan Party to maintain, at all times, proper books of record and account in accordance with GAAP, consistently applied, and, subject to any applicable confidentiality and secrecy requirements imposed by any Government agency, will permit the Administrative Agent’s officers or any of the Administrative Agent’s authorized representatives or accountants to visit and inspect each Loan Party’s offices and properties, examine its books of account and other records, and discuss its affairs, finances and accounts with the officers of any Loan Party, all at such reasonable times during normal business hours, and as often as the Administrative Agent may reasonably request.

6.5 Maintenance of Insurance Coverage. Each Borrower will maintain, and cause each other Loan Party to maintain, in effect fire and extended coverage insurance, public liability insurance, worker’s compensation insurance and insurance on the Collateral and each of its properties, with responsible insurance companies, in such amounts and against such risks as are customary for similar businesses, required by governmental authorities, if any, having jurisdiction over all or part of its operations, or otherwise reasonably required by the Administrative Agent, and will furnish to the Administrative Agent certificates evidencing such continuing insurance. The Administrative Agent, for the benefit of the Lenders ratably, shall be named as the loss payee on all hazard and casualty insurance policies and as an additional insured on all liability insurance policies. All insurance policies shall also provide (a) that the insurer shall endeavor to provide not less than thirty (30) days written notice to the Administrative Agent prior to expiration, cancellation or material change in any coverage or otherwise, except where the expiration or cancellation of a policy results from non-payment of premium(s) or non-renewal of the policy (in which case the policy shall provide for not less than ten (10) days prior written notice); and (b) for waiver of subrogation.

6.6 Maintenance of Property/Collateral; Performance of Contracts. Each Borrower will maintain, and cause each other Loan Party (other than the Jones & Stokes Joint Venture Entities) to maintain, at all times, the Collateral and its tangible property, both real and personal, in good order and repair (subject to ordinary wear and tear), and will permit the Administrative Agent’s officers or authorized representatives to visit and inspect the Collateral and each Loan Party’s (other than the Jones & Stokes Joint Venture Entities) tangible property at such reasonable times during normal business hours, as and when the Administrative Agent deems necessary or appropriate. Each Borrower shall perform, and shall cause each other Loan Party to perform, all obligations under all Material Contracts to which it is a party, including all exhibits and other attachments to such contracts, all modifications thereto and all documents and instruments delivered pursuant thereto, and will comply with all laws, rules and regulations governing the execution, delivery and performance thereof, except for such non-compliance which would or could not reasonably be expected to have a Material Adverse Effect.

6.7 Maintenance of Existence. Except as provided in Section 1.10 (c) of this Agreement, each Borrower will maintain, and shall cause each Loan Party to maintain, its corporate or company existence (as applicable) in its state of incorporation or organization as of the Restatement Date.

6.8 Maintenance of Certain Deposit Accounts with the Administrative Agent. Except for the Transitional Deposit Accounts and Permitted Foreign Bank Accounts, each Borrower will maintain, and will cause each Loan Party to maintain, its primary cash collection accounts with the Administrative Agent and all of its other primary bank accounts with a Lender. Each Lender maintaining a primary bank account of any Borrower expressly acknowledges and agrees that (a) the Administrative Agent, for the benefit of the Lenders ratably, has been granted a first priority security interest in and to such bank account pursuant to this Agreement, (b) the Lender’s possession of such bank account constitutes “control” for purposes of perfecting the Administrative Agent’s security interest in and to such bank account under the UCC or otherwise, and (c) such Lender’s rights and remedies with respect to such bank account (other than rights and remedies necessary to recoup normal and customary account fees and charges imposed from time to time for maintaining and administering such bank account, and rights and remedies with respect to items returned unpaid, whether for insufficient funds or for any other reason) shall be, and at all times remain, subject and subordinate to the rights and remedies of the Administrative Agent granted pursuant to this Agreement or available pursuant to applicable law.

6.9 Maintenance of Management. The Borrowers will notify the Administrative Agent in writing of the change of any executive officer or director of the Parent Company or the Primary Operating Company within thirty (30) days of the date of any such change.

6.10 Disclosure of Defaults, Etc.

(a) Promptly upon the occurrence thereof, each Borrower will provide the Administrative Agent and the Lenders with written notice of any Event of Default, or any act, event, condition or occurrence that upon the giving of any required notice or the lapse of time, or both, would constitute an Event of Default. In addition, each Borrower will promptly advise the Administrative Agent and the Lenders in writing of (i) any termination for default, suspension, debarment, show cause notice or similar adverse action or proceeding, including without limitation any pending or threatened litigation involving amounts in excess of Five Million and No Dollars ($5,000,000.00), and (ii) any condition, act, event or occurrence which comes to such Borrower’s attention that could reasonably be expected to (A) result in a termination for default, suspension, debarment or similar adverse proceeding which could reasonably be expected to have a Material Adverse Effect, (B) prejudice the Administrative Agent’s or any Lender’s rights in connection with this Agreement, any Note or any other Loan Document, or (C) result in any litigation or other legal or administrative proceeding or investigation asserting a Loan Party liability, or seeking the entry of any judgment in excess of Five Million and No/100 Dollars ($5,000,000.00). Additionally, the Borrowers agree to provide written notice to the Administrative Agent and the Lenders within five (5) days of the date on which any obligation of a Loan Party for the payment of borrowed money, whether now existing or hereafter created, incurred or arising, becomes or is declared to be due and payable prior to the expressed maturity thereof. Any notice issued pursuant to this Subsection shall include such details as the Administrative Agent may reasonably require.

(b) If, at any time after the Restatement Date, any Loan Party shall receive any letter, notice (including any notice by the DCAA or any other government authority regarding any proposed audit or investigation), subpoena, court order, pleading or other document issued, given or delivered by the Government, any Prime Contractor or by any Person acting for or on behalf of the Government or such Prime Contractor with respect to, or in any manner related to any alleged default, fraud, dishonesty, malfeasance or other willful misconduct of a Loan Party, the Borrowers shall deliver a true, correct and complete copy of such letter, notice, subpoena, court order, pleading or document to the Administrative Agent, the Administrative Agent’s counsel and each Lender within five (5) Business Days of such Loan Party’s receipt thereof. Furthermore, if any Loan Party shall issue, give or deliver to the Government any Prime Contractor or by any Person acting for or on behalf of the Government or such Prime Contractor, any letter, notice, subpoena, court order, pleading or other document with respect to, or in any manner related to, or otherwise in response to any alleged default, fraud, dishonesty, malfeasance or other willful misconduct of a Loan Party, the Borrowers shall deliver a true, correct and complete copy of such letter, notice, subpoena, court order, pleading or other document to the Administrative Agent, the Administrative Agent’s counsel and each Lender and concurrent with the Loan Party’s issuance or delivery thereof to the Government, such Prime Contractor or any Person acting for or on behalf of the Government or such Prime Contractor. If any letter, notice, subpoena, court order, pleading or other document required to be delivered to the Administrative Agent, the Administrative Agent’s counsel and each Lender pursuant to this Section 6.10 contains any information deemed “classified” by the Government and/or the dissemination of any such information to the Administrative Agent, the Administrative Agent’s counsel and each Lender would result in any Loan Party violating any Applicable Law, then the Borrowers shall deliver to the Administrative Agent, the Administrative Agent’s counsel and each Lender a summary of such letter, notice, subpoena, court order, pleading or other document containing a summary thereof, but including as much (but no more than) detail as can be included therein without violating any Applicable Law.

6.11 Security Perfection; Assignment of Claims Act; Payment of Costs. The Borrowers will execute and deliver and pay the costs of recording and filing financing statements, continuation statements, termination statements, assignments and other documents, as the Administrative Agent may from time to time deem necessary or appropriate for the perfection of any liens granted to the Administrative Agent or Lenders pursuant hereto or pursuant to any other Loan Document. On or before the date which is ninety (90) days from the date of any Government Contract hereafter entered into, extended or renewed by one or more Borrowers, such Borrower(s) shall execute all documents necessary or appropriate in order to comply with the Assignment of Claims Act of 1940, as amended, 31 U.S.C. Section 3727 and 41 U.S.C. Section 15 (the “Government Contract Assignments”) in connection with each such Government Contract; it being understood and agreed, however, that (a) no Borrower’s failure to execute and deliver any Government Contract Assignment shall constitute a default, breach or violation of the Borrowers’ obligation(s) set forth in this Section 6.11, unless the Administrative Agent shall have made written demand upon the Borrowers to fully and faithfully comply with its obligation(s) with respect to Government Contract Assignments set forth in this Section 6.11 above, and such demand shall have been issued by the Administrative Agent only after the occurrence of an Event of Default; and (b) unless an Event of Default shall have occurred and be continuing, no Government Contract Assignment shall be required for any Government Contract which (i) has a remaining value of less than Five Million and No/100 Dollars ($5,000,000.00), or (ii) has a remaining term of less than twelve (12) months (with no option to extend). The Borrowers acknowledge that the Administrative Agent and the Lenders will be irreparably harmed if any Borrower fails or refuses to execute and deliver any Government Contract Assignment after the Administrative Agent’s demand therefor, as and when required pursuant to this Section 6.11, and that the Administrative Agent and the Lenders have no adequate remedy at law. In such event, the Borrowers agree that the Administrative Agent shall be entitled, in addition to all other rights and remedies available to the Administrative Agent and/or the Lenders, to injunctive or other equitable relief to compel the Borrowers’ full compliance with the requirements of this Section 6.11. All costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred in connection with the preparation, execution, delivery and administration of Government Contract Assignments shall be borne solely by the Borrowers. Additionally, the Borrowers will pay any and all costs incurred in connection with the transactions contemplated hereby, as well as any and all taxes (other than the Lenders’ income and franchise taxes), which may be payable as a result of the execution of this Agreement or any agreement supplemental hereto, or as a result of the execution and/or delivery of any Note or other Loan Document.

6.12 Defense of Title to Collateral. The Borrowers will at all times defend the Lenders’, the Administrative Agent’s and Borrowers’ rights in the Collateral, subject to the Permitted Liens, against all Persons and all claims and demands whatsoever, and will, upon request of the Administrative Agent (a) furnish such further assurances of title as may be required by the Administrative Agent, and (b) do any other acts necessary to effectuate the purposes and provisions of this Agreement, or as required by law or otherwise in order to perfect, preserve, maintain or continue the interests of the Administrative Agent and/or Lenders in any Collateral.

6.13 Compliance with Law. Each Borrower will conduct its businesses and operations in compliance in all material respects with (a) all Applicable Laws and requirements of all federal, state and local regulatory authorities having jurisdiction, (b) the provisions of its charter documents and other corporate governance documents, (c) all agreements and instruments by which it or any of its properties may be bound, and (d) all applicable decrees, orders and judgments.

6.14 Other Collateral Covenants.

(a) The Borrowers will, at their own expense, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent from time to time such lists, descriptions and designations of Collateral, warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments, and take such further steps relating to the Collateral and other property or rights covered by the interests hereby granted which the Administrative Agent deems reasonably appropriate or advisable to perfect, preserve or protect its ownership and security interests in any Collateral.

(b) The Borrowers shall promptly notify the Administrative Agent in writing if, at any time, any issuer of uncertificated securities, securities intermediary or commodities intermediary has issued or holds, or will issue or hold, any financial assets or commodities to or for the benefit of any Borrower, and the Borrowers shall obtain authenticated control letters from such issuer or intermediary, in form and substance reasonably satisfactory to the Administrative Agent, within ten (10) days of the Administrative Agent’s demand therefor.

(c) If any Borrower is or becomes the beneficiary of a letter of credit with a face amount in excess of Five Million and No/100 Dollars ($5,000,000.00), such Borrower shall promptly, and in any event within two (2) Business Days after becoming a beneficiary, notify the Administrative Agent thereof and, following the Administrative Agent’s request, enter into a tri-party agreement with the Administrative Agent and the issuer and/or confirmation bank with respect to all Letter of Credit Rights in connection with such letter of credit, assigning such Letter of Credit Rights to the Administrative Agent and directing all payments thereunder to an account designated by the Administrative Agent, which tri-party agreement shall be in form and substance reasonably satisfactory to the Administrative Agent.

(d) The Borrowers shall promptly take all steps necessary to grant the Administrative Agent control of all electronic chattel paper in accordance with the UCC and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.

(e) The Borrowers hereby irrevocably authorize the Administrative Agent at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (i) describe Collateral (A) as all assets of the Borrowers or words of similar effect (other than assets expressly excluded from the description of Collateral herein), regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code in such jurisdiction, or (B) as being of an equal or lesser scope or with greater detail, and (ii) contain any other information required by part 5 of Article 9 of the Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement or amendment, including (A) whether any Borrower is an organization, the type of organization and any organization identification number issued to such Borrower, and (B) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. The Borrowers agree to furnish any such information to the Administrative Agent promptly upon request. The Borrowers also ratify their authorization for the Administrative Agent to have filed in any Uniform Commercial Code jurisdiction any initial financing statements or amendments thereto or continuations thereof, if filed prior to the Restatement Date.

(f) The Borrowers shall promptly, and in any event within two (2) Business Days after the same is acquired by any Borrower, notify the Administrative Agent of any Commercial Tort Claim acquired by a Borrower which could reasonably be expected to result in a monetary recovery in excess of Five Million and No/100 Dollars ($5,000,000.00), and unless otherwise consented to by the Administrative Agent, such Borrower shall enter into a supplement to this Agreement, granting to the Administrative Agent, for the benefit of the Lenders ratably, a perfected security interest in such Commercial Tort Claim.

(g) If any Borrower retains possession of any Chattel Paper or Instruments with the Administrative Agent’s consent, such Chattel Paper and Instruments shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of Citizens Bank of Pennsylvania, as Administrative Agent.”

(h) No Borrower shall reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated as of the Restatement Date unless it shall have provided to the Administrative Agent at least thirty (30) days prior written notice thereof.

(i) Each Borrower acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of the Administrative Agent and agrees that it will not do so without the prior written consent of the Administrative Agent, subject to such Borrower’s rights under Section 9-509(d)(2) of the UCC.

6.15 Financial Covenants of the Borrowers. So long as any Obligation remains outstanding or this Agreement remains in effect, the Borrowers will comply, and cause the Loan Parties in the aggregate to comply, with each of the financial covenants set forth below:

(a) Fixed Charge Coverage Ratio. The Loan Parties will maintain on a consolidated basis for each Fiscal Quarter, a Fixed Charge Coverage Ratio of not less than 1.25 to 1.00. For purposes of the foregoing, “Fixed Charge Coverage Ratio” shall mean, for each measurement period, the sum of the Loan Parties’ EBITDA, plus real property rent expense and operating lease expense, minus non-financed capital expenditures, divided by the sum of the Loan Parties’ real property rent expense and operating lease expense, plus net interest expense, plus cash taxes paid, and plus required principal payments on debt and Capital Lease Obligations, plus cash dividends and restricted payments (i.e., payments prohibited by the provisions of this Agreement), including stock repurchases (other than stock repurchases made by the Parent Company in accordance with Section 7.8(b) of this Agreement). The Fixed Charge Coverage Ratio shall be measured on the last day of each Fiscal Quarter throughout the term of the Loan.

(b) Leverage Ratio. The Loan Parties will maintain at all times on a consolidated basis for each Fiscal Quarter a Leverage Ratio of not more than 3.75 to 1.00. For purposes of the foregoing, “Leverage Ratio” shall mean, for each measurement period, the ratio of the Loan Parties’ Total Funded Debt to the Loan Parties’ EBITDA. The Leverage Ratio shall be measured on the last day of each Fiscal Quarter throughout the term of the Loan.

Except as otherwise expressly provided above, the financial covenants referenced above shall be calculated and tested on a rolling four (4) quarter basis, and shall include the results of any entity acquired pursuant to a Permitted Acquisition and consolidated into the Loan Parties’ financial statements within the twelve (12) month period immediately preceding the applicable covenant calculation date. Unless otherwise defined, all financial terms used in this Section 6.15 shall have the meanings attributed to such terms in accordance with GAAP.

6.16 [Reserved].

6.17 Landlord Waivers; Subordination. If, at any time after the Restatement Date, any Borrower (other than any Foreign Borrower) shall move or relocate any of its books and records (other than the relocation of the books and records with respect to Receivables of any Loan Party to the headquarters location listed on Schedule 2 attached to this Agreement), the Borrower shall provide to the Administrative Agent, prior to any such move or relocation, a landlord lien waiver with respect to the relocated location, pursuant to which each landlord shall subordinate any statutory, contractual or other lien the landlord may have in any of the Collateral to the lien, operation and effect of the lien granted to the Administrative Agent pursuant to this Agreement and the other Loan Documents.

6.18 Substitute Notes. Upon request of the Administrative Agent, each Borrower shall execute and deliver to the Administrative Agent substitute promissory notes, in form and substance satisfactory to the Administrative Agent in all respects, payable to the order of such Person as may be designated by the Administrative

Agent; it being understood and agreed, however, that the aggregate principal amount of all outstanding promissory notes shall not exceed the Commitment Amount (plus the Swing Line Commitment Amount) as of the date such substitute note(s) are issued.

ARTICLE 7

NEGATIVE COVENANTS

So long as any Obligation remains outstanding or this Agreement remains in effect, each Borrower jointly and severally covenants and agrees that, without the prior written consent of the Administrative Agent, the Borrowers will not, and will not suffer or permit any other Loan Party to:

7.1 Change of Control; Disposition of Assets; Merger.

(a) (i) with respect to the Parent Company and/or the Primary Operating Company, suffer or permit a Change of Control to occur, and (ii) with respect to all other Loan Parties (other than the Parent Company, the Primary Operating Company and the Jones & Stokes Joint Venture Entities), suffer or permit majority ownership or effective control to be sold, assigned or otherwise transferred, legally or equitably, to any Person, except (A) to a Borrower, or (B) to any other Person in connection with a Permitted Disposition; or

(b) suffer or permit the issuance of any capital stock of any Loan Party (other than the Jones & Stokes Joint Venture Entities), except for the issuance of Additional Equity Stock, (i) whether pursuant to an employee stock option plan or an employee stock ownership plan, in form and substance reasonably satisfactory to the Administrative Agent (either such plan being referred to herein as an “Approved ESOP”), or an employee stock purchase plan, program or arrangement, in form and substance reasonably satisfactory to the Administrative Agent (an “Approved ESPP”); or (ii) by the Parent Company; provided that the capital stock is not convertible or exchangeable into Indebtedness, or required to be redeemed or repurchased at the option of the holder or upon the happening of an event or the passage of time; or

(c) permit any Loan Party (other than the Jones & Stokes Joint Venture Entities) to sell, assign, loan, deliver, lease, transfer or otherwise dispose of any of its property or assets (including, without limitation, stock, equity or any other type of ownership interests of another Loan Party), except for a Permitted Disposition; or permit any Borrower to become a party to any document, instrument or agreement (other than this Agreement and the other Loan Documents) which prohibits, limits or restricts such Borrower from assigning, pledging, hypothecating or otherwise encumbering any of its assets, including, without limitation, any capital stock or other equity interests of another Borrower; or

(d) permit any Loan Party (other than the Jones & Stokes Joint Venture Entities) to merge or consolidate with any business, company or enterprise, or acquire or purchase any business, company or enterprise or acquire or purchase substantially all of the assets of any business, company or enterprise; it being understood and agreed, however, that the Administrative Agent’s prior written consent shall not be required for any of the following:

(i) any merger between Borrowers or by a Loan Party with and into a Borrower (with the Borrower being the surviving entity); provided that (A) the Borrowers shall have provided not less than fifteen (15) days prior written notice to the Administrative Agent of the proposed merger, and such notice sets forth all of the material terms of such merger (including, without limitation, the purpose for consummating such merger), (B) after giving effect to such merger, the Administrative Agent, for the benefit of the Lenders ratably, shall have a perfected first priority security interest in and to all of the assets of the surviving Borrower constituting Collateral (subject to Permitted Liens), (C) within ten (10) days of the effective date of such merger, true, correct and complete state-certified copies of the articles of merger, plan of merger and all other documents, instruments and agreements relating thereto shall have been provided by the Borrowers to the Administrative Agent, and (D) promptly (but in all events within forty-five (45) days) following the Administrative Agent’s request, the Borrowers shall have executed, issued and/or delivered to the Administrative Agent such documents, instruments and agreements as the Administrative Agent may reasonably require in connection with or as a result of such merger; or

(ii) any other merger or acquisition by any Borrower with or of a non-Borrower (a “Target”) which meets all of the following criteria:

A. the merger or acquisition results in the acquisition by such Borrower of all or substantially all of the assets of the Target or at least eighty-five percent (85%) of all of the issued and outstanding equity or ownership interests in the Target, in either case, free and clear of any and all liens, claims and encumbrances (other than Permitted Liens);

B. the Target is in a similar line or lines of business as that of the Borrowers;

C. the Target is a going concern, not involved in any material litigation that is not fully covered by reserves and/or insurance and shall have not suffered any material adverse change in its business, operations, condition or assets at any time after the immediately preceding fiscal quarter end and prior to the effective date of the merger or acquisition;

D. the subject transaction does not constitute a hostile acquisition or merger;

E. both prior to and after giving effect to the merger or acquisition, no Event of Default shall exist or have occurred;

F. without limiting Section 7.1(d)(ii)E above, the Loan Parties will be in compliance with all financial covenants set forth in Section 6.15 of this Agreement both prior to and after giving effect to the merger or acquisition, and the Leverage Ratio will not exceed 3.50 to 1.00 after giving effect to the proposed merger or acquisition;

G. after giving effect to the merger or acquisition, there is at least Twenty-five Million and No/100 Dollars ($25,000,000.00) of excess availability under the Revolving Facility;

H. [Reserved];

I. the Borrowers shall not assume any obligation or liability that would be included in the calculation of Total Funded Debt as a condition of such merger or acquisition other than capitalized leases entered into in the ordinary course of business, normal and customary accruals and other Indebtedness expressly permitted pursuant to this Agreement;

J. the Borrowers shall have certified in writing, or concurrent with the consummation of the subject merger or acquisition shall certify in writing, to the Administrative Agent that the subject merger or acquisition meets the requirements of a Permitted Acquisition as set forth above; and

K. if required pursuant to Section 1.10 of this Agreement, the Target shall be joined as a “Borrower” party to this Agreement and the other Loan Documents within forty-five (45) days of the effective date of the merger or acquisition or by such later date as provided pursuant to Section 1.10 of this Agreement.

In the event that the Administrative Agent issues its consent to a hostile acquisition, such consent shall be subject to, among other things, the Borrowers’ agreement to indemnify, defend and hold the Administrative Agent and the Lenders harmless from and against any and all claims, demands, losses, liabilities, damages, costs and expenses of every kind and nature, including without limitation, reasonable attorneys’ fees, related to, arising out of or in connection with such acquisition, pursuant to an indemnity agreement satisfactory to the Administrative Agent and the affected Lender in all respects.

7.2 Margin Stocks. Use all or any part of the proceeds of any advance made hereunder to purchase or carry, or to reduce or retire any loan incurred to purchase or carry, any margin stocks (within the meaning of Regulations U, T or X of the Board) or to extend credit to others for the purpose of purchasing or carrying any such margin stocks.

7.3 Change of Operations. Change the general character of any Loan Party’s business as conducted on the Restatement Date (i.e., professional business services), or engage in any type of business not directly related to or compatible with such business as presently and normally conducted.

7.4 Judgments; Attachments. Suffer or permit any judgment in excess of Five Million and No/100 Dollars ($5,000,000.00) against any Loan Party or any attachment against any Loan Party’s property (for an amount not fully covered by insurance) to remain unpaid, undischarged or undismissed for a period of ten (10) days, unless enforcement thereof shall be effectively stayed or bonded.

7.5 Fiscal Year; Accounting Method. Suffer or permit any change to the Fiscal Year of any Loan Party (other than to a Fiscal Year ending December 31st) or, subject to The Interpretive Provisions Section of this Agreement, the accounting methods of any Loan Party.

7.6 Material Adverse Effect. At any time do or perform any act or permit any act to be performed which could reasonably be expected to have a Material Adverse Effect.

7.7 Indebtedness; Granting of Security Interests.

(a) Create, incur, assume or suffer to exist any Indebtedness, whether direct or indirect, except for:

(i) trade debt and operating leases incurred in the ordinary course of business;

(ii) unsecured Indebtedness outstanding on the Restatement Date and listed on Schedule 7.7(a) attached to this Agreement, but any increase thereof would be subject to subsection (x) below;

(iii) inter-company Indebtedness (including inter-company guarantees) by and among the Borrowers in which the Administrative Agent has a perfected security interest in and to all of their assets constituting Collateral;

(iv) performance guarantees (i.e., the non-monetary contingent obligation to complete performance of a contract) issued by any Loan Party on behalf of another Loan Party;

(v) bid bonds and/or performance bonds with respect to the failure of a Loan Party to complete a contractual obligation (but not with respect to financing such obligation) incurred in the ordinary course of business in an amount not to exceed, individually or in the aggregate, Ten Million and No/100 Dollars ($10,000,000.00), at any time;

(vi) Indebtedness secured by Permitted Liens, provided that such Indebtedness does not violate any other covenant set forth in this Agreement;

(vii) Indebtedness (other than the Obligations) outstanding on the Restatement Date and listed on Schedule 7.7(b) attached to this Agreement, and any refinancings, refundings, renewals or extensions of such Indebtedness; provided that (A) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, and (B) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(viii) Indebtedness incurred to finance (by purchase or lease) equipment constituting capital expenditures, provided that such Indebtedness does not violate any other covenant set forth in this Agreement;

(ix) each of the bank guarantee agreements listed on Schedule 7.7(b) attached hereto, together with any substitutes issued in the ordinary course of business therefor, provided that the aggregate face amount of all such bank guarantee agreements outstanding at any time shall not exceed One Million Seven Hundred Eight Thousand Four Hundred Forty-four and 66/100 Sterling (£1,708,444.66); and any other guarantees expressly permitted by the terms of this Agreement (but not otherwise specifically addressed in any other subsection of this Section 7.7), provided that the aggregate amount of such other guarantees remaining unpaid and outstanding at any time does not exceed Ten Million and No/100 Dollars ($10,000,000.00);

(x) any other unsecured indebtedness (not specifically described or addressed in this Section 7.7(a)), provided that the aggregate amount of such indebtedness remaining unpaid and outstanding at any time does not exceed Twenty-five Million and No/100 Dollars ($25,000,000.00);

(xi) any Hedging Obligations;

(xii) any Permitted Financial Product Obligations; or

(xiii) Indebtedness under the Loan Documents;

(b) Mortgage, assign, pledge, hypothecate or otherwise encumber or permit any lien, security interest or other encumbrance, including purchase money liens, whether under conditional or installment sales arrangements or otherwise, to affect the Collateral or any other assets or properties of any Loan Party (other than the Jones & Stokes Joint Venture Entities), except for any Permitted Liens; or

(c) Enter into any agreement or understanding with any Person pursuant to which any Loan Party agrees to (i) be bound by a covenant not to encumber all or any part of the property or assets of such Loan Party, or (ii) limit the ability of such Loan Party to guaranty the Indebtedness of another Loan Party, unless such agreement or understanding is entered into in connection with the granting of purchase money security interests permitted pursuant to the terms and provisions of this Agreement.

7.8 Dividends; Loans; Advances; Investments and Similar Events.

(a) Declare or pay any dividend on any Loan Party’s capital stock or other equity interests of any class (other than dividends declared or paid (i) with respect to the capital stock of the Parent Company; provided that both immediately before and after giving effect to such declaration and/or payment, the Loan Parties shall be and remain on a consolidated basis in pro forma compliance with all of the financial covenants set forth in Section 6.15 of this Agreement, and no other Event of Default shall have occurred and be continuing, and (ii) to a Borrower); or alter or amend any Loan Party’s capital structure in any manner that could reasonably be expected to have a material adverse effect on the voting rights of any Borrower with respect to the business affairs of such Loan Party; or voluntarily prepay, acquire or anticipate any sinking fund requirement of any indebtedness; or, except as specifically permitted elsewhere in this Section 7.8, make any upstream distribution in cash or assets to any Non-Borrower Affiliate or to any Loan Party’s equity owners (who are not Borrowers);

(b) purchase, redeem or otherwise retire any shares of any Loan Party’s capital stock or other equity interests (other than purchases or redemptions that (i) do not occur at any time after an Event of Default has occurred and is continuing, (ii) do not cause or result in an Event of Default and both immediately before and after giving effect to such purchase and/or redemption, the Loan Parties shall be and remain on a consolidated basis in pro forma compliance with all of the financial covenants set forth in Section 6.15 of this Agreement, and (iii) if made by a Loan Party (other than the Parent Company) of shares held by any Person who is not a Borrower, do not exceed a net Five Million and No/100 Dollars ($5,000,000.00), in the aggregate, in any twelve (12) month period, and if made by the Parent Company of shares held by any Person, do not exceed a net Thirty-five Million and No/100 Dollars ($35,000,000.00), in the aggregate, throughout the term of the Facility, in each case (A) to be calculated after netting against any such purchases or redemptions any new issuances of capital stock or other equity interests to employees and related tax consequences, and (B) not to include any purchases by an Approved ESOP or Approved ESPP or purchases by any Loan Party of shares held by a Borrower for reasonably equivalent value);

(c) Make any loans, salary advances or other payments to (i) any equity owners of any Loan Party, unless such equity owner is also a Borrower party to this Agreement in which the Administrative Agent has a perfected security interest in and to all of its assets constituting Collateral at the time such loan, salary advance or other payment is made; (ii) any corporation, company or other enterprise directly or indirectly owned in whole or in part by any equity owner of any Loan Party, unless such corporation, company or other enterprise is also a Borrower party to this Agreement in which the Administrative Agent has a perfected security interest in and to all of its assets constituting Collateral at the time such loan, salary advance or other payment is made; or (iii) any other Person; provided, however, that the Loan Parties may make or continue to have outstanding any or all of the following:

(i) loans, advances and/or payments from one Borrower to another Borrower; provided that the Administrative Agent has a perfected security interest in and to all of each Borrower’s assets constituting Collateral;

(ii) loans, advances and/or payments in the amounts which are unpaid or outstanding as of the Restatement Date and listed on Schedule 7.8(c) attached to this Agreement;

(iii) loans or advances to individual officers, present employees or former employees of any Loan Party, provided, that all such loans and advances to such persons may not exceed Five Million and No/100 Dollars ($5,000,000.00), in the aggregate, at any time; it being understood that travel advances and employee retention bonuses made in the ordinary course of business shall not be included in calculating the foregoing computation;

(iv) other loans to individual officers and employees of any Loan Party, the proceeds of which shall be advanced on a net cash basis and used solely to finance the purchase of stock in the Parent Company by such officer or employee pursuant to and in accordance with an Approved ESOP or ESPP;

(v) trade credit extended to customers of a Loan Party in the ordinary course of business;

(vi) Ordinary Course Payments;

(vii) negotiable instruments endorsed for deposit or collection in the ordinary course of business;

(viii) securities or certificates of deposit with maturities of two (2) years or less; provided that, concurrent with such investment, any and all securities or certificates of deposit (other than those acquired in connection with RABBI trusts and deferred compensation plans) shall have been pledged to the Administrative Agent, for the benefit of the Lenders ratably, pursuant to documentation reasonably satisfactory to the Administrative Agent;

(ix) loans, advances or other payments to any and all Non-Borrower Affiliates and Controlled Foreign Corporations in an aggregate amount not to exceed Ten Million and No/100 Dollars ($10,000,000.00), with a sub-limit of loans, advances or other payments to any Jones & Stokes Joint Venture Entities in an aggregate amount not to exceed Two Million and No/100 Dollars ($2,000,000.00), in each case outstanding at any time, calculated on a net basis (i.e., any cash proceeds returned by a Non-Borrower Affiliate or a Controlled Foreign Corporation, whether through a dividend, distribution, share redemption, payment of principal on debt or otherwise, together with payments received from customers of Borrowers for work done by a Non-Borrower Affiliate or a Controlled Foreign Corporation under customer contracts of Borrowers, to the extent such payments are received in the ordinary course of such Non-Borrower Affiliate’s or Controlled Foreign Corporation’s business and the allocated amount thereof is commensurate with amounts ordinarily payable between two unrelated and unaffiliated third parties (i.e., on market terms), shall be added back as availability for the aggregate investment limit; provided that such cash proceeds are not subject to revocation, recission, disgorgement, set off or other claim diminishing the full value thereof);

(x) Permitted Investments; and

(xi) so long as no Event of Default shall have occurred and be continuing, regularly scheduled payments on any other Indebtedness expressly permitted pursuant to Section 7.7 of this Agreement.

7.9 Sale and Leaseback. No Loan Party will sell, transfer or otherwise dispose of, any real or personal property to any Person and thereafter, directly or indirectly, lease back the same or similar property.

7.10 [Reserved].

7.11 Lockbox Deposits. Permit or cause any and all payments, to the extent required to be made directly to the Administrative Agent pursuant to Section 11.2 of this Agreement, to be made or directed to any other Person, without the prior approval of the Administrative Agent.

7.12 [Reserved].

7.13 [Reserved].

7.14 Anti-Terrorism Laws. Suffer or permit any Loan Party to (a) conduct any business or engage in any transaction or dealing with a Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person; (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or violates or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224, any other Anti-Terrorism Law or any enabling legislation or executive order relating thereto. Each Borrower shall deliver to the Administrative Agent any certification or other evidence reasonably requested from time to time by the Administrative Agent, confirming such Borrower’s compliance with this Section 7.14.

ARTICLE 8

COLLATERAL ACCOUNT

Except for any Borrower utilizing Permitted Foreign Bank Accounts, the Borrowers will deposit or cause to be deposited into a collateral account (the “Collateral Account”) designated by the Administrative Agent, all checks, drafts, cash and other remittances received by the Borrowers, and shall deposit such items for credit to the Collateral Account within two (2) Business Days of the receipt thereof and in precisely the form received. Pending such deposit, the Borrowers will not commingle any such items of payment with any of their other funds or property, but will hold them separate and apart. Notwithstanding the foregoing, to the extent that an entity is joined as a “Borrower” party hereunder pursuant to Section 7.1(d)(ii) of this Agreement or otherwise, such Borrower may maintain its existing bank account(s) (each a “Transitional Deposit Account”) for a period of two hundred seventy (270) days after such acquisition, provided that a wire transfer arrangement with the financial institution(s) maintaining such account(s) is in place on or prior to the ninetieth (90th) day after such acquisition, and such arrangement remains in place at all times thereafter; provided that each Transitional Deposit Account shall (a) be used solely for the deposit/receipt of cash, checks and other remittances owing to the Borrowers from time to time, and (b) be at all times, free and clear of any and all liens claims and encumbrances (other than the security interest of the Administrative Agent granted hereby and the rights and remedies of the financial institution maintaining such account, but only to the extent that the exercise of such rights and remedies by such financial institution can be based solely upon claims for reimbursement of normal and customary fees and charges for account maintenance and account administration). Each wire transfer arrangement referenced above must be in form and substance reasonably satisfactory to the Administrative Agent.

The Borrowers hereby covenant and agree that the Collateral Account, the Transitional Deposit Accounts and the Permitted Foreign Bank Accounts shall secure the Obligations and hereby grant, assign and transfer to or at the direction of the Administrative Agent, for the benefit of the Lenders ratably, a continuing security interest in all of the Borrowers’ right, title and interest in and to the Collateral Account, the Transitional Deposit Accounts and the Permitted Foreign Bank Accounts, whenever created or established. Subject to the terms of this Agreement and any other Loan Document, the Administrative Agent may apply funds in the Collateral Account, the Transitional Deposit Accounts and/or the Permitted Foreign Bank Accounts to any of the Obligations, including, without limitation, any principal, interest or other payment(s) not made when due, whether arising under this Agreement and/or any other Loan Document, or any other Obligation of the Borrowers, without regard to the origin of the deposits in the account, the beneficial ownership of the funds therein or whether such Obligations are owed jointly with another or severally; the order and method of such application to be in the sole discretion of the Administrative Agent. The Administrative Agent’s right to deduct sums due under the Loan Documents from the Borrowers’ account(s) shall not relieve the Borrowers from their obligation to make all payments required by the Loan Documents as and when required by the Loan Documents, and the Administrative Agent shall not have any obligation to make any such deductions or any liability whatsoever for any failure to do so.

ARTICLE 9

DEFAULT AND REMEDIES

9.1 Events of Default. Any one of the following events shall be considered an “Event of Default”:

(a) if the Borrowers shall fail to pay (i) any installment of principal when the same shall become due and payable, whether by reason of acceleration, demand or otherwise, or (ii) within three (3) days of demand therefor, any other sum (including interest) owing on any of the Notes or any other Obligation; or

(b) if any Borrower shall fail to pay and satisfy in full, within ten (10) days of the rendering thereof, any final judgment against any Borrower in excess of Five Million and No/100 Dollars ($5,000,000.00), which is not, to the reasonable satisfaction of the Administrative Agent, fully bonded, stayed, covered by insurance or covered by appropriate reserves; or

(c) if any warranty or representation not qualified by “materiality” set forth in this Agreement or in any other Loan Document shall be misleading or untrue in any material respect when made or remade, or if any warranty or representation qualified by “materiality” set forth in this Agreement or in any other Loan Document shall be misleading or untrue in any respect when made or remade; or

(d) if there shall be non-compliance with or a breach of any of the Affirmative Covenants contained in this Agreement (other than the financial covenants set forth in Section 6.15 of this Agreement or any other Affirmative Covenant specifically addressed elsewhere in this Section 9.1), and such non-compliance or breach shall continue unremedied after twenty (20) days written notice from the Administrative Agent; or

(e) if there shall be non-compliance with or a breach of any of the Negative Covenants contained in this Agreement (other than any other Negative Covenant specifically addressed elsewhere in this Section 9.1), and, to the extent such non-compliance is reasonably capable of being cured or remedied, such non-compliance shall continue unremedied after twenty (20) days written notice from the Administrative Agent; or

(f) if there shall be non-compliance with or a breach of any of the financial covenants set forth in Section 6.15 of this Agreement; or

(g) if a default shall occur under any of the other Loan Documents and such default shall have continued unremedied after the expiration of any applicable notice and/or cure period; or

(h) if (i) without the prior written consent of the Administrative Agent, any Loan Party shall be liquidated or dissolved or shall discontinue its business; (ii) a trustee or receiver is appointed for any Loan Party or for all or a substantial part of its assets; (iii) any Loan Party makes a general assignment for the benefit of creditors; (iv) any Loan Party files or is the subject of any insolvency proceeding, petition in bankruptcy or similar proceeding (whether such petition or proceeding shall be pursued in a court of law or equity), which in the case of an involuntary bankruptcy, remains undismissed for sixty (60) days; (v) any Loan Party shall become insolvent or any Loan Party shall at any time fail generally to pay its debts as such debts become due; or (vi) any governmental agency or bankruptcy court or other court of competent jurisdiction shall assume custody or control of the whole or any part of the assets of any Loan Party; or

(i) if any Loan Party’s property or assets, including, without limitation, any deposit accounts, are levied upon, attached or subject to any other enforcement proceeding and such levy, attachment or enforcement proceeding (i) involves amounts in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00), and (ii) is not fully bonded or stayed; or

(j) if any Loan Party shall change its registered name, state of incorporation or state of organization (as applicable), without giving at least thirty (30) days prior written notice to the Administrative Agent; or

(k) if any obligation(s) of one or more Loan Parties for the payment of borrowed money, which involves amounts, individually or in the aggregate, in excess of One Million and No/100 Dollars ($1,000,000.00), whether now existing or hereafter created, incurred or arising, becomes or is declared to be due and payable prior to the expressed maturity thereof, whether such obligation is owed to the Administrative Agent, a Lender or any other Person; or

(l) if (i) there shall be a default under any Material Contract which has had or could reasonably be expected to have a Material Adverse Effect; or (ii) a cure notice issued under any Material Contract shall remain uncured beyond (x) the expiration of the time period available to the Loan Party pursuant to such Material Contract and/or such cure notice (as the case may be), to cure the noticed default, or (y) the date on which the other contracting party is entitled to exercise its rights and remedies under such Material Contract as a consequence of such default; or

(m) if (i) any Loan Party is debarred or suspended from contracting with any part of the Government; (ii) a notice of debarment or suspension shall have been issued to any Loan Party; or (iii) a notice of termination for default or the actual termination for default of any federal Government Contract shall have been issued to or received by any Loan Party; or (iv) a Government investigation or inquiry relating to any Loan Party and involving fraud, deception, dishonesty, willful misconduct or any allegation thereof shall have been commenced in connection with any federal Government Contract or any Loan Party’s activities; or

(n) if any of the following events shall occur or exist with respect to any Borrower, any ERISA Affiliate or any employee pension benefit plan, welfare plan or other plan established, maintained or to which contributions have been made by any Borrower or any ERISA Affiliate which could reasonably be expected to result in a Borrower liability in excess of One Million and No/100 Dollars ($1,000,000.00): (i) any “prohibited transaction” (as defined in Section 406 of ERISA), (ii) any “reportable event” (as defined in Section 4043 of ERISA and the regulations issued thereunder), (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any such plan or the termination of such plan, or (iv) the institution of proceedings by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan; or

(o) if the Parent Company or the Primary Operating Company shall suffer or permit any Change of Control to occur; or

(p) if the results of any field audit conducted pursuant to this Agreement discloses fraud, criminal conduct, misappropriation or other wrongful or illegal conduct; or

(q) if the Required Lenders believe that a material adverse change shall have occurred in the business, assets, properties or financial condition of the Loan Parties, taken as a whole.

9.2 Remedies. Upon the occurrence of the Event of Default set forth in Section 9.1(h) of this Agreement, all commitments of the Lenders hereunder shall automatically (and without further notice, demand or other action) terminate, and all principal, accrued and unpaid interest and all other Obligations shall automatically (and without further notice, demand or other action) become immediately due and payable in full. Without limiting the foregoing, or any other right or remedy of the Administrative Agent and/or the Lenders set forth in this Agreement, upon the occurrence of any Event of Default, the Administrative Agent, acting on behalf of the Lenders, may exercise any or all of the following remedies:

(a) Withhold disbursement of all or any part of the Loan proceeds until such time that such Event of Default is cured to the satisfaction of the Required Lenders and no other Event of Default exists; it being expressly understood and agreed that, notwithstanding the foregoing, no Lender shall have any obligation to make any advance or readvance of Loan proceeds, nor shall the LC Issuer have any obligation to issue, amend or renew any Letter of Credit, if any act, event or condition exists or has occurred which with notice or the lapse of time, or both, would constitute an Event of Default under this Agreement (as more fully described in Section 1.4 of this Agreement);

(b) Terminate the Lenders’ obligation to make further disbursements of the Loan proceeds;

(c) Declare all principal, interest and other sums owing on the Obligations (including an amount equal to the face amount of all outstanding Letters of Credit) to be immediately due and payable without demand, protest, notice of protest, notice of default, presentment for payment or further notice of any kind;

(d) Without notice, redirect any and all of the Borrowers’ deposits to the Collateral Account or any other account under the Administrative Agent’s or any Lender’s exclusive control;

(e) Without notice, offset and apply against all or any part of the Obligations then owing by any Borrower to any Lender, any and all money, credits, stocks, bonds or other securities or property of any Borrower of any kind or nature whatsoever on deposit with, held by or in the possession of Administrative Agent or any Lender in any capacity whatsoever, including, without limitation, any deposits with Administrative Agent or any Lender or any of its Affiliates, to the credit of or for the account of any Borrower. Notwithstanding any applicable state law to the contrary (and without limiting the Administrative Agent’s and each Lender’s right, for the convenience of the Borrowers, to charge the Borrowers’ account(s) for any principal, interest or other sums payable pursuant to this Agreement, the Notes or any other Loan Document when due), the Administrative Agent and the Lenders are authorized at any time to charge the Obligations against any Borrower’s account(s), without regard to the origin of deposits to the account or beneficial ownership of the funds. Any and all amounts obtained by the Administrative Agent or any Lender pursuant to this subsection (e) shall be shared by all of the Lenders ratably, in accordance with each Lender’s Percentage; it being expressly acknowledged and agreed that each Lender, as well as the Administrative Agent, shall be entitled to exercise the rights of set-off provided in this subsection (e) of this Section 9.2;

(f) Exercise all rights, powers and remedies of a secured party under the UCC and/or any other Applicable Law(s), including, without limitation, the right to (i) require the Borrowers to assemble the Collateral (to the extent that it is movable) and make it available to the Administrative Agent at a place to be designated by the Administrative Agent, and (ii) enter upon any Borrower’s premises, peaceably by the Administrative Agent’s own means or with legal process, and take possession of, render unusable or dispose of the Collateral on such premises; each Borrower hereby agreeing not to resist or interfere with any such action. The Administrative Agent agrees to give the Borrowers written notice of the time and place of any public sale of the Collateral or any part thereof, and the time after which any private sale or any other intended disposition of the

Collateral is to be made, and such notice will be mailed, postage prepaid, to the principal place of business of the Borrowers, at least ten (10) days before the time of any such sale or disposition. Each Borrower hereby authorizes and appoints the Administrative Agent and its successors and assigns to (x) sell the Collateral, and (y) declare that each Borrower assents to the passage of a decree by a court of proper jurisdiction for the sale of the Collateral. Any such sale pursuant to (x) or (y) above is to be made in accordance with the applicable provisions of the laws and rules of procedure of the Commonwealth of Virginia or other Applicable Law;

(g) Impose the Default Rate with respect to all amounts outstanding pursuant to this Agreement, the Notes, and/or any of the other Loan Documents from the date of the occurrence of the Event of Default; and/or

(h) Proceed to enforce such other and additional rights and remedies as the Administrative Agent and/or Lenders may have hereunder and/or under any of the other Loan Documents, or as may be provided by applicable law.

It is expressly understood and agreed that the Lenders and/or the Administrative Agent may exercise their respective rights under this Agreement or under any other Loan Document without exercising the rights or affecting the security afforded by any other Loan Document, and it is further understood and agreed that the Administrative Agent may (at the direction of the Required Lenders) proceed against all or any portion of the Collateral in such order and at such times as the Administrative Agent, in its sole discretion, sees fit; and each Borrower hereby expressly waives, to the extent permitted by law, all benefit of valuation, appraisement, marshaling of assets and all exemptions under the laws of the Commonwealth of Virginia and/or any other state, district or territory of the United States. Furthermore, if any Borrower shall default in the performance when due of any of the provisions of this Agreement, the Administrative Agent, without notice to or demand upon the Borrowers (and without any grace or cure period) and without waiving or releasing any of the Obligations or any default hereunder, under the Notes or under any other Loan Document, may (but shall be under no obligation to) perform the same for each Borrower’s account, and any monies expended in so doing shall be chargeable to the Borrowers with interest, at the Default Rate, until the Event of Default is cured, and added to the indebtedness secured by the Collateral.

All sums paid or advanced by the Administrative Agent (or any Lender to the extent incurred pursuant to this Agreement) in connection with the foregoing or otherwise in connection with the Loan, and all court costs and expenses of collection, including without limitation, reasonable attorneys’ fees and expenses (and fees and expenses resulting from the taking, holding or disposition of the Collateral) incurred in connection therewith shall be paid by the Borrowers upon demand and shall become a part of the Obligations secured by the Collateral. The Borrowers agree to bear the expense of each lien search, property and judgment report or other form of Collateral ownership investigation as the Administrative Agent, in its discretion, shall deem necessary or desirable to assure or further assure to the Lenders and/or the Administrative Agent their respective interests in the Collateral.

ARTICLE 10

THE ADMINISTRATIVE AGENT; AGENCY

10.1 Appointment. Each Lender hereby affirms its irrevocable appointment of Citizens Bank to act as the Administrative Agent for each such Lender pursuant to the provisions of this Agreement and the other Loan Documents, and affirms its irrevocable authorization given to the Administrative Agent to take such action, and exercise such powers and perform such duties as are expressly delegated to or required of the Administrative Agent by the terms hereof or thereof, or are reasonably incidental thereto, including without limitation, executing documents on behalf of the Lenders, as Administrative Agent. Citizens Bank affirms its agreement to act as the Administrative Agent on behalf of the Lenders on the terms and conditions set forth in this Agreement and the other Loan Documents, subject to its right to resign as provided in Section 10.10 of this Agreement. Each Lender agrees that the rights and remedies granted to the Administrative Agent under this Agreement and the other Loan Documents shall be exercised exclusively by the Administrative Agent, and that no Lender shall have the right individually to exercise any such right or remedy, except to the extent expressly provided herein or therein.

10.2 General Nature of Administrative Agent’s Duties. Notwithstanding anything to the contrary elsewhere in this Agreement or any other Loan Document:

(a) the Administrative Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement and the other Loan Documents, and no implied duties or responsibilities on the part of the Administrative Agent shall be read into this Agreement or any other Loan Document or shall otherwise exist;

(b) the duties and responsibilities of the Administrative Agent under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and the Administrative Agent shall not have a fiduciary relationship in respect of any Lender;

(c) the Administrative Agent is and shall be solely the agent of the Lenders. The Administrative Agent does not assume, and shall not at any time be deemed to have, any relationship of agency or trust with or for, or any other duty or responsibility to, any Borrower or any other Person (except only for its relationship as agent for, its express duties and responsibilities as agent for, and its express duties and responsibilities to, the Lenders as provided in this Agreement and the other Loan Documents); and

(d) the Administrative Agent shall not have any obligation to take any action hereunder or under any other Loan Document if the Administrative Agent believes in good faith that taking such action may (i) conflict with any Applicable Laws, or any provision of this Agreement or any other Loan Document, (ii) may require the Administrative Agent to qualify to do business in any jurisdiction where it is not then so qualified, or (iii) result in any liability of the Administrative Agent or any Lender not fully covered by insurance.

10.3 Exercise of Powers.

(a) The Administrative Agent shall have the authority to take any action of the type specified in this Agreement or any other Loan Document as being within the Administrative Agent’s rights, powers or discretion, as it determines in its sole discretion, except as provided in subsection (b) below, and except as provided herein or in any other Loan Document, when such action expressly requires the direction or consent of (i) the Required Lenders, or (ii) all of the Lenders, in either of which circumstances the Administrative Agent shall not take such action absent such direction or consent. Any action or inaction pursuant to such direction or consent shall be binding on all of the Lenders.

(b) The Administrative Agent shall not amend, modify, grant consents or waive any term or provision of this Agreement or any other Loan Document without the consent or approval of the Required Lenders, or declare an Event of Default, provide formal written notice of default to any Borrower or exercise any rights or remedies against any Borrower without the prior consent of the Required Lenders. Each Lender agrees that its decision to consent to or reject any request by the Administrative Agent for permission to declare an Event of Default, provide formal notice thereof to any Borrower and/or exercise any rights or remedies arising by virtue of such default, shall be made as soon as reasonably practicable after the Lender has received all relevant information with respect to such request (to the extent such information shall be readily available), but in all events within ten (10) Business Days of the receipt of such information at which time any Lender who shall have failed to respond to the Administrative Agent with its decision to consent to or reject the particular request prior to the expiration of such ten (10) Business Day period shall be deemed to have consented to the particular request; it being understood and agreed that, unless otherwise provided herein, the Administrative Agent shall exercise any and all rights and responsibilities on behalf of the Lenders in connection with an Event of Default. Additionally, only with the consent or approval of all of the Lenders, the Administrative Agent may (i) extend the final maturity of the Loan or any Note, reduce the interest rate or Revolving Facility Commitment Fee payable on or extend the time of payment for any installment of principal, interest or fees payable in connection with the Loan, or issue Letters of Credit causing the aggregate outstanding amount of all such Letters of Credit issued to exceed Twenty Million and No/100 Dollars ($20,000,000.00), (ii) increase the Percentage of the Commitment Amount of any Lender or increase the Commitment Amount of any Lender, other than pursuant to Section 1.8 of this Agreement, (iii) release all or a substantial portion of the Collateral, except in accordance with the provisions of this Agreement and any applicable Loan Document, (iv) amend the “Required Lenders” definition, (v) consent to the release of any Borrower from, or the assignment or transfer by any Borrower of any of its rights or obligations hereunder, except in accordance with the provisions of this Agreement and any applicable Loan Document, (vi) amend, modify or waive any of the provisions set forth in this Section 10.3, (vii) change the manner of application by the Administrative Agent of payments made under the Loan Documents, (viii) change the method of calculation used in connection with the computation of interest, commissions or fees (which are payable for the ratable benefit of each Lender), or (ix) amend, modify or waive any condition precedent set forth in Article 4. Each Lender agrees that its decision to approve or reject any request for an amendment or waiver with respect to this Agreement shall be made in good faith and as soon as reasonably practicable after the Lender has received all relevant information with respect to such request.

10.4 General Exculpatory Provisions. Notwithstanding anything to the contrary elsewhere in this Agreement or any other Loan Document:

(a) the Administrative Agent, in its capacity as Administrative Agent (but not as a Lender), shall not be liable for any action taken or omitted to be taken by it in a manner consistent with the terms of this Agreement or any other Loan Document, unless caused by its own gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction;

(b) the Administrative Agent shall not be responsible for (i) the execution, delivery, effectiveness, enforceability, genuineness, validity or adequacy of this Agreement or any other Loan Document, (ii) any recital, representation, warranty, document, certificate, report or statement in this Agreement or any other Loan Document, (iii) any failure of any Borrower or any Lender to perform any of their respective obligations under this Agreement or any other Loan Document, (iv) the existence, validity, enforceability, perfection, recordation, priority, adequacy or value, now or hereafter, of any lien or encumbrance or other direct or indirect security afforded or purported to be afforded by any of the Loan Documents, or otherwise from time to time, or (v) caring for, protecting, insuring or paying any taxes, charges or assessments with respect to any Collateral;

(c) the Administrative Agent shall have no obligation to ascertain, inquire or give any notice relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of any Loan Party, (ii) the business, operations, condition (financial or otherwise) or prospects of any Loan Party, or (iii) except as otherwise expressly set forth in this Agreement, the occurrence or existence of any Event of Default; and

(d) the Administrative Agent shall have no obligation, either initially or on a continuing basis, to provide any Lender with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement or any other Loan Document to be furnished by the Administrative Agent to such Lender.

10.5 Administration by the Administrative Agent.

(a) The Administrative Agent may rely upon any notice or other communication of any nature (written or oral, including telephone conversations, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any other Loan Document) purportedly made by or on behalf of the proper party or parties, and the Administrative Agent shall not have any duty to verify the identity or authority of any person giving such notice or other communication.

(b) The Administrative Agent may consult with legal counsel (including in-house counsel for the Administrative Agent), independent public accountants and any other experts selected by the Administrative Agent from time to time, and the Administrative Agent shall not be liable for any action reasonably taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.

(c) The Administrative Agent may conclusively rely upon the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Administrative Agent in accordance with the requirements of this Agreement or any other Loan Document. Whenever the Administrative Agent shall deem it necessary or desirable that a matter be proved or established with respect to any Loan Party or any Lender, such matter may be established by a certificate of such Loan Party or such Lender, as the case may be, and the Administrative Agent may conclusively rely upon such certificate.

(d) The Administrative Agent may fail or refuse to take any action unless it shall be indemnified to its satisfaction from time to time against any and all amounts, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of every kind and nature which may be imposed on, incurred by or asserted against the Administrative Agent by reason of taking or continuing to take any such action; provided that no Lender shall be obligated to indemnify the Administrative Agent for any portion of such amounts, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements resulting solely from the gross negligence or willful misconduct of the Administrative Agent, as finally determined by a court of competent jurisdiction.

(e) The Administrative Agent may perform any of its duties under this Agreement or any other Loan Document by or through agents or attorneys-in-fact. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(f) The Administrative Agent shall not be deemed to have any knowledge or notice of the occurrence of any Event of Default (other than a default in the payment of regularly scheduled principal or interest), unless the Administrative Agent has received from a Lender or a Borrower a written notice describing the Event of Default. If the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to each Lender, unless such notice shall have been addressed and/or issued to all of the Lenders.

(g) The Administrative Agent shall provide three (3) Business Days prior notice to the Lenders of any field audit scheduled to be performed by the Administrative Agent pursuant to Section 1.6 of this Agreement. The Lenders shall be entitled to (i) receive copies of field audits performed by the Administrative Agent, and (ii) accompany the Administrative Agent to any field audit, provided that the Administrative Agent may, in its discretion, limit the number of Lender representatives attending any such field audit.

10.6 Lenders Not Relying on the Administrative Agent or Other Lenders. Each Lender acknowledges as follows:

(a) neither the Administrative Agent nor any other Lender has made any representations or warranties to it, and no act taken hereafter by the Administrative Agent or any other Lender shall be deemed to constitute any representation or warranty by the Administrative Agent or such other Lender to it;

(b) it has, independently and without reliance upon the Administrative Agent or any other Lender, and based upon such documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the other Loan Documents; and

(c) it will, independently and without reliance upon the Administrative Agent or any other Lender, and based upon such documents and information as it shall deem appropriate at the time, make its own decisions to take or not take action under or in connection with this Agreement and the other Loan Documents.

10.7 Indemnification. Each Lender agrees to reimburse and indemnify the Administrative Agent, each Lead Arranger (each solely in their capacity as such) and the Administrative Agent’s and each Lead Arranger’s respective directors, officers, employees and agents (to the extent not reimbursed by the Borrowers, and without limitation of the obligation of the Borrowers to do so), ratably in accordance with each Lender’s Percentage, from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs and disbursements of every kind or nature (including the reasonable fees and disbursements of counsel for the Administrative Agent or such other Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Administrative Agent or such other Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrative Agent or such other Person as a result of this Agreement, any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of the Loan; provided that no Lender shall be obligated to indemnify the Administrative Agent or such other Person for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting solely from the gross negligence or willful misconduct of the Person seeking indemnity, as finally determined by a court of competent jurisdiction.

10.8 Administrative Agent in its Individual Capacity; Administrative Agent’s Commitment.

(a) With respect to its commitment and the Obligations owing to it, Citizens Bank shall have the same rights and powers under this Agreement and each other Loan Document as any other Lender, and may exercise the same as though it was not the Administrative Agent. The terms “Lender,” “holders of Notes” and like terms shall include Citizens Bank in its individual capacity. Citizens Bank and its Affiliates may, without liability to account for, make loans to, accept deposits from, acquire debt or equity interests in, act as trustee under indentures of and engage in any other business with any Borrower and any Affiliate of any Borrower, as though Citizens Bank was not the Administrative Agent hereunder.

(b) The Administrative Agent hereby agrees that it shall at all times maintain, at a minimum, a Fifty Million and No/100 Dollar ($50,000,000.00) interest in the aggregate Commitment Amount (the “Administrative Agent’s Commitment”).

In the event the Administrative Agent fails to maintain the Administrative Agent’s Commitment or if majority ownership of the Administrative Agent or its parent shall change, the Administrative Agent agrees to resign as the Administrative Agent hereunder, if requested by the Borrowers, pursuant to Section 10.10 of this Agreement; it being expressly acknowledged and agreed that the Borrowers shall be third party beneficiaries of the Administrative Agent’s Commitment requirement set forth in this Section 10.8(b).

10.9 Holders of Notes. Without limiting the requirements of Section 12.11 of this Agreement, the Administrative Agent may deem and treat any Lender which is the payee of a Note as the owner and holder of such Note for all purposes hereof unless and until written notice evidencing such transfer shall have been filed with the Administrative Agent. Any authority, direction or consent of any Person who at the time of giving such authority, direction or consent was a Lender shall be conclusive and binding on each present and subsequent holder, transferee or assignee of any Note or Notes payable to such Lender or issued in exchange therefor.

10.10 Successor Administrative Agent. The Administrative Agent may resign at any time by giving thirty (30) days prior written notice thereof to the Lenders and Borrowers, subject to appointment of a successor Administrative Agent (and such appointees acceptance of appointment) as below provided in this Section 10.10. Additionally, the Administrative Agent may be removed for cause by all of the Lenders (other than the Administrative Agent, if the Administrative Agent is then a Lender), or in the absence of an Event of Default, the Borrowers may request the Administrative Agent’s resignation pursuant to Section 10.8 of this Agreement, if removal or resignation, as applicable, is requested in writing (which wording must specifically identify the “cause” for removal), and ten (10) days’ prior written notice of removal or resignation is provided to the Administrative Agent and Borrowers (or Lenders, if applicable). Upon any such resignation or removal, the Borrowers shall have the right (unless an Event of Default has occurred and is continuing, in which event the Administrative Agent shall have the right) to immediately appoint, as successor administrative agent, another Lender; provided that such Lender is a commercial bank or trust company organized under the laws of the United States of America or any State thereof and has a combined capital and surplus of at least Five Hundred Million and No/100 Dollars ($500,000,000.00) (a “Qualifying Person”). Notwithstanding the foregoing, in the event Borrowers fail to immediately appoint such successor administrative agent within five (5) Business Days of such resignation or removal, then the Administrative Agent shall appoint such successor on behalf of the Lenders. In such event, the Administrative Agent’s resignation or removal shall not be effective until the successor Administrative Agent shall have accepted its appointment, provided that if the Administrative Agent shall notify the Borrowers that no Qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice, and the retiring Administrative Agent, as the case may be, shall be discharged from its duties and obligations under this Agreement. Upon the acceptance by a successor Administrative Agent of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all of the properties, rights, powers, privileges and duties of the former Administrative Agent, without further act, deed or conveyance. Upon the effective date of resignation or removal of the retiring Administrative Agent and payment of all amounts then due and payable by the Administrative Agent to the Lenders pursuant to this Agreement, such Administrative Agent shall be discharged from its duties under this Agreement and the other Loan Documents. If for any reason, at any time, there is no Administrative Agent hereunder, then during such period, the Required Lenders shall have the right to exercise the Administrative Agent’s rights and perform its duties hereunder, except that (a) all notices or other communications required or permitted to be given to the Administrative Agent shall be given to each Lender, and (b) all payments to be made to the Administrative Agent shall be made directly to the Borrowers or the Lender for whose account such payment is made.

10.11 Additional Agents. If the Administrative Agent shall from time to time deem it necessary or advisable to engage other agents for its own protection in the performance of its duties hereunder or in the interests of the Lenders, then the Administrative Agent and Borrowers shall execute and deliver a supplemental agreement and all other instruments and agreements necessary or advisable, in the opinion of the Administrative Agent, to constitute another commercial bank or trust company, or one or more other Persons approved by the Administrative Agent, to act as co-Administrative Agent or a separate agent with respect to any part of the Collateral, with such powers as may be provided in such supplemental agreement, and with the power to vest in such bank, trust company or other Person (as such co-Administrative Agent or separate agent, as the case may be), any properties, rights, powers, privileges and duties of the Administrative Agent under this Agreement or any other Loan Document.

10.12 Calculations. The Administrative Agent shall not be liable for any calculation, apportionment or distribution of payments made by it in good faith. If such calculation, apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from the Lenders any payment in excess of the amount to which they are determined to be entitled, with interest thereon at the Federal Funds Rate, or, if the amount due was not paid by any Borrower, to recover such amount from such Borrower (subject to the terms and provisions of this Agreement), with interest thereon at the Applicable Interest Rate.

10.13 Funding by the Administrative Agent.

(a) Except as otherwise provided in this Agreement, the Administrative Agent alone shall be entitled to make all advances in connection with the Loan and shall receive all payments and other receipts relating to the Loan; it being understood, however, that the Administrative Agent has reserved the right not to advance any amounts to the Borrowers which the Administrative Agent has not received from the Lenders. The Administrative Agent will notify each Lender of the date and amount of any requested advance, and if such notification is received by 1:00 p.m. Washington, D.C. time on any given Business Day, the Lenders shall provide the required funds to the Administrative Agent no later than the close of business (i) on such Business Day in the case of Base Rate Loans and (ii) on the date specified for payments, in the case of LIBOR Rate Loans. At any time as may be requested by the Administrative Agent or the Swing Line Lender, the Administrative Agent and each Lender shall pay to each other such amounts (the “Equalization Payments”) as may be necessary to cause each Lender to own its applicable Percentage of the Loan and otherwise implement the terms and provisions of this Agreement; it being understood that each Lender shall be entitled to receive interest on amounts advanced by it only from the date of such Lender’s advance of funds. The obligation of the Administrative Agent and each Lender to make Equalization Payments shall not be affected by a bankruptcy filing by any Borrower, the occurrence of any Event of Default or any other act, occurrence or event whatsoever, whether the same occurs before, on or after the date on which an Equalization Payment is required to be made. All Equalization Payments shall be made by 5:00 p.m. Washington, D.C. time on the date such payment is required, provided that notice of such Equalization Payment shall have been given to the party obligated to make such payment by 1:00 p.m. Washington, D.C. time; otherwise such Equalization Payment shall be made on the next Business Day.

(b) Unless the Administrative Agent shall have been notified in writing by any Lender no later than the close of business on the Business Day before the Business Day on which an advance requested by the Borrowers is to be made, that such Lender will not make its ratable share of such advance, the Administrative Agent may assume that such Lender will make its ratable share of the advance, and in reliance upon such assumption the Administrative Agent may (but in no circumstances shall be required to) make available to the Borrowers a corresponding amount. If and to the extent that any Lender fails to make such payment to the Administrative Agent when required, such Lender shall pay such amount on demand (or, if such Lender fails to pay such amount on demand, the Borrowers shall arrange for the repayment of such amount to the Administrative Agent), together with interest for the Administrative Agent’s own account for each day from and including the date of the Administrative Agent’s payment, to and including the date of repayment to the Administrative Agent (before and after judgment). Interest (i) if paid by such Lender (A) for each day from and including the date of the

Administrative Agent’s payment to and including the second Business Day thereafter, shall accrue at the Federal Funds Rate for such day, and (B) for each day thereafter, shall accrue at the Applicable Interest Rate; and (ii) if paid by the Borrowers, shall accrue at the Applicable Interest Rate. All payments to the Administrative Agent under this Section shall be made to the Administrative Agent at its office set forth in the preamble of this Agreement (or as otherwise directed by the Administrative Agent), in Dollars, in immediately available funds, without set-off, withholding, counterclaim or other deduction of any nature.

(c) All borrowings under this Agreement shall be incurred from the Lenders pro rata on the basis of their respective Percentages (except to the extent advanced (i) as a Swing Line Loan, or (ii) by the Administrative Agent on behalf of any Lender as provided in subsection (a) or (b) above). It is understood that no Lender shall be responsible for any other Lender’s failure to meet its obligation to make advances hereunder, and that each Lender shall be obligated to make advances required to be made by it hereunder regardless of the failure of any other Lender to make its advances hereunder.

(d) Each payment and prepayment received by the Administrative Agent for the account of the Lenders shall be distributed first to the Swing Line Lender for application to any Swing Line Outstandings, and then to each Lender entitled to share in such payment, ratably in accordance with each Lender’s Percentage. Notwithstanding the provisions of Section 9.2(e) of this Agreement, any Lender who has failed to fund its Percentage of any advance under the Loan or purchase its Percentage of any risk participation in any Letter of Credit shall not be entitled to share in any such payment(s) until such time as the funding deficiency caused thereby, together with interest thereon (as provided in subsection (b) above), has been paid to the Administrative Agent in accordance with the terms and conditions of this Agreement. Payments from the Administrative Agent to the Lenders shall be made by wire transfer in accordance with written instructions provided to the Administrative Agent by the Lenders from time to time. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Lenders hereunder that the Borrowers will not make such payment in full, the Administrative Agent may assume that the Borrowers have made such payment in full on such date and the Administrative Agent, in reliance upon such assumption, may cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrowers shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent upon its demand therefor such amount distributed to such Lender, together with interest thereon at the overnight Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

(e) If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of such Lender’s Percentage of payments, such Lender shall forthwith purchase from the other Lender(s) such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lender(s); provided, however, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from the other Lender(s) shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (1) the amount of such Lender’s required repayment, to (2) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount recovered. Each Borrower agrees that any Lender purchasing a participation from another Lender pursuant to this Section 10.13(e), to the fullest extent permitted by law, may exercise all of its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

(f) No Lender nor any Affiliate of any Lender shall collect any separate remuneration (i.e., in addition to any remuneration paid on a pro rata basis to all Lenders) as an inducement for such Lender entering into any waiver or amendment to this Agreement.

10.14 Benefit of Article. The provisions of this Article 10 are solely for the benefit of the Administrative Agent and the Lenders. Except as otherwise expressly set forth in this Article 10, no Borrower shall have any rights under any of the provisions of this Article 10; it being understood that the provisions of this Article 10 are not in limitation of any right, remedy, power, duty, obligation or liability which the Administrative Agent would have to or against any Borrower.

10.15 Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that the Administrative Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by or at the request of the Administrative Agent, and the Administrative Agent shall so furnish each Lender with such Reports;

(b) expressly agrees and acknowledges that the Administrative Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report;

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or other party performing any audit or examination will inspect only specific information regarding the Borrowers and will rely significantly upon the Borrowers’ books and records, as well as on representations of the Borrowers’ personnel;

(d) agrees to keep all Reports and other material, non-public information regarding the Borrowers and their operations, assets, and existing and contemplated business plans in a confidential manner; and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Administrative Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrowers; and (ii) to pay and protect, and indemnify, defend and hold the Administrative Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by the Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender; provided that no Lender shall be obligated to indemnify the Administrative Agent or such other Person for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting solely from the gross negligence or willful misconduct of the Person seeking indemnity, as finally determined by a court of competent jurisdiction.

In addition to the foregoing: (x) any Lender may from time to time request of the Administrative Agent in writing that the Administrative Agent provide to such Lender a copy of any report or document provided by the Borrowers to the Administrative Agent that has not been contemporaneously provided by the Borrowers to such Lender, and, upon receipt of such request, the Administrative Agent promptly shall provide a copy of same to such Lender, it being understood and agreed that the items required to be delivered pursuant to Sections 6.3(a) and 6.3(b) of this Agreement shall be posted to Intralinks upon receipt by the Administrative Agent; and (y) to the extent that the Administrative Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from the Borrowers, any Lender may, from time to time, reasonably request the Administrative Agent to exercise such right as specified in such Lender’s notice to the Administrative Agent, whereupon the Administrative Agent promptly shall request of the Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from the Borrowers, the Administrative Agent promptly shall provide a copy of same to such Lender.

10.16 Replacement of Lenders. If (a) any Lender requests compensation under Exhibit 3 attached to this Agreement, (b) the Borrowers are required to pay any additional amount to any Lender or any governmental authority for the account of any Lender pursuant to Section 12.8 or Section 12.19 of this Agreement, or (c) any Lender is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that: (i) the Borrowers shall have paid, or cause to be paid, to the Administrative Agent the assignment fee; (ii) such Lender shall have received payment of an amount equal to one hundred percent (100%) of the outstanding principal of its Loans and Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), in each case, however, net of any amounts owing to the Administrative Agent, the LC Issuer or any other Lender as a result of such Lender being a Defaulting Lender (if applicable); (iii) in the case of any such assignment resulting from a claim for compensation pursuant to Sections 12.8 and 12.19 of this Agreement or pursuant to Exhibit 3 attached to this Agreement, or payments required to be made pursuant to Sections 12.8 and 12.19 of this Agreement or pursuant to Exhibit 3 attached to this Agreement, such assignment will result in a reduction in such compensation or payments thereafter; and (iv) such assignment does not conflict with Applicable Laws. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

ARTICLE 11

CERTAIN ADDITIONAL RIGHTS AND

OBLIGATIONS REGARDING THE COLLATERAL

11.1 Power of Attorney. Each Borrower hereby reaffirms its irrevocable appointment of the Administrative Agent, as its agent and attorney-in-fact, with power of substitution, having full power and authority, in its own name, in the name of any Lender(s), in the name of any Borrower or otherwise (but at the cost and expense of the Borrowers and without notice to any Borrower), to (a) upon an Event of Default, notify Account Debtors obligated on any of the Receivables to make payments thereon directly to the lockbox referenced in Section 11.2 of this Agreement, and to take control of the cash and non-cash proceeds of any such Receivables, which right the Administrative Agent may exercise at any time whether or not an Event of Default shall have occurred and be continuing hereunder or was theretofore making collections thereon; (b) upon an Event of Default, compromise, extend or renew any of the Collateral constituting Receivables or deal with any of the Collateral as the Administrative Agent may deem advisable; (c) upon an Event of Default, release its interest in, make exchanges or substitutions for and/or surrender, all or any part of any Borrower’s interest in all or any part of the Collateral; (d) upon an Event of Default, remove from any Borrower’s place(s) of business all books, records, ledger sheets, correspondence, invoices and documents relating to or evidencing any of the Collateral, or without cost or expense to the Administrative Agent, make such use of any Borrower’s place(s) of business as may be reasonably necessary to administer, control and/or collect the Collateral; (e) upon an Event of Default, repair, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any Account Debtor; (f) demand, collect receipt for and upon an Event of Default, and give renewals, extensions, discharges and releases of all or any part of the Collateral; (g) upon an Event of Default, institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, all or any part of the Collateral; (h) upon an Event of Default, settle, renew, extend, compromise, compound, exchange or adjust claims with respect to all or any part of the Collateral or any legal proceedings brought with respect thereto; and (i) upon an Event of Default, receive and open all mail addressed to any Borrower (other than mail sent to the Lockbox which may be received and opened in the ordinary course of Lockbox procedures irrespective of whether any Event of Default has occurred), and if an Event of Default exists hereunder, notify the Post Office authorities to change the address for the delivery of mail to any Borrower to such address as the Administrative Agent may designate; it being understood that the rights granted to the Administrative Agent in this clause (i), which are operative on the occurrence of an Event of Default, shall not in any way limit or impair the other rights provided to the Administrative Agent and/or Lenders in this Agreement or any other Loan Document, including, without limitation, their rights with respect to the Collateral Account and the below-referenced lockbox. Furthermore, each Borrower hereby reaffirms its irrevocable appointment of the Administrative Agent, as its agent and attorney-in-fact, with power of substitution, having full power and authority, in its own name, in the name of any Lender(s), in the name of any Borrower or otherwise (but at the cost and expense of the Borrowers and without notice to any Borrower) and regardless of whether an Event of Default has occurred or any act, event or condition which with notice or the lapse of time, or both, would constitute an Event of Default has occurred, to (i) file financing statements and continuation statements covering the Collateral and execute the same on behalf of any Borrower; (ii) charge against any banking account of any Borrower any item of payment credited to any Borrower’s account which is dishonored by the drawee or maker thereof; and/or (iii) endorse the name of any Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against any Account Debtor.

11.2 Lockbox. Following the occurrence of an Event of Default, each Borrower hereby authorizes the Administrative Agent to receive and collect any amount or amounts due or to become due on account of any Receivables and, at its discretion, to apply the same to the repayment of the Notes, and each Borrower represents, warrants, acknowledges and agrees that, except where a Permitted Foreign Bank Account is being used, it has established, or upon demand made by the Administrative Agent after the occurrence and during the continuation of an Event of Default, will establish and shall continually maintain on terms and conditions satisfactory to the Administrative Agent in all respects, one or more lockboxes (and, if required by the Administrative Agent, one or more blocked accounts) for the collection of Receivables. Except as otherwise may be approved by the Administrative Agent in writing, any checks or other remittances received by any Borrower in payment of the Receivables shall be held in trust by each Borrower for the Administrative Agent and the Lenders.

11.3 Other Agreements. Except as may otherwise be expressly permitted by the terms of this Agreement, and without limiting any other restrictions or provisions of this Agreement, each Borrower will (a) on demand, subject to any confidentiality and secrecy requirements imposed by any Government agency, make available in form reasonably acceptable to the Administrative Agent, shipping documents and delivery receipts evidencing the shipment of goods which gave rise to the sale or lease of inventory or of an account, contract right or chattel paper, completion certificates or other proof of the satisfactory performance of services which gave rise to the sale or lease of inventory or of an account, contract right or chattel paper, and each Borrower’s copy of any written contract or order from which a sale or lease of inventory, an account, contract right or chattel paper arose; and (b) when requested, advise the Administrative Agent when an Account Debtor returns or refuses to retain any goods, the sale or lease of which gave rise to an account, contract right or chattel paper, and of any delay in delivery or performance, or claims made in regard to any sale or lease of inventory, account, contract right or chattel paper. Upon reasonable notice, all such records will be available for examination by authorized agents of the Administrative Agent.

It is expressly understood and agreed, however, that the Administrative Agent shall not be required or obligated in any manner to make any inquiries as to the nature or sufficiency of any payment received by it or to present or file any claims or take any other action to collect or enforce a payment of any amounts which may have been assigned to the Administrative Agent or to which the Administrative Agent or the Lenders may be entitled hereunder at any time or times.

ARTICLE 12

MISCELLANEOUS

12.1 Remedies Cumulative. Each right, power and remedy of the Administrative Agent or Lenders provided for in this Agreement or in any other Loan Document or now or hereafter existing at law or in equity, by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Agreement or in any other Loan Document, or now or hereafter existing at law or in equity, by statute or otherwise, and the exercise or beginning of the exercise by the Administrative Agent or any Lender of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by the Administrative Agent or any such Lender of any or all such other rights, powers or remedies.

12.2 Waiver. Time is of the essence of this Agreement. No failure or delay by the Administrative Agent to insist upon the strict performance of any term, condition, covenant or agreement set forth in this Agreement or any other Loan Document, or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver of such term, condition, covenant or agreement or of any such breach, or preclude the Administrative Agent or any Lender from exercising any such right, power or remedy at any later time or times. By accepting payment after the due date of any of the Obligations, neither the Lenders nor the Administrative Agent shall be deemed to have waived either the right to require prompt payment when due of all other Obligations, or the right to declare a default for failure to make payment of any such other Obligations.

12.3 Notices. Notices to either party shall be in writing and shall be delivered personally or by first-class mail or nationally-recognized overnight delivery service addressed to the parties at the addresses set forth below or otherwise designated in writing:

If to the Borrowers:	ICF Consulting Group, Inc.
9300 Lee Highway
Fairfax, Virginia 22031
	Attention:	Ms. Susan Wolf
	Fax:	(703) 934-3915
	Email:	SWolf@icfi.com
and
	Attention:	Mr. Terrance McGovern
	Fax:	(703) 218-2547
	Email:	tmcgovern@icfconsulting.com

with a copy of all notices to the Borrowers to:	Squire, Sanders & Dempsey L.L.P.
14th Floor, 8000 Towers Crescent Drive
Tysons Corner, Virginia 22182-2700
	Attention:	John E. Thomas, Esq.
	Fax:	(703) 720-7801
	Email:	John.Thomas@squiresanders.com

If to the Lenders:	To the address provided to the Borrowers and/or the Administrative Agent in writing

If to the Administrative Agent:	Citizens Bank of Pennsylvania
8521 Leesburg Pike
Suite 405
Vienna, Virginia 22182
	Attention:	Ms. Tracy Van Riper
	Fax:	(703) 610-6070
	Email:	Tracy.VanRiper@rbscitizens.com
with a copy of all notices to any Lender or the Administrative Agent to:	Shulman, Rogers, Gandal, Pordy & Ecker, P.A.
12505 Park Potomac Avenue
6th Floor
Potomac, Maryland 20854
	Attention:	Matthew S. Bergman, Esq.
	Fax:	(301) 230-5215
	Email:	mbergman@shulmanrogers.com

Any notice or other communication hereunder will be deemed given and effective (a) when actually received, in the case of hand delivery or nationally recognized overnight delivery service, (b) three (3) Business days after such notice or communication is deposited in the United States mail or with such courier, in the case of first class mail or overnight delivery, or (c) when completely sent and received, as evidenced by a transmission report from sender’s facsimile machine, in the case of facsimile transmission.

Notices and other communications hereunder may also be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to the Administrative Agent pursuant to Articles 1 or 2 of this Agreement. The Administrative Agent, the Lenders or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. The parties acknowledge and agree that no notice of the occurrence of a default or Event of Default shall be sent by e-mail.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an electronic mail (“e-mail”) address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent (and received, if the acknowledgment contemplated above has been obtained) at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

12.4 Entire Agreement; Amendment and Restatement. This Agreement and the other Loan Documents constitute the entire agreement of the parties with respect to the Loan and supersede all prior agreements and understandings; it being expressly understood and agreed that this Agreement is a complete amendment and restatement of the Existing Loan Agreement, the terms and conditions of which have been superseded and replaced in their entirety by the terms and provisions of this Agreement. The parties hereto agree that this Agreement is given as a continuation, modification and extension of the Existing Loan Agreement and shall not constitute a novation of the Existing Loan Agreement. This Agreement and the other Loan Documents shall continue in full force and effect for so long as the Borrowers shall be indebted hereunder or under the Notes, and thereafter until the Lenders shall have actually received written notice of the termination hereof from the Borrowers and all Obligations incurred or contracted before receipt of such notice shall have been fully paid.

12.5 Relationship of the Parties. This Agreement provides for the extension of financial accommodations by each Lender, in its capacity as lender, to the Borrowers, in their capacity as borrowers, and for the payment of interest and repayment of the Obligations by the Borrowers. Certain provisions herein, such as those relating to compliance with the financial covenants, delivery to the Administrative Agent of financial statements, and compliance with other affirmative and negative covenants are for the benefit of the Administrative Agent and the Lenders to protect the Administrative Agent’s and the Lenders’ interests in assuring repayment of the Obligations. Nothing contained in this Agreement shall be construed as permitting or obligating the Lenders or Administrative Agent to act as a financial or business advisor or consultant to any Borrower, as permitting or obligating the Lenders or Administrative Agent to control any Borrower or to conduct any Borrower’s operations, as creating any fiduciary obligation on the part of any Lender or the Administrative Agent to any Borrower, or as creating any joint venture, agency or other relationship between the parties other than as explicitly and specifically stated in this Agreement. Each Borrower acknowledges that it has had the opportunity to obtain the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and to obtain the advice of such counsel with respect to all matters contained herein, including, without limitation, the provision in this Agreement for waiver of trial by jury. Each Borrower further acknowledges that it is experienced with respect to financial and credit matters and has made its own independent decision to request the Obligations and execute and deliver this Agreement.

12.6 Waiver of Jury Trial and Certain Damages. Each Borrower, the Administrative Agent and each Lender hereby (a) covenants and agrees not to elect a trial by jury of any issue triable by a jury, and (b) waives any right to trial by jury and any right to claim consequential, punitive, incidental or special damages fully to the extent that any such right shall now or hereafter exist. This waiver of right to trial by jury and right to claim consequential, punitive, incidental or special damages is separately given by each Borrower, the Administrative Agent and each Lender, knowingly and voluntarily, and this waiver is intended to encompass individually each instance and each issue as to which the right to a jury trial or the right to claim consequential, punitive, incidental or special damages would otherwise accrue. The Borrowers, the Administrative Agent and the Lenders are hereby authorized and requested to submit this Agreement to any court having jurisdiction over the subject matter and the parties hereto, so as to serve as conclusive evidence of each herein contained waiver of the right to jury trial and right to claim consequential, punitive, incidental or special damages. Further, each Borrower hereby certifies that no representative or agent of the Administrative Agent or any Lender (including the Administrative Agent’s counsel) has represented, expressly or otherwise, to the undersigned that the Administrative Agent or Lenders will not seek to enforce this provision waiving the right to a trial by jury or any right to claim consequential, punitive, incidental or special damages.

12.7 Submission to Jurisdiction; Service of Process; Venue. Any judicial proceeding brought against any Borrower with respect to this Agreement or any other Loan Document may be brought in any court of competent jurisdiction in the Commonwealth of Virginia, and by execution and delivery of this Agreement, each Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid court, and irrevocably agrees to be bound by any judgment rendered by such court in connection with this Agreement. Each Borrower irrevocably designates and appoints the General Counsel of the Primary Operating Company, whose address is c/o ICF Consulting Group, Inc., 9300 Lee Highway, Fairfax, Virginia 22031, as its agent to receive on its behalf service of all process in any such proceeding in any court in the Commonwealth of Virginia, such service being hereby acknowledged by each Borrower to be effective and binding on it in every respect. A copy of any such process so served shall be mailed by registered or certified mail to the Borrowers at the address to which notices are to be addressed in accordance with this Agreement, except that any failure to mail such copy shall not affect the validity of service of process. The Borrowers shall at all times maintain an agent for service of process pursuant to this provision. If any Borrower fails to appoint such an agent, or if such agent refuses to accept service, such Borrower hereby agrees that service upon it by mail shall constitute sufficient notice. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the Administrative Agent or the Lenders to bring proceedings against any Borrower in the courts of any other jurisdiction.

12.8 Changes in Capital Requirements; Increased Costs.

(a) If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by the Administrative Agent or any Lender, or person controlling the Administrative Agent or any Lender, and the Administrative Agent determines (in its sole and absolute discretion) that the rate of return on its, the Lender’s or such controlling person’s capital as a consequence of its commitments or the loans made by the Administrative Agent or such Lender is reduced to a level below that which the Administrative Agent, such Lender or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Administrative Agent to the Borrowers, the Borrowers shall immediately pay directly to the Administrative Agent, for its own account or for the account of such Lender (as the case may be), additional amounts sufficient to compensate the Administrative Agent, such Lender or such controlling person for such reduction in rate of return. A statement of the Administrative Agent as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrowers. In determining such amount, the Administrative Agent may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable; or

(b) except as otherwise set forth in Exhibit 3 attached hereto with respect to increased costs incurred in connection with LIBOR Rate Loans, if any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or the LC Issuer;

(ii) impose on any Lender or the LC Issuer any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Lender to any Taxes (other than franchise taxes, branch profits taxes and taxes imposed on or measured by such Lender’s net income or receipts and any Taxes to which

Section 12.19 applies, including U.S. federal withholding Taxes imposed under FATCA) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the LC Issuer of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the LC Issuer (whether of principal, interest or otherwise), then the Borrowers shall, within fifteen (15) days of written demand therefor, pay to such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer, as the case may be, for such additional costs incurred or reduction suffered; provided that such Lender or the LC Issuer shall have made written demand on the Borrowers therefor (with a concurrent copy sent to the Administrative Agent) within nine (9) months of the date on which such Lender or the LC Issuer shall have suffered or incurred the increased costs or reduction in the rate of return or amounts received, accompanied by reasonably satisfactory evidence thereof.

For purposes of this Section 12.8, any request, rule, regulation, guideline, interpretation or directive (whether or not having the force of law) hereafter enacted, adopted, issued, promulgated or implemented under or in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall also constitute a change in law.

12.9 Other Agents, Arrangers, Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent”, “documentation agent”, “co-agent”, “book manager”, “book running manager”, “lead manager”, “arranger”, “lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

12.10 Modification and Waiver. Subject to Section 10.3 of this Agreement, neither this Agreement nor any term, condition, covenant or agreement hereof may be changed, waived, discharged or terminated orally, but that may be accomplished only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

12.11 Transferability.

(a) No Borrower shall assign any of its rights, interests or Obligations under this Agreement or any other Loan Document.

(b) No Lender shall assign its interests under this Agreement or any other Loan Document to any Person, without the prior written consent of both the Administrative Agent and the Borrowers; provided that (i) the Borrowers’ consent shall not be required for assignments from one Lender to another Lender or to its affiliates or at any time during which an Event of Default shall have occurred and be continuing; and (ii) the Borrowers shall be deemed to have consented to an assignment unless the Borrowers shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof. Subject to obtaining such consent (as required), any Lender may assign its interest, in the ordinary course of its commercial banking business, at any time under this Agreement and the other Loan Documents, provided that (A) the purchaser of any such interest is an Eligible Assignee; (B) prior written notice of such sale or assignment, which notice must identify the name, address and contact person of the Eligible Assignee, shall have been issued by such transferring Lender to the Administrative Agent and the Borrowers; (C) the Dollar Equivalent of the Percentage of the transferring Lender being assigned equals or exceeds Ten Million and No/100 Dollars ($10,000,000.00); (D) the Administrative Agent shall have received a duly executed Assignment and Acceptance Agreement, in the form attached as Exhibit 8 to this Agreement; and (E) if the proposed assignee of the transferring Lender is not an Affiliate of the transferring Lender or another Lender hereunder, an assignment fee in the amount of Three Thousand Five Hundred and No/100 Dollars ($3,500.00) shall have been paid to the Administrative Agent to reimburse the Administrative Agent for costs and expenses incurred in connection with the assignment.

(c) Subject to the acceptance and recording thereof by the Administrative Agent, from and after the effective date specified in each Assignment and Acceptance Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and shall, to the extent of the interest assigned by such Assignment and Acceptance Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 12.8 and 12.19 of this Agreement and Exhibit 3 attached to this Agreement with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (e) below.

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and their Percentage of, and principal amounts (and related interest amounts) of the Loans, participations under Letters of Credit and other amounts due hereunder, or owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding any notice to the contrary. The Register shall be available for inspection by any Lender (with respect to any entry relating to such Lender’s Loans or Commitments) or the Borrowers at any reasonable time and from time to time upon reasonable prior notice.

(e) Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Percentage of the Loans (including such Lender’s participations in the Letters of Credit and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents. In the event any Lender shall sell any such participation pursuant to this Section 12.11(e), such Lender shall maintain a register of such participation interests reflecting the beneficial owner of each such participation interest, provided that such Lender shall only be required to disclose the information contained in such register to the Administrative Agent and the Borrowers when necessary to establish that the Loan reflected thereby is in “registered form”, as such term is defined for purposes of the Code.

(f) A Participant shall not be entitled to receive any greater payment hereunder than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed).

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Record Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

12.12 Governing Law; Binding Effect. This Agreement and all disputes arising therefrom shall be governed by the laws of the Commonwealth of Virginia (without regard to conflict of laws principles) and shall be binding upon each Borrower and inure to the benefit of the parties hereto and their respective successors and assigns.

12.13 [Reserved].

12.14 Joint and Several Liability. Each Borrower shall be jointly and severally liable for the payment and performance of all obligations and liabilities hereunder.

12.15 Materiality. Unless the context clearly indicates to the contrary, determinations regarding the materiality of any act, event, condition or circumstance shall be in the reasonable judgment of the Administrative Agent.

12.16 Reliance on the Administrative Agent. Each Borrower shall be entitled to assume that any and all consents, approvals or notices issued or granted by the Administrative Agent pursuant to the terms and provisions of this Agreement were, to the extent necessary, authorized by the Required Lenders or all of the Lenders, as applicable.

12.17 The Patriot Act. The Administrative Agent and the Lenders hereby notify the Borrowers that pursuant to the requirements of the Patriot Act, they are required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow the Administrative Agent and the Lenders to identify the Loan Parties in accordance with the Patriot Act.

12.18 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same document. Each party hereto hereby agrees to be bound by its facsimile or PDF signature.

12.19 Taxes. All payments by the Borrowers of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes, branch profits taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Administrative Agent’s and/or any Lender’s net income or receipts (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment to be made by the Borrowers hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrowers will:

(a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b) promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and

(c) pay to the Administrative Agent, for its own account or for the account of such Lender (as the case may be), such additional amount or amounts as is necessary to ensure that the net amount actually received by the Administrative Agent, for its own account or for the account of such Lender (as the case may be), will equal the full amount the Administrative Agent or such Lender (as applicable) would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Administrative Agent or any Lender with respect to any payment received by the Administrative Agent or any Lender hereunder, the Administrative Agent or such Lender may pay such Taxes and the Borrowers will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Administrative Agent or such Lender (as the case may be) after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Administrative Agent or such Lender (as the case may be) would have received had not such Taxes been asserted.

If the Borrowers fail to pay any Taxes when due to the appropriate taxing authority or fail to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrowers shall indemnify the Administrative Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

This Section 12.19 shall not apply to, and the Borrowers shall not be required to make any additional payment with respect to, U.S. federal withholding Taxes imposed under FATCA.

Promptly upon receipt of written request, each Lender shall deliver to the Borrowers and the Administrative Agent any information, document, or certificate, properly completed and in a manner prescribed by law or reasonably satisfactory to the Borrowers or the Administrative Agent, as the case may be, in order to permit the Borrowers or the Administrative Agent to make a payment under this Agreement or the Loan Documents without any withholding on account of any Tax that might otherwise be required to be withheld under Applicable Law (but only to the extent that exemption from withholding is permitted under Applicable Law), and each Lender shall strictly comply with any disclosure or information reporting requirements (including entering into an agreement with the Internal Revenue Service) that are required to secure an exemption from any United States withholding taxes relating to the Facilities.

12.20 Indemnity.

(a) Each Borrower releases and shall indemnify, defend and hold harmless the Administrative Agent and each Lender, and its directors, officers, employees and agents, of and from any claims, demands, liabilities, obligations, judgments, injuries, losses, damages and costs and expenses (including, without limitation, reasonable legal fees) (collectively, “Losses”) resulting from (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its directors, officers, employees and agents only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the LC Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any environmental liability related in any way to any Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any indemnified party is a party thereto; provided that such indemnity shall not, as to any indemnified party, be available to the extent that such Losses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such indemnified party or (y) result from a claim brought by any Borrower or any other Loan Party against an indemnified party for breach in bad faith of such indemnified party’s obligations hereunder or under any other Loan Document, if such Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(b) Promptly after receipt by an indemnified party under subsection (a) above of notice of the commencement of any action by a third party, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof. The failure to so notify the indemnifying party shall relieve the indemnifying party from any liability which it may have to any indemnified party under such subsection only if the indemnifying party is unable to defend such actions as a result of such failure to so notify. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation.

12.21 Time. Whenever the Borrowers shall be required to make any payment, or perform any act, on a day which is not a Business Day, such payment may be made, or such act may be performed, on the next succeeding Business Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

12.22 Publicity. The Borrowers, the Lenders and the Administrative Agent hereby agree that the Borrowers, the Administrative Agent, the Lenders or any of their affiliates may place “tombstone” advertisements (which may include any of the Borrower’s, the Lender’s or the Administrative Agent’s trade names or corporate logos and a brief description of the transaction) in publications or other media of their choice (including without limitation “e-tombstones” published or otherwise circulated in electronic form and related hyperlinks to the Borrower’s website) at its own expense. In addition, information that is publicly available about the transaction may be publicized by way of disclosure to market data collectors and similar service providers to the financing community. Any other publicity of the transaction by the Lenders or the Administrative Agent shall require the prior written consent of the Borrowers, such consent not to be unreasonably withheld, delayed or conditioned.

12.23 Electronic Execution of Loan Documents. The words “execution”, “signed”, “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including, without limitation, the Electronic Signatures in Global and National Commerce Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

12.24 Internet Transmittal of Information.

(a) General.

(i) Each Borrower shall be solely responsible for establishing and maintaining at its expense proper computer, internet and other requirements necessary to electronically transmit to the Administrative Agent and the Lenders any Required Information. All computer, internet and other requirements must conform to standards as may be reasonably established from time to time by the Administrative Agent. The Administrative Agent shall not be responsible for any failure, interruption or delay in the performance of the internet; and any such failure, interruption or delay does not excuse the Borrowers from otherwise providing timely Required Information to the Administrative Agent or any Lender hereunder.

(ii) By agreeing to transmit electronically Required Information via the internet in an unsecured and unencrypted form, each Borrower assumes that the electronic transmission of the Required

Information could be obtained or accessed by unauthorized third parties. Neither the Administrative Agent nor any Lender assumes liability for the unauthorized or inadvertent access, use or disclosure of Required Information should such disclosure occur by error in transmission by any Borrower or reply thereto by the Administrative Agent or any Lender or otherwise.

(iii) Each Borrower acknowledges that all Required Information reported to the Administrative Agent and the Lenders via the internet is for business/commercial purposes and not for personal family or household purposes.

(b) Security.

(i) Each Borrower acknowledges, consents, and agrees that the Administrative Agent and the Lenders do not and will not maintain security procedures to insure that the Required Information at the time of transmission to the Administrative Agent or the Lenders shall be secure, or otherwise secure from unauthorized access or misappropriation and use of such Required Information by unauthorized third parties via the internet, it being expressly understood and agreed by each Borrower that by execution hereof, it expressly assumes such risk and will hold harmless and indemnify the Administrative Agent and the Lenders from any claim or expense associated therewith, including any such claim or expense arising as a result of the Administrative Agent’s or any Lender’s internet responsive reply to such Required Information misappropriated and used by unauthorized parties, except to the extent that such claim or expense is the result of the gross negligence, bad faith or willful misconduct of the Administrative Agent or such Lender, as finally determined by a court of competent jurisdiction.

(ii) Each Borrower agrees that the Administrative Agent or any Lender may send to the Borrowers electronically via the internet communications concerning or required by this Agreement and the other Loan Documents. The Borrowers’ internet address for this purpose shall be as set forth in Section 12.3 of this Agreement. Each Borrower further agrees that neither the Administrative Agent nor any Lender will be liable in any way in the event that properly addressed information is intercepted, appropriated or utilized by unauthorized Persons either in transmission or at each Borrower’s place of business.

(iii) Any of the Administrative Agent, any Borrower or any Lender shall be authorized to change its internet address for purposes of this Agreement, provided such change shall be communicated in writing and acknowledged in writing by the other party hereto as an amendment to this Agreement.

(c) Electronic Record/Reporting to the Administrative Agent and the Lenders. The Borrowers may provide to the Administrative Agent and the Lenders Required Information by means of the internet. The Administrative Agent and the Lenders reserve the right to refuse such Required Information or amend such information per the terms and conditions described herein or require in hard copy all or any part of any Required Information electronically provided, but any such refusal shall not affect the status of any refused information as having been received by the Administrative Agent or any Lender. With each submission of information to the Administrative Agent or any Lender by the internet, each Borrower certifies that such information provided is true, correct and complete as represented. An electronic record of the Required Information shall be maintained in the form submitted by each Borrower and shall be admissible in any court of law or other proceeding, legal or administrative, as evidence thereof without further need or requirement for authentication, together with any amendment of such Required Information performed by the Administrative Agent or such Lender pursuant to the terms and conditions hereof.

(d) Electronic Signature. Required Information provided to the Administrative Agent and the Lenders by means of the internet will require an electronic signature in a format reasonably acceptable to the Administrative Agent. Notwithstanding the foregoing, any Required Information submitted electronically to the Administrative Agent or the Lenders shall not be denied legal effect or enforceability because it is in electronic form or does not contain an electronic signature.

(e) Internet Availability and Confidentiality.

(i) The Administrative Agent, each Lender and each Borrower shall endeavor to maintain its internet system available to each other. Should the system be unavailable from time to time, neither the Administrative Agent or any Lender nor any Borrower will have any responsibility to the other for such downtime; and the Administrative Agent, each Lender and each Borrower will report each to the other any apparent malfunction of the system immediately to the other; provided, however, system unavailability does not excuse any Borrower from timely reporting the Required Information to the Administrative Agent or the Lenders as required by the Loan Documents.

(ii) The internet is an unencrypted, unsecure link between the Administrative Agent, the Lenders and the Borrowers. All information exchanged by means of the internet is unsecure and will not be encrypted. The Administrative Agent and each Lender agrees that they will take all reasonable steps to maintain the confidentiality of the Required Information received from any Borrower; however, neither the Administrative Agent nor such Lender assumes responsibility for inadvertent disclosure or unauthorized or fraudulent use or access by third parties at the time of and following transmission to the Administrative Agent or such Lender.

(f) Electronic Reporting. The Borrowers, the Administrative Agent and the Lenders agree that the electronic reporting of certain information authorized herein shall constitute an agreement under the Uniform Electronic Transfer Act (the “Electronic Transfer Act”), in effect in the Commonwealth of Virginia; and any dispute or controversy relating to such reporting shall be interpreted in accordance with the provisions of the Electronic Transfer Act. With respect to such reporting, the Borrowers acknowledge that neither the Administrative Agent nor any Lender shall be responsible for (i) any failure, interruption or delay in the performance of the internet; (ii) any unauthorized, inadvertent or fraudulent access, use or disclosure to third parties of such information should it occur by error of transmission of the Borrowers or reply thereto by the Administrative Agent or any Lender or otherwise; or (iii) the Administrative Agent’s or any Lender’s failure to maintain security measures at the time of transmission or reply thereto to prevent unauthorized access, misappropriation and use of such information by third parties, except to the extent such failure arises out of the Administrative Agent’s or any Lender’s gross negligence, bad faith or willful misconduct, as finally determined by a court of competent jurisdiction. The Borrowers expressly assume the risk of unauthorized access, use or misappropriation by third parties of such information transmitted to the Administrative Agent and the Lenders via the internet and will hold harmless and indemnify the Administrative Agent and the Lenders from any claim or expense, including, without limitation, reasonable and documented attorneys’ fees, associated therewith, except to the extent such claim or expense is the result of the gross negligence, bad faith or willful misconduct of the Administrative Agent or such Lender, as finally determined by a court of competent jurisdiction

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been signed, sealed and delivered as of the date and year first above written.

BORROWERS:

ICF INTERNATIONAL, INC.

By:	/s/ Sudhakar Kesavan
Name: Sudhakar Kesavan Title: Chief Executive Officer

ICF CONSULTING GROUP, INC.

By:	/s/ Sudhakar Kesavan
Name: Sudhakar Kesavan Title: Chief Executive Officer

ADVANCED PERFORMANCE CONSULTING GROUP, INC.

By:	/s/ Ellen Glover
Name: Ellen Glover Title: President

CALIBER ASSOCIATES, INC.

By:	/s/ Gerald Croan
Name: Gerald Croan Title: President and CEO

ICF ASSOCIATES, L.L.C.

By:	/s/ John Wasson
Name: John Wasson Title: President

ICF CONSULTING GROUP, INC.

By:	/s/ Sudhakar Kesavan
Name: Sudhakar Kesavan Title: Chief Executive Officer

Signature Page to Third Amended and Restated Business Loan and Security Agreement

ICF CONSULTING SERVICES, L.L.C.

By:	/s/ John Wasson
Name: John Wasson Title: President

ICF EMERGENCY MANAGEMENT SERVICES, LLC

By:	/s/ John Wasson
Name: John Wasson Title: President

ICF INCORPORATED, L.L.C.

By:	/s/ John Wasson
Name: John Wasson Title: President

ICF JACOB & SUNDSTROM, INC.

By:	/s/ John Wasson
Name: John Wasson Title: President

ICF JONES & STOKES, INC.

By:	/s/ Sergio Ostria
Name: Sergio Ostria Title: President

ICF MACRO, INC.

By:	/s/ Ellen Glover
Name: Ellen Glover Title: President

ICF RESOURCES, L.L.C.

By:	/s/ Sergio Ostria
Name: Sergio Ostria Title: President

Signature Page to Third Amended and Restated Business Loan and Security Agreement

ICF SERVICES COMPANY, L.L.C.

By:	/s/ Frank Abramcheck
Name: Frank Abramcheck Title: President

ICF SH&E, INC.

By:	/s/ Sergio Ostria
Name: Sergio Ostria Title: President

ICF Z-TECH, INC.

By:	/s/ John Wasson
Name: John Wasson Title: President

IRONWORKS CONSULTING, L.L.C.

By:	/s/ John Wasson
Name: John Wasson Title: President

SYSTEMS APPLICATIONS INTERNATIONAL, L.L.C.

By:	/s/ Sergio Ostria
Name: Sergio Ostria Title: President

ICF CONSULTING CANADA, INC.

By:	/s/ Terrance McGovern
Name: Terrance McGovern Title: Treasurer

ICF CONSULTING LIMITED

By:	/s/ Mark Allington
Name: Mark Allington Title: Secretary

Signature Page to Third Amended and Restated Business Loan and Security Agreement

ICF SH&E LIMITED

By:	/s/ Mark Allington
Name: Mark Allington Title: Secretary

ICF CONSULTING PTY LTD

By:	/s/ John Wasson
Name: John Wasson Title: Director

ICF CONSULTORIA DO BRASIL LTDA.

By:	/s/ Augusto Mello
Name: Augusto Mello Title: Managing Director

ICF/EKO LIMITED LIABILITY COMPANY

By:	/s/ Sankovski Alexei Georgievich
Name: Sankovski Alexei Georgievich Title: General Manager

ADMINISTRATIVE AGENT AND LENDERS:

CITIZENS BANK OF PENNSYLVANIA, a Pennsylvania state chartered bank, as Administrative Agent, Swing Line Lender and Lender, on behalf of itself and the other Lender parties to this Agreement pursuant to an Authorization

By:	/s/ Tracy Van Riper
Name:	Tracy Van Riper
Title:	Senior Vice President

Signature Page to Third Amended and Restated Business Loan and Security Agreement